Exhibit 2.3

Execution Version

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Among

The Cheesecake Factory Restaurants, Inc.,

Fox Restaurant Concepts LLC,

Sellers (as defined herein),

SWF Posse LLC, in its capacity as Sellers’ Representative (as defined herein),

and

Solely for Limited Purposes Set Forth Herein,

The Cheesecake Factory Incorporated

Dated as of July 30, 2019

i

ii

Exhibits

Exhibit A           Sellers and Membership Interests

Exhibit B           Form of Restrictive Covenant Agreement

Exhibit C           Contingent Consideration Calculation and Payment Methodology

Exhibit D           Form of Assignment Agreement

Exhibit E           Form of Drag-Along Notice

Exhibit F            Form of Minority Subsidiary Investor Assignment

Exhibit G           Governance Matters

Exhibit H           From of Invention Assignment Agreement

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of July 30, 2019, is by and among (i) the Persons identified as Group A Sellers on the signature pages hereto (each, a “Group A Seller”, and collectively, “Group A Sellers”), (ii) the Persons identified as Group B Sellers on the signature pages hereto (each, a “Group B Seller”, and collectively, “Group B Sellers”, and together with Group A Sellers, each, a “Seller”, and collectively, “Sellers”), (iii) Fox Restaurant Concepts LLC, an Arizona limited liability company (the “Company”), (iv) The Cheesecake Factory Restaurants, Inc., a California corporation (“Purchaser”), (v) SWF Posse LLC, an Arizona limited liability company, as the appointed representative of Sellers (“Sellers’ Representative”), and (vi) solely for the limited purposes set forth herein, The Cheesecake Factory Incorporated, a Delaware corporation (“Guarantor”).  Purchaser, the Company, Sellers, Sellers’ Representative and Guarantor shall each be referred to herein as a “Party” and collectively, the “Parties.”

RECITALS

A.          Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the issued and outstanding Membership Interests, as set forth on Exhibit A.

B.          The Parties acknowledge and agree that amounts payable hereunder to Group A Sellers and Group B Sellers in exchange for their respective Membership Interests reflect the fair market value of such Membership Interests in light of their varying rights and obligations set forth herein.

C.          The Parties each desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and to prescribe various conditions thereto.

Accordingly, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Membership Interests; Closing

Section 1.01       Purchase and Sale of the Membership Interests.  On the terms and subject to the conditions hereof, at the Closing, each Seller shall sell, convey, transfer and assign to Purchaser, free and clear of any Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations), and Purchaser shall purchase and acquire at the Closing from each Seller, all right, title and interest in and to the Membership Interests set forth opposite such Seller’s name on Exhibit A for an aggregate purchase price (the “Purchase Price”) payable to Sellers (collectively) equal to the sum of (a) the Closing Cash Consideration, plus (b) in the case of Group A Sellers, the Contingent Consideration (if any) payable pursuant to Section 1.06,  plus (c) in the case of Group A Sellers, the Brand Sale Consideration (if any) payable pursuant to Section 1.07.  The Closing Cash Consideration shall be payable as set forth below in Section 1.03(c) and, in the case of the portion thereof payable to Group A Sellers, shall be subject to adjustment as provided in Section 1.05.  The purchase and sale of the Membership Interests is referred to herein as the “Acquisition”.  The Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements are referred to herein as the “Transactions.”

Section 1.02       Closing Date.  Subject to the satisfaction of the conditions set forth in Article VI (or the waiver thereof by the party entitled to waive that condition), the closing of the Transactions (the “Closing”) shall be deemed to take place at the offices of Latham & Watkins LLP at 355 South Grand Avenue, Suite 100, Los Angeles, California 90071-1560 at 12:01 a.m. local time on October 2, 2019 (or, if such conditions are not satisfied on such date, November 6, 2019) (the “Closing Date”) (and adjusted across time zones such that the Closing shall be deemed to have been effective as of 12:01 a.m. in each time zone), unless another time and/or date are agreed to in writing by the Parties.  If the Closing occurs on the same date as the closing date under the North Italia Option Exercise Agreement, then the Closing shall be deemed to occur immediately after the closing under the North Italia Option Exercise Agreement.

Section 1.03       Transactions To Be Effected at the Closing.

(a)         At the Closing, all of the existing and outstanding Funded Indebtedness shall be repaid in full in accordance with Section 1.03(c)(i).

(b)         Subject to the terms and conditions of this Agreement, at the Closing, Sellers and the Company shall deliver or cause to be delivered to Purchaser all of the documents required to be delivered by them pursuant to Article VI.

(c)         At the Closing, Purchaser shall make the following payments to the following recipients:

(i)          on behalf of the Company, payment of the amount of the Funded Indebtedness by wire transfer of immediately available funds to an account or accounts of the applicable payees thereof designated in the Payoff Letters;

(ii)         on behalf of Sellers or the Company, as applicable, payment of the Seller Transaction Expenses required to be paid at or around Closing by wire transfer of immediately available funds to an account or accounts of the applicable payees thereof, as designated in the Closing Consideration Certificate (it being understood that Sellers’ Representative may elect for a portion of the Seller Transaction Expenses to be deposited in an account under its control for further disbursement by Sellers’ Representative);

(iii)       payment of the Group B Sellers Closing Payment by wire transfer of immediately available funds for deposit into the account designated by Sellers’ Representative (subject to Section 1.03(d), to be distributed to Group B Sellers in accordance with their Group B Pro Rata Shares);

(iv)        payment of the Group A Sellers Closing Payment by wire transfer or immediately available funds for deposit into the account designated by Sellers’ Representative (subject to Section 1.03(d), to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares); and

(v)         payment of the Minority Reorganization Payment by wire transfer of immediately available funds for deposit into the accounts designated by the Company for the account of the Minority Subsidiary Investors.

(d)         Notwithstanding anything to the contrary contained herein (including any requirement that any amount shall be paid in accordance with the Pro Rata Shares of Sellers), Sellers’ Representative may adjust any payment to be distributed to Sellers at Closing in accordance with this Agreement to allocate (i) the Group A Sellers Closing Payment and the Group B Sellers Closing Payment among Sellers in a manner that compensates Sellers that did not receive any distributions made by the Company on a non-pro rata basis prior to the Closing Date under the Organizational Documents of the Company, including Sections 4.1(b)(i) and 4.1(b)(ii) of the Company Operating Agreement, for the distribution such Sellers would have received had they been made on a pro rata basis under the Company Operating Agreement, (ii) responsibility for any of the Seller Transaction Expenses, and (iii) the economic impact of the Closing Bonuses and the Closing Bonus Taxes, in any manner Sellers’ Representative may determine in its sole discretion (it being understood by Sellers that any such expenses may be allocated among Sellers in a disproportionate manner).  Any allocation of the Group A Sellers Closing Payment, the Group B Sellers Closing Payment, the Seller Transaction Expenses, the Closing Bonuses and the Closing Bonus Taxes, in accordance with this Section 1.03(d) shall be reflected in the Closing Consideration Certificate delivered pursuant to Section 1.05.

(e)         Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall deliver or cause to be delivered to Sellers’ Representative all of the documents required to be delivered by Purchaser pursuant to Section 6.03.

(f)         Each Seller hereby agrees to the allocation of the Closing Cash Consideration, the Adjustment Amount (if any), the Deferred Payment Holdback Amount, the Contingent Consideration (if any) and the Brand Sale Consideration (if any) contemplated in this Agreement (including in the Closing Consideration Certificate), and each Seller forever waives and relinquishes any and all rights to have the Closing Cash Consideration, the Adjustment Amount (if any), the Deferred Payment Holdback Amount, the Contingent Consideration (if any), and the Brand Sale Consideration (if any) allocated or calculated in any other manner, whether pursuant to any provision of the Company Operating Agreement or any other Contract with, or for the benefit of, such Seller.  Purchaser and the Company shall be entitled to rely solely on Exhibit A and the Closing Consideration Certificate with respect to the amounts allocated and payable to Sellers or the other payees set forth thereon.  Neither Purchaser nor the Company shall be liable for any damages to any Person, including any Seller, for any inaccuracy, error or omission in Exhibit A or the Closing Consideration Certificate, or any action taken in reliance thereon.

Section 1.04       Deferred Payment Holdback Amount.  Subject to Section 1.06(e), on each of the first, second, third and fourth year anniversaries of the Closing Date, Purchaser shall pay 25% of the Deferred Payment Holdback Amount, minus the amount of any Seller Transaction Expenses payable in connection therewith, to Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares) by wire transfer of immediately available funds for deposit into the account designated by Sellers’ Representative.  For a period of three years after the Closing, the Indemnity Holdback Amount may be used by Purchaser to offset against Sellers’ indemnification obligations under Article VIII and Article IX, and the other portion of the Deferred Payment Holdback Amount may be used by Purchaser to offset against Sellers’ payment obligations under Section 1.05(g).  On the third anniversary of the Closing Date, the Indemnity Holdback Amount less any outstanding and unresolved Claim Amounts, shall no longer be available to Purchaser to support Group A Sellers’ indemnification obligations under Article VIII and Article IX, and shall be treated and released in the same manner as the rest of the Deferred Payment Holdback Amount (it being understand that if such Deferred Payment Holdback Amount has been paid to Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares) in accordance with Section 1.06(e), such portion of the Indemnity Holdback Amount shall be released to Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares) within five Business Days of such third anniversary).  The portion of the Indemnity Holdback Amount equal to such Claim Amount shall be withheld by Purchaser and disbursed in accordance with Section 9.05(e).

Section 1.05       Closing Cash Consideration; Purchase Price Adjustment.

(a)         Not less than five Business Days prior to the Closing Date, Sellers’ Representative shall deliver or cause to be delivered to Purchaser a certificate duly executed by the Chief Executive Officer of the Company (the “Closing Consideration Certificate”), containing the following information (which shall be set forth on an accompanying spreadsheet):

(i)          an estimate, prepared in good faith by the Company (and reasonably satisfactory to Purchaser) of (A) the Closing Cash Consideration, (B) the aggregate amount of all Indebtedness of the Company and its Subsidiaries as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Estimated Indebtedness”), (C) the aggregate amount of all Seller Transaction Expenses that will have not been paid by the Company or its Subsidiaries as of 11:59 p.m. on the day immediately preceding the Closing Date (including, for the avoidance of doubt, any Seller Transaction Expenses payable on or after the Closing Date) (the “Estimated Seller Transaction Expenses”), in each case, together with reasonable supporting calculations for each component thereof and supporting documentation therefor.  For purposes hereof, the “Closing Cash Consideration” means an amount equal to (1) $220,000,000, minus (2) the Estimated Indebtedness, minus (3) the Estimated Seller Transaction Expenses, minus (4) the Minority Reorganization Payment, plus (5) $3,000,000 (representing the amount of loans extended by Guarantor or its Subsidiaries to the Company or its Subsidiaries prior to the date hereof that will, at the election of Purchaser, be forgiven or remain outstanding after the Closing), plus (6) the amount outstanding under the Company Line of Credit, to the extent such amounts do not exceed the amount of cash in the bank accounts of the Company and its Subsidiaries as demonstrated with reasonable supporting information provided to Purchaser, in each case, as of 11:59 p.m. on the day immediately preceding the Closing Date, minus (7) the aggregate amount of Closing Bonuses and Closing Bonus Taxes;

(ii)         the Group B Sellers Closing Payment (and the portion thereof payable to each Group B Seller) and the Group A Sellers Closing Payment (and the portion thereof payable to each Group A Seller); and

(iii)       with respect to each Seller:  (A) the gross amount of the Purchase Price that such Seller is entitled to receive at the Closing in exchange for the Membership Interests held by such Seller as reflected in Section 1.05(a)(ii) above; and (B) if applicable, the total amount of Taxes to be withheld from the consideration that such Seller is entitled to receive.

(b)         Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Sellers’ Representative a statement (the “Statement”) setting forth: (i) the aggregate amount of all Indebtedness of the Company and its Subsidiaries as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Indebtedness”), and (ii) the aggregate amount of all Seller Transaction Expenses that were not paid by the Company or its Subsidiaries as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Seller Transaction Expenses”), in each case, together with reasonable supporting calculations for each component thereof and supporting documentation therefor.

(c)         During the 30-day period following Sellers’ Representative’s receipt of the Statement, Sellers’ Representative and its auditors and Representatives shall be permitted to review the working papers of the Company, Purchaser and their respective accountants relating to the Statement, together with all other reasonably requested materials relating to the Statement, including any materials prepared by Purchaser and/or its accountants; provided, that Sellers’ Representative and its auditors and Representatives shall have executed all release letters (if any) reasonably requested by Purchaser’s and the Company’s accountants in connection therewith.  The Statement and the calculations of the Closing Indebtedness and the Closing Seller Transaction Expenses (collectively, the “Closing Calculations”) shall become final and binding upon the Parties on the 30th day following delivery thereof, unless Sellers’ Representative delivers written notice of its disagreement with the Statement and the Closing Calculations (a “Notice of Disagreement”) to Purchaser before such date.  Any Notice of Disagreement shall (i) specify in reasonable detail the specific amount(s) disputed, Sellers’ Representative’s rationale for such dispute(s) and its proposed calculation for such disputed amount(s), and shall be accompanied by reasonably supporting documentation therefor, and (ii) only include disagreements (x) based on mathematical errors, or (y) based on the Closing Calculations not being calculated in accordance with this Agreement, including any definitions in this Agreement used in such Closing Calculations.  If a Notice of Disagreement is delivered to Purchaser in a timely manner, then the Statement and the Closing Calculations (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the date Sellers’ Representative and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement (and the Statement and the Closing Calculations shall be final and binding to the extent any such matters are so resolved) or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (and the Statement and the Closing Calculations shall be final and binding to the extent any such matters are so resolved).  Any items set forth in the Statement and the Closing Calculations that are not disputed in a Notice of Disagreement timely delivered in accordance with this Section 1.05(c) shall be deemed final and binding upon the Parties as set forth in the Statement.  During the 30-day period following the delivery of a Notice of Disagreement, Sellers’ Representative and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement; provided, that, the Parties agree that each of the Closing Calculations shall not be outside the range established by the amounts, or the relative positions taken, by Purchaser, on the one hand, as set forth in the Statement with respect to such items, and by Sellers’ Representative, on the other hand, as set forth in the Notice of Disagreement with respect to such items.  During such period Purchaser and its auditors and Representatives shall have access to the working papers of Sellers’ Representative and Sellers’ Representative’s accountants prepared in connection with the Notice of Disagreement, together with all other reasonably requested materials relating to the Notice of Disagreement; provided, that Purchaser and its auditors and Representatives shall have executed all release letters (if any) reasonably requested by Sellers’ Representative’s accountants in connection therewith.  Neither Purchaser nor Sellers’ Representative may change its calculations from the amounts proposed in the Statement (with respect to Purchaser) and the Notice of Disagreement (with respect to Sellers’ Representative) without the other Party’s consent.

(d)         At the end of such 30-day period, to the extent Sellers’ Representative and Purchaser are unable to resolve any dispute set forth in the Notice of Disagreement, Sellers’ Representative and Purchaser shall jointly submit any such remaining disputes (the “Disputed Items”) to the Accounting Firm. Purchaser and Sellers’ Representative shall instruct the Accounting Firm to resolve, in accordance with this Agreement, only the Disputed Items.  Within 30 days after retaining the Accounting Firm, each of Sellers’ Representative and Purchaser shall deliver to the other Party and the Accounting Firm a report setting forth such party’s determination and calculation of the Disputed Items;  provided, that the Accounting Firm shall engage in no other ex parte communication with Sellers’ Representative or Purchaser (or any of their respective Representatives) without the consent of both Sellers’ Representative and Purchaser.  No Party will disclose to the Accounting Firm, and the Accounting Firm will not consider for any purpose, any settlement discussions or settlement offer made by any Party, unless otherwise agreed to by Sellers’ Representative and Purchaser.  Sellers’ Representative and Purchaser shall jointly request that the Accounting Firm render a decision resolving the matters submitted to the Accounting Firm as soon as practicable, but in no event later than 30 days after such submission.  To the extent Sellers’ Representative and Purchaser are unable to mutually agree on any procedure by which the Accounting Firm considers and resolves the Disputed Items within 10 Business Days of the engagement of the Accounting Firm, the Accounting Firm will determine the appropriate procedures.  Any determination made by the Accounting Firm shall not be outside the range established by the amounts, or the relative positions taken, by Purchaser, on the one hand, as set forth in the Statement, and by Sellers’ Representative, on the other hand, as set forth in the Notice of Disagreement.  The Accounting Firm shall set forth its determination of all Disputed Items (as well as the Adjustment Amount) in a written report, which report shall include a worksheet setting forth the material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Firm in accordance with Section 1.05(e).  The Parties acknowledge and agree that, if any such dispute is submitted to the Accounting Firm pursuant to this Section 1.05,  Closing Indebtedness and Closing Seller Transaction Expenses, as determined by the

Accounting Firm, shall constitute Closing Indebtedness and Closing Seller Transaction Expenses, and be final, binding, and conclusive on the Parties for purposes of this Agreement.

(e)         If requested by the Accounting Firm, Purchaser and Sellers’ Representative agree to execute a reasonable engagement letter.  The cost of any review by the Accounting Firm (including the fees and expenses, including any retainer, of the Accounting Firm and reasonable attorney fees and expenses of the Parties) pursuant to this Section 1.05 shall be borne by Purchaser and Sellers’ Representative in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time its determination is rendered on the merits of the matters submitted.  However, initially, any retainer charged by the Accounting Firm shall be paid 50% by Purchaser and 50% by Sellers’ Representative, with such amount to be reimbursed by the Party responsible for paying the cost of the review in accordance with the immediately preceding sentence.  All other fees and expenses incurred by Purchaser or Sellers’ Representative in connection with the preparation, review or certification of the Statement or the Notice of Disagreement shall be borne by the Party incurring such fees and expenses.  A court of competent jurisdiction shall be permitted to enforce the determination of an Accounting Firm, as the case may be, pursuant to this Section 1.05.

(f)         Adjustments.

(i)          If Closing Indebtedness as finally determined pursuant to this Section 1.05 is less than Estimated Indebtedness, Purchaser shall pay to Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares) such shortfall in accordance with Section 1.05(g).  If Closing Indebtedness as finally determined pursuant to this Section 1.05 is greater than Estimated Indebtedness, such excess shall be paid to Purchaser in accordance with Section 1.05(g).

(ii)         If Closing Seller Transaction Expenses as finally determined pursuant to this Section 1.05 is less than Estimated Seller Transaction Expenses, Purchaser shall pay to Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares) such shortfall in accordance with Section 1.05(g).  If Closing Seller Transaction Expenses as finally determined pursuant to this Section 1.05 is greater than Estimated Seller Transaction Expenses, such excess shall be paid to Purchaser in accordance with Section 1.05(g).

(g)         Without duplication, the amounts owed pursuant to Section 1.05(f)(i) and Section 1.05(f)(ii) shall be aggregated, and the net amount (if any) payable by Purchaser to Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares), on the one hand, or payable by Group A Sellers to Purchaser, on the other hand, is referred to as the “Adjustment Amount”; it being understood and agreed that (i) if the Adjustment Amount is payable by Purchaser to Group A Sellers, then Purchaser shall, within five Business Days after the Statement becomes final and binding on the Parties in accordance with this Section 1.05, pay by wire transfer of immediately available funds the Adjustment Amount to Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares), and (ii) if the Adjustment Amount is payable to Purchaser, Purchaser shall receive the Adjustment Amount through setting off the Adjustment Amount against the portion of the Deferred Payment Holdback Amount that is not the Indemnity Holdback Amount (and withholding and retaining such amount for its own account).  The Closing Cash Consideration, as increased or decreased by the Adjustment Amount, is referred to herein as the “Adjusted Closing Cash Consideration.”

Section 1.06       Contingent Consideration.

(a)         Contingent Consideration Statement.  Within 60 days after the end of the Measurement Period, Purchaser shall prepare in good faith and deliver to Sellers’ Representative an unaudited statement of Aggregate TTM Sales and the Aggregate TTM 4-Wall Margin for the Measurement Period (the “Contingent Consideration Statement”).  The Contingent Consideration Statement also shall be accompanied by a calculation of the Contingent Consideration Amount, if any, payable with respect to the Measurement Period.

(b)         Dispute Resolution.

(i)          During the 30-day period following Sellers’ Representative’s receipt of the Contingent Consideration Statement, Sellers’ Representative and its auditors and Representatives shall be permitted to review the working papers of Purchaser and its accountants relating to the Contingent Consideration Statement and the calculation of the Aggregate TTM Sales, Aggregate TTM 4-Wall Margin, together with all other reasonably requested materials relating thereto (the “Contingent Consideration Calculations”); provided, that Sellers’ Representative and its auditors and Representatives shall have executed all release letters (if any) reasonably requested by Purchaser’s and the Company’s accountants in connection therewith.  The Contingent Consideration Statement and the Contingent Consideration Calculations shall become final and binding upon the Parties hereto on the 30th day following delivery thereof, unless Sellers’ Representative delivers written notice of its disagreement with the Contingent Consideration Calculations before such date.  Any such notice of disagreement shall (X) specify in reasonable detail the specific amount(s) disputed, Sellers’ Representative’s rationale for such dispute(s) and its proposed calculation for such disputed amount(s), and shall be accompanied by reasonable supporting documentation therefor, and (Y) only include disagreements (x) based on mathematical errors, or (y) based on the Contingent Consideration Calculations not being calculated in accordance with this Agreement, including any definitions in this Agreement used in such Contingent Consideration Calculations (the “Contingent Consideration Objection Notice”).  If a Contingent Consideration Objection Notice is delivered to Purchaser in a timely manner, then the Contingent Consideration Calculations (as revised in accordance with this sentence) shall become final and binding upon the Parties hereto on the earlier of (A) the date Sellers’ Representative and Purchaser resolve in writing any differences they have with respect to the matters specified in the Contingent Consideration Objection Notice (and the Contingent Consideration Statement and the Contingent Consideration Calculations shall be final and binding to the extent any such matters are so resolved) or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (and the Contingent Consideration Statement and the Contingent Consideration Calculations shall be final and binding to the extent any such matters are so resolved).  Any items set forth in the Contingent Consideration Statement and the Contingent Consideration Calculations that are not disputed in a Contingent Consideration Objection Notice timely delivered in accordance with this Section 1.06(b) shall be deemed final and binding upon the Parties hereto as set forth in the Contingent Consideration Statement and the Contingent Consideration Calculations.  During the 30-day period following the delivery of a Contingent Consideration Objection Notice, Sellers’ Representative and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Contingent Consideration Objection Notice; provided, that the Parties hereto agree that each item of the Contingent Consideration Statement and Contingent Consideration Calculations shall not be outside the range established by the amounts, or the relative positions taken, by Purchaser, on the one hand, as set forth in the Contingent Consideration Statement and Contingent Consideration Calculations with respect to such items, and by Sellers’ Representative, on the other hand, as set forth in the Contingent Consideration Objection Notice with respect to such items.  During such period Purchaser and its auditors and Representatives shall have access to the working papers of Sellers’ Representative and Sellers’ Representative’s accountants prepared in connection with the Contingent Consideration

Objection Notice, together with all other reasonably requested materials relating thereto; provided, that Purchaser and its auditors and Representatives shall have executed all release letters (if any) reasonably requested by Sellers’ Representative’s accountants in connection therewith.  Neither Purchaser nor Sellers’ Representative may change its calculations from the amounts proposed in the Contingent Consideration Statement and Contingent Consideration Calculations (with respect to Purchaser) and the Contingent Consideration Objection Notice (with respect Sellers’ Representative) without the other’s consent.

(ii)         At the end of such 30-day period, to the extent Purchaser and Sellers’ Representative are unable to resolve any dispute set forth in the Contingent Consideration Objection Notice, Purchaser and Sellers’ Representative shall jointly submit any such remaining disputes (the “Disputed Contingent Consideration Items”) to the Accounting Firm.  Purchaser and Sellers’ Representative shall instruct the Accounting Firm to resolve, in accordance with this Agreement, only the Disputed Contingent Consideration Items.  Within 30 days after retaining the Accounting Firm, each of Purchaser and Sellers’ Representative shall deliver to the other and the Accounting Firm a report setting forth such party’s determination and calculation of the Disputed Contingent Consideration Items; provided, that the Accounting Firm shall engage in no other ex parte communication with Purchaser or Sellers’ Representative (or any of their respective Representatives) without the consent of both Purchaser and Sellers’ Representative.  No party will disclose to the Accounting Firm, and the Accounting Firm will not consider for any purpose, any settlement discussions or settlement offer made by any party, unless otherwise agreed to by Purchaser and Sellers’ Representative.  Purchaser and Sellers’ Representative shall jointly request that the Accounting Firm render a decision resolving the matters submitted to the Accounting Firm as soon as practicable thereafter, but in no event later than 30 days after such submission.  To the extent Purchaser and Sellers’ Representative are unable to mutually agree on any procedure by which the Accounting Firm considers and resolves the Disputed Contingent Consideration Items within 10 Business Days of the engagement of the Accounting Firm, the Accounting Firm will determine the appropriate procedures.  Any determination made by the Accounting Firm shall not be outside the range established by the amounts, or the relative positions taken, by Purchaser, on the one hand, as set forth in the Contingent Consideration Statement and Contingent Consideration Calculations, and by Sellers’ Representative, on the other hand, as set forth in the Contingent Consideration Objection Notice.  The Accounting Firm shall set forth its determination of all Disputed Contingent Consideration Items in a written report, which report shall include a worksheet setting forth the material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Firm in accordance with Section 1.06(b)(iii).  The Parties acknowledge and agree that, if any such dispute is submitted to the Accounting Firm pursuant to this Section 1.06(b), the Aggregate TTM Sales, Aggregate TTM 4-Wall Margin and Contingent Consideration Calculations, as determined by the Accounting Firm, shall constitute the Aggregate TTM Sales, Aggregate TTM 4-Wall Margin and Contingent Consideration Calculations and be final, binding, and conclusive on the Parties for purposes of this Agreement.

(iii)       If requested by the Accounting Firm, Purchaser and Sellers’ Representative agree to execute a reasonable engagement letter.  The cost of any review by the Accounting Firm (including the fees and expenses, including any retainer, of the Accounting Firm and reasonable attorney fees and expenses of the Parties) pursuant to this Section 1.06(b) shall be borne by Purchaser and Sellers’ Representative in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time its determination is rendered on the merits of the matters submitted.  However, initially, any retainer charged by the Accounting Firm shall be paid 50% by Purchaser and 50% by Sellers’ Representative, with such amount to be reimbursed by the Party responsible for paying the cost of the review in accordance with the immediately preceding sentence.  All other fees and expenses incurred by Purchaser or Sellers’ Representative in connection with the preparation, review or certification of the Contingent Consideration Statement and Contingent Consideration Calculations or the Contingent Consideration Objection Notice shall be borne by the Party incurring such fees and expenses.

(iv)        A court of competent jurisdiction shall be permitted to enforce the determination of the Accounting Firm, as the case may be, pursuant to this Section 1.06.

(c)         Calculation of Contingent Consideration Amount; Payment of Contingent Consideration Amount.

(i)          Following the Closing, the Contingent Consideration will be paid and calculated in accordance with Exhibit C.

(ii)         For the avoidance of doubt, any payment made pursuant to or in connection with this Section 1.06 shall be deemed to be an adjustment to the Purchase Price to the extent permitted by applicable Law.

(iii)       The Contingent Consideration payable hereunder reflects the difficulty in valuing the Membership Interests, is intended to be part of the total purchase price hereunder to Group A Sellers in exchange for their Membership Interests, is not intended to be compensatory in nature and the payment thereof is not dependent upon the continued employment or services of any Person or individual.

(d)         Purchaser Discretion.

(i)          Sellers understand and acknowledge that (A) except as provided in Exhibit G, Guarantor may operate its business and the business of its Affiliates (including the Company after the Closing) in the manner it deems appropriate in its sole discretion and (B) there are no implied duties under applicable Law or otherwise with respect to this Section 1.06.

(ii)         Notwithstanding the foregoing, from and after Closing, none of Guarantor or Purchaser shall take any actions in bad faith with the specific purpose of avoiding or reducing the amount of Contingent Consideration payable hereunder.

(e)         Termination Option.  In the event of a Guarantor Change of Control, Purchaser shall deliver written notice thereof to Sellers’ Representative no later than 30 days prior to the closing of such Guarantor Change of Control.  Within 15 days after Sellers’ Representative receives such written notice, Sellers’ Representative or Purchaser may irrevocably elect by written notice delivered to the other party to require Purchaser, at the closing of such Guarantor Change of Control, to pay Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares) (i) the remaining amount of the Deferred Payment Holdback Amount (other than the Indemnity Holdback Amount) and (ii) if no Contingent Consideration has been paid pursuant to Section 1.06 prior to the closing of such Guarantor Change of Control, an amount equal to [****], the “Termination Amount”); provided, however, that if either Sellers’ Representative or Purchaser makes such written election, the payment of the Termination Amount shall be conditioned upon the closing of such Guarantor Change of Control.  Upon payment of the Termination Amount, Purchaser shall not have any further obligation to pay the Deferred Payment Holdback Amount (other than the Indemnity Holdback Amount) or Contingent Consideration under this Agreement or otherwise (it being understood that the Indemnity Holdback Amount shall continue to be paid in accordance with Section 1.04).

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Section 1.07       Brand Sale Consideration.

(a)         Brand Sale Consideration Statement.  Within 30 days after the consummation of any Brand Sale pursuant to a definitive purchase agreement entered into by Purchaser or its Affiliates (a “Brand Sale Agreement”) at any time after the Closing and prior to the end of the Measurement Period, Purchaser shall prepare in good faith and deliver to Sellers’ Representative an unaudited statement of Brand Sale Net Proceeds payable at the closing and anytime thereafter under the Brand Sale Agreement (the “Brand Sale Consideration Statement”).  The Brand Sale Consideration Statement also shall be accompanied by a calculation of the Brand Sale Consideration payable with respect to the Brand Sale (the “Brand Sale Consideration Calculations”).

(b)         Dispute Resolution.

(i)          During the 30-day period following Sellers’ Representative’s receipt of the Brand Sale Consideration Statement, Sellers’ Representative and its auditors and Representatives shall be permitted to review the working papers of Purchaser and its accountants relating to the Brand Sale Consideration Statement and the calculation of the relevant Brand Sale Net Proceeds and Brand Sale Consideration, together with all other reasonably requested materials relating thereto; provided, that Sellers’ Representative and its auditors and Representatives shall have executed all release letters (if any) reasonably requested by Purchaser’s and the Company’s accountants in connection therewith.  The Brand Sale Consideration Statement and the Brand Sale Consideration Calculations shall become final and binding upon the Parties hereto on the 30th day following delivery thereof, unless Sellers’ Representative delivers written notice of its disagreement with the Brand Sale Consideration Calculations before such date.  Any such notice of disagreement shall (X) specify in reasonable detail the specific amount(s) disputed, Sellers’ Representative’s rationale for such dispute(s) and its proposed calculation for such disputed amount(s), and shall be accompanied by reasonable supporting documentation therefor, and (Y) only include disagreements (x) based on mathematical errors, or (y) based on the Brand Sale Consideration Calculations not being calculated in accordance with this Agreement, including any definitions in this Agreement used in such Brand Sale Consideration calculations (the “Brand Sale Consideration Objection Notice”).  If a Brand Sale Consideration Objection Notice is delivered to Purchaser in a timely manner, then the Brand Sale Consideration Calculations (as revised in accordance with this sentence) shall become final and binding upon the Parties hereto on the earlier of (A) the date Sellers’ Representative and Purchaser resolve in writing any differences they have with respect to the matters specified in the Brand Sale Consideration Objection Notice (and the Brand Sale Consideration Statement and the Brand Sale Consideration Calculations shall be final and binding to the extent any such matters are so resolved) or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (and the Brand Sale Consideration Statement and the Brand Sale Consideration Calculations shall be final and binding to the extent any such matters are so resolved).  Any items set forth in the Brand Sale Consideration Statement and the Brand Sale Consideration Calculations that are not disputed in a Brand Sale Consideration Objection Notice timely delivered in accordance with this Section 1.07(b) shall be deemed final and binding upon the Parties hereto as set forth in the Brand Sale Consideration Statement and the Brand Sale Consideration Calculations.  During the 30-day period following the delivery of a Brand Sale Consideration Objection Notice, Sellers’ Representative and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Brand Sale Consideration Objection Notice; provided, that the Parties hereto agree that each item of the Brand Sale Consideration Statement and Brand Sale Consideration Calculations shall not be outside the range established by the amounts, or the relative positions taken, by Purchaser, on the one hand, as set forth in the Brand Sale Consideration Statement and Brand Sale Consideration Calculations with respect to such items, and by Sellers’ Representative, on the other hand, as set forth in the Brand Sale Consideration Objection Notice with respect to such items.  During such period Purchaser and its auditors and Representatives shall have access to the working papers of Sellers’ Representative and Sellers’ Representative’s accountants prepared in connection with the Brand Sale Consideration Objection Notice, together with all other reasonably requested materials relating thereto; provided, that Purchaser and its auditors and Representatives shall have executed all release letters (if any) reasonably requested by Sellers’ Representative’s accountants in connection therewith.  Neither Purchaser nor Sellers’ Representative may change its calculations from the amounts proposed in the Brand Sale Consideration Statement and Brand Sale Consideration Calculations (with respect to Purchaser) and the Brand Sale Consideration Objection Notice (with respect Sellers’ Representative) without the other’s consent.

(ii)         At the end of such 30-day period, to the extent Purchaser and Sellers’ Representative are unable to resolve any dispute set forth in the Brand Sale Consideration Objection Notice, Purchaser and Sellers’ Representative shall jointly submit any such remaining disputes (the “Disputed Brand Sale Consideration Items”) to the Accounting Firm.  Purchaser and Sellers’ Representative shall instruct the Accounting Firm to resolve, in accordance with this Agreement, only the Disputed Brand Sale Consideration Items.  Within 30 days after retaining the Accounting Firm, each of Purchaser and Sellers’ Representative shall deliver to the other and the Accounting Firm a report setting forth such party’s determination and calculation of the Disputed Brand Sale Consideration Items; provided, that the Accounting Firm shall engage in no other ex parte communication with Purchaser or Sellers’ Representative (or any of their respective Representatives) without the consent of both Purchaser and Sellers’ Representative.  No party will disclose to the Accounting Firm, and the Accounting Firm will not consider for any purpose, any settlement discussions or settlement offer made by any party, unless otherwise agreed to by Purchaser and Sellers’ Representative.  Purchaser and Sellers’ Representative shall jointly request that the Accounting Firm render a decision resolving the matters submitted to the Accounting Firm as soon as practicable thereafter, but in no event later than 30 days after such submission.  To the extent Purchaser and Sellers’ Representative are unable to mutually agree on any procedure by which the Accounting Firm considers and resolves the Disputed Brand Sale Consideration Items within 10 Business Days of the engagement of the Accounting Firm, the Accounting Firm will determine the appropriate procedures.  Any determination made by the Accounting Firm shall not be outside the range established by the amounts, or the relative positions taken, by Purchaser, on the one hand, as set forth in the Brand Sale Consideration Statement and Brand Sale Consideration Calculations, and by Sellers’ Representative, on the other hand, as set forth in the Brand Sale Consideration Objection Notice.  The Accounting Firm shall set forth its determination of all Disputed Brand Sale Consideration Items in a written report, which report shall include a worksheet setting forth the material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Firm in accordance with Section 1.07(b)(iii).  The Parties acknowledge and agree that, if any such dispute is submitted to the Accounting Firm pursuant to this Section 1.07(b), the Brand Sale Consideration Calculations, as determined by the Accounting Firm, shall constitute the Brand Sale Consideration Calculations and be final, binding, and conclusive on the Parties for purposes of this Agreement.

(iii)       If requested by the Accounting Firm, Purchaser and Sellers’ Representative agree to execute a reasonable engagement letter.  The cost of any review by the Accounting Firm (including the fees and expenses, including any retainer, of the Accounting Firm and reasonable attorney fees and expenses of the Parties) pursuant to this Section 1.07(b) shall be borne by Purchaser and Sellers’ Representative in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time its determination is rendered on the merits of the matters submitted.  However, initially, any retainer charged by the Accounting Firm shall be paid 50% by Purchaser and 50% by Sellers’ Representative, with such amount to be reimbursed by the Party responsible for paying the cost of the review in accordance with the immediately preceding sentence.  All other fees and expenses incurred by Purchaser or Sellers’ Representative in connection with the preparation, review or certification of the Brand Sale Consideration Statement and Brand Sale Consideration Calculations or the Brand Sale Consideration Objection Notice shall be borne by the Party incurring such fees and expenses.

(iv)        A court of competent jurisdiction shall be permitted to enforce the determination of the Accounting Firm, as the case may be, pursuant to this Section 1.07.

(c)         Calculation of Brand Sale Consideration; Payment of Brand Sale Consideration.

(i)          Following the consummation of a Brand Sale pursuant to a Brand Sale Agreement, and after the relevant Brand Sale Consideration Calculations and the Brand Sale Consideration Statement have become final and binding upon the Parties in accordance with Section 1.07(b), Purchaser shall then within five Business Days following such final determination, pay the following to Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares) (the “Brand Sale Consideration”):

(A)        if after the Closing Date and before the end of the Measurement Period, Purchaser or any of its Affiliates enters into the applicable Brand Sale Agreement (other than a Brand Sale of the Zinburger or Blanco brands), then the Brand Sale Consideration with respect to such sale shall be an amount equal to [****]% of the Brand Sale Net Proceeds;

(B)        if after the Closing Date and before the second anniversary of the Closing Date, Purchaser or any of its Affiliates enters into the applicable Brand Sale Agreement for a Brand Sale of the Zinburger or Blanco brands, then the Brand Sale Consideration with respect to such sale shall be an amount equal to [****]% of the Brand Sale Net Proceeds; and

(C)        if on or after the second anniversary of the Closing Date and before the end of the Measurement Period, Purchaser or any of its Affiliates enters into the applicable Brand Sale Agreement for a Brand Sale of the Zinburger or Blanco brands, then the Brand Sale Consideration with respect to such sale shall be an amount equal to [****]% of the Brand Sale Net Proceeds.

(ii)         In the event that Purchaser or its Affiliates are required to pay Brand Sale Consideration to Sellers’ Representative under clause (A),  (B) or (C) above and, after the closing of the applicable Brand Sale, Purchaser or its Affiliates actually receive additional Brand Sale Consideration (i.e., as a result of the payment of deferred consideration or contingent consideration) pursuant to such Brand Sale, the applicable percentage of such additional Brand Sale Consideration (as determined in accordance with such clause) shall be paid to Sellers’ Representative (to be distributed to Group A Sellers in accordance with the Group A Pro Rata Shares).  In the event that any such additional Brand Sale Consideration received by Purchaser or its Affiliates was not already reflected on the Brand Sale Consideration Statement delivered pursuant to Section 1.07(b), Purchaser shall prepare in good faith and deliver to Sellers’ Representative an amended Brand Sale Consideration Statement and amended Brand Sale Consideration Calculations, and the procedures

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

set forth in Section 1.07(b) shall apply with respect to such amended Brand Sale Consideration Statement and such amended Brand Sale Consideration Calculations.  After such amended Brand Sale Consideration Calculations and such amended Brand Sale Consideration Statement have become final and binding upon the Parties in accordance with Section 1.07(b), Purchaser shall then within five Business Days following such final determination, pay the applicable percentage of such additional Brand Sale Consideration to Sellers’ Representative (to be distributed to Group A Sellers in accordance with the Group A Pro Rata Shares).

(iii)       For the avoidance of doubt, any payment made pursuant to or in connection with this Section 1.07 shall be deemed to be an adjustment to the Purchase Price to the extent permitted by applicable Law.

(iv)        The Brand Sale Consideration payable hereunder reflects the difficulty in valuing the Membership Interests, is intended to be part of the total purchase price hereunder to the Group A Sellers in exchange for their Membership Interests, is not intended to be compensatory in nature and the payment thereof is not dependent upon the continued employment or services of any Person or individual.

(d)         Brand Sale Consent Right.  Notwithstanding anything in this Section 1.07 to the contrary, Purchaser agrees that it shall not, and it shall not permit any of its Affiliates to, commit to a Brand Sale before the second anniversary of the Closing Date without the prior written consent of Fox (not to be unreasonably withheld, conditioned or delayed); provided, that the prior written consent of Fox shall not be required (i) to the extent the failure to conduct a Brand Sale would be inconsistent with the fiduciary duties of the board of directors of Guarantor under applicable Law or (ii) if the employment of Fox with Guarantor has ceased for any reason.

ARTICLE II

Representations, Warranties and Acknowledgments

Relating to Each Seller and the Membership Interests

Except as set forth in the Company Disclosure Schedule, each Seller hereby represents and warrants to Purchaser, as to itself and not any other Seller, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

Section 2.01       Organization, Standing and Power.  If such Seller is not an individual, such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full power and authority to own, lease or otherwise hold its properties and assets, including the Membership Interests, and to conduct its businesses as presently conducted.

Section 2.02       Authority; Execution and Delivery; Enforceability.  Such Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transactions.  The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by such Seller of the Transactions have been duly authorized by all necessary action.  Such Seller has duly executed and delivered this Agreement and at or before the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will as of the Closing constitute (assuming due authorization, execution and delivery by the other parties thereto), its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.  If such Seller is an individual, the execution and delivery by such Seller hereof and the Ancillary Agreements to which such Seller is, or is specified to be, a party and the consummation by such Seller of the Transactions do not require any consent from any spouse or any Related Person of such Seller.

Section 2.03       No Conflicts; Consents.  Except as set forth on Section 2.03 of the Company Disclosure Schedule, the execution and delivery by such Seller hereof do not, the execution and delivery by such Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by such Seller with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require any consent or approval under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of such Seller under, any provision of (a) the certificate of incorporation or by-laws (or comparable documents) of such Seller (if applicable), (b) any written or verbal contract, lease (including the Leases), license, indenture, agreement, commitment, instrument, guaranty or other arrangement (a “Contract”) to which such Seller is a party or by which any of its properties or assets is bound or (c) any Judgment or Law applicable to such Seller or its properties or assets.  No consent, Judgment, approval, waiver, license, permit, franchise, or authorization (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any government or any arbitrator, tribunal, arbitral body or court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority, division, body, organization or instrumentality (in each case whether Federal, state, local, provincial, foreign, international, multinational or self-regulatory) (a “Governmental Entity”) is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance hereof or any Ancillary Agreement or the consummation of the Transactions, except for the pre-merger notification requirements of the HSR Act.

Section 2.04       The Membership Interests.  Such Seller is the record and beneficial owner of and has good and valid title to the Membership Interests set forth next to such Seller’s name on Exhibit A, free and clear of all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations).  Other than as set forth on Exhibit A, such Seller does not own or have any beneficial interest in any limited liability company interests, other equity interests or Convertible Securities of the Company.  Upon execution and delivery to Purchaser at the Closing by such Seller of the Assignment Agreement, good and marketable title to the Membership Interests will pass to Purchaser, free and clear of any Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations).  Other than this Agreement and those agreements set forth on Section 2.04 of the Company Disclosure Schedule, such Membership Interests are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Membership Interests.  Each Seller has included its allocable share of the income, gains, losses and deductions of the Company in its own Tax Return consistent with the Schedule K-1s delivered to such Seller by the Company.

Section 2.05       Legal Proceedings; Judgments.  There are no Proceedings or Judgments pending or, to such Seller’s knowledge, threatened against or affecting such Seller, that (x) could reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is a party or (y) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the Transactions.  Such Seller is not subject to any Judgment that relates to the business of, or any assets owned or used by, the Company.

Section 2.06       No Brokers.  Neither such Seller, nor any of such Seller’s Representatives, has retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee, financial advisors’ fee or similar commission or fee in connection with any of the Transactions.

Section 2.07       Fair Market Value.  Each Seller acknowledges and agrees that the amounts payable to each Seller in exchange for their respective Membership Interests reflect the fair market value of such Membership Interests in light of their varying rights and obligations set forth herein.

ARTICLE III

Representations and Warranties

Relating to the Company

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Purchaser, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

Section 3.01       Organization, Standing and Power; Books and Records.

(a)         The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Arizona.  The Company has full limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.  The Company is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary except where the failure to so qualify would not be material to the Company or its business.  A correct and complete list of the jurisdictions in which the Company is so qualified is set forth in Section 3.01(a) of the Company Disclosure Schedule.

(b)         The Company and its Subsidiaries have delivered to Purchaser accurate and complete copies of the Company Articles of Organization, the Company Operating Agreement and the Organizational Documents of each of the Company’s Subsidiaries, each as amended to-date.  Neither the Company nor any of its Subsidiaries have or maintain membership interest transfer books or minute books.

(c)         Section 3.01(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the Company’s Subsidiaries, and each of the Company’s Subsidiaries is a corporation or limited liability company organized, validly existing and in good standing under the Laws of the State of Arizona, except as set forth in Section 3.01(c) of the Company Disclosure Schedule.  Each of the Company’s Subsidiaries has full entity power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

(d)         The Dormant Subsidiaries (i) conduct no material operations and do not own any material properties, employ any employees, or hold any material assets and (ii) do not have any material Liabilities.

Section 3.02       Capitalization.

(a)         Section 3.02(a) of the Company Disclosure Schedule correctly and completely sets forth, with respect to the Company and each of its Subsidiaries, each holder of Equity Securities of the Company and its Subsidiaries including such holder’s (i) name (as listed in the record books of the Company or the Company’s Subsidiaries, as applicable) and (ii) the class and ownership percentage of Equity Securities of the Company or the Company’s Subsidiaries, as applicable, held by such holder.  None of the Membership Interests are represented by certificates.  Except as set forth on Section 3.02(a) of the Company Disclosure Schedule, there are no Equity Securities of the Company or any of its Subsidiaries issued, reserved for issuance or outstanding and there are no Convertible Securities of the Company or any of its Subsidiaries issued, reserved for issuance or outstanding or promises to grant or issue any Equity Securities or rights to purchase or receive the same.  All of the issued and outstanding Membership Interests are, and all of the Equity Securities of the Company’s Subsidiaries will be as of immediately prior to the Closing, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, right of first offer, co-sale or participation, registration right, subscription right, right of rescission or any similar right, including under any provision of applicable Law, the Company Certificate of Formation, the Company Operating Agreement or any other Organizational Documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound.  There is no Voting Debt of the Company or any of its Subsidiaries.  There are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or retire any limited liability company interests or other equity interests of the Company or any of its Subsidiaries.  There are no accrued or declared but unpaid distributions on any Equity Securities of the Company or any of its Subsidiaries.  No claim has been made or, to the Knowledge of the Company, threatened asserting that any Person other than a Person listed on Section 3.02(a) of the Company Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including Convertible Securities) of, or any other voting, equity or ownership interest in the Company or any of its Subsidiaries.

(b)         Section 3.02(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Persons in which the Company owns or holds, directly or indirectly, Equity Securities (whether controlling or not) other than its Subsidiaries and its Excluded Subsidiaries, including the percentage interest held in each such Person.

(c)         Neither the Company nor any of its Subsidiaries has issued any outstanding incentive based Membership Interests or other Equity Securities or Convertible Securities with respect to such Membership Interests or Equity Securities and neither the Company nor any of its Subsidiaries has promised or has any obligation to issue any such Membership Interests, Equity Securities or Convertible Securities.

(d)         Other than the Company Operating Agreement, there are no investors rights agreements, voting agreements, voting trusts, right of first refusal or co-sale agreements, rights of first negotiation, rights to notice of an acquisition proposal from a third party, management rights agreements or any other similar agreements or Contracts to which the Company is a party or by which it is bound relating to the transfer, voting or registration of any Membership Interests or any other securities of the Company.

(e)         The Company has not violated any applicable Laws in connection with the offer, sale or issuance of any Equity Securities in the Company and its Subsidiaries, and all such Equity Securities have been offered, issued and granted in compliance with all requirements set forth in the Organizational Documents of the applicable entity.

(f)         Except as set forth on Section 3.02(f) of the Company Disclosure Schedule, all of the Company’s Subsidiaries either (i) are directly or indirectly wholly-owned by the Company, or (ii) have Organizational Documents, or other Contracts between such Subsidiaries and their respective holders of Equity Securities, including drag-along rights which will permit such Subsidiaries to become direct or indirect wholly-owned Subsidiaries of the Company at the Closing pursuant to Section 5.11.  Upon the delivery of the Drag-Along Notices pursuant to Section 5.11, the Company or its applicable Subsidiary shall have validly exercised the drag-along rights with respect to all Minority Subsidiary Investors other than the Minority Subsidiary Investors of the Non-Dragged Subsidiaries pursuant to the requirements of the Organizational Documents of the non-wholly-owned Subsidiaries of the Company.  The Company and its applicable Subsidiaries have received all necessary consents or other approvals required from the applicable Minority Subsidiary Investors to trigger the exercise of drag-along rights under the Organizational Documents of the Company’s non-wholly owned Subsidiaries (other than the Non-Dragged Subsidiaries) pursuant to the Drag-Along Notices.

Section 3.03       Authority; Execution and Delivery; Enforceability.  The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transactions and perform its obligations hereunder and thereunder.  The execution and delivery by the Company hereof and the Ancillary Agreements to which it is, or is specified to be, a party, the consummation by the Company of the Transactions and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company actions, and Purchaser has been provided with a written consent of the manager of the Company demonstrating the same.  The Company has duly executed and delivered this Agreement and at or before the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will as of the Closing constitute (assuming due authorization, execution and delivery by the other parties thereto), its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 3.04       No Conflicts; Consents.  Except as set forth on Section 3.04 of the Company Disclosure Schedule, the execution, performance and delivery by the Company or any Seller of this Agreement does not, the execution and delivery by the Company or, to the Knowledge of the Company, any Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions (including the sale of the Membership Interests and the change of control of the Company hereunder) and compliance by the Company or, to the Knowledge of the Company, any Seller with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require any notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (a) the Company Certificate of Formation, the Company Operating Agreement or the Organizational Documents of any of the Company’s Subsidiaries, (b) any Contract or Plan to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets is bound or (c) any Permit, Judgment or Law applicable to the Company or its Subsidiaries or their respective properties or assets.  No Consent of, or Filing with, any Governmental Entity or other Person is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance hereof or any Ancillary Agreement or the consummation of the Transactions, except for the pre-merger notification requirements of the HSR Act.

Section 3.05       Financial Statements; Liabilities.

(a)         Section 3.05(a) of the Company Disclosure Schedule sets forth (collectively, the “Financial Statements”):  (i) the audited balance sheets of the Company, its Subsidiaries and its Excluded Subsidiaries as of January 2, 2018 and January 1, 2019 (such audited balance sheet as of January 1, 2019 is referred to as the “Audited Balance Sheet” and the date thereof the “Audited Balance Sheet Date”) and the related audited statements of operations, members’ capital and cash flows for the year then ended; and (ii) the unaudited balance sheet of the Company as of July 2, 2019 (the “Interim Balance Sheet” and the date thereof the “Interim Balance Sheet Date”) and the related unaudited statements of operations, members’ capital and cash flows for the six months then ended and the comparable prior year period.  The Financial Statements, including in all cases the notes and schedules thereto, if any: (1) have been prepared from, and are consistent with, the books and records of the Company, its Subsidiaries and the Excluded Subsidiaries in accordance with Accounting Principles consistently applied during the periods covered thereby; (2) are accurate and complete in all material respects; and (3) fairly present in all material respects the financial condition and the results of operations, cash flows and changes in members’ capital of the Company, its Subsidiaries and the Excluded Subsidiaries as of the respective dates of and for the periods referred to in the Financial Statements.  The books and records of the Company and its Subsidiaries are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all the transactions and actions therein described.  At the Closing, all such books and records will be in the possession of the Company, its Subsidiaries and the Excluded Subsidiaries.  No financial statements of any Person other than the Company, its Subsidiaries and the Excluded Subsidiaries are required by Accounting Principles to be included in the Financial Statements of the Company.

(b)         The Company and its Subsidiaries have no material Liabilities, whether contingent or absolute, direct or indirect, or matured or unmatured, which are not shown or provided for on the Audited Balance Sheet or set forth on Section 3.05(b) of the Company Disclosure Schedule, except those Liabilities incurred in the Ordinary Course of Business since the Audited Balance Sheet Date or as otherwise reflected on the Interim Balance Sheet, and, to the Knowledge of the Company, there is no basis for the assertion of any such Liabilities.

(c)         The Company and its Subsidiaries maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to prepare financial statements and to maintain accountability for the Company’s and its Subsidiaries’ assets; (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  There are no significant deficiencies, including material weaknesses, in the design or operation of the internal control over financial reporting that could reasonably be expected to adversely affect the ability of the Company or any of its Subsidiaries to initiate, authorize, record, process, or report external financial data in accordance with Accounting Principles and which would reasonably be expected to result in a Company Material Adverse Effect.  To the Knowledge of the Company, there is no fraud, suspected fraud or allegation of fraud affecting the Company or any of its Subsidiaries by management of the Company or any of its Subsidiaries, employees who have significant roles in the Company’s or any of its Subsidiary’s internal controls or other employees of the Company or any of its Subsidiaries whose fraud could have a material effect on the Financial Statements.

Section 3.06       Absence of Changes or Events.  Since the Audited Balance Sheet Date there has not occurred any event that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect.  Since the Audited Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business and has not suffered any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Company or any of its Subsidiaries.  Except as set forth on Section 3.06 of the Company Disclosure Schedule, since the Audited Balance Sheet Date, there has not been:

 (i)          any Indebtedness incurred or prepaid before its due date by the Company or any of its Subsidiaries or any Lien created or suffered to be incurred by the Company or any of its Subsidiaries, other than trade debt incurred in the Ordinary Course of Business and Purchaser Indebtedness;

(ii)         any Contract or commitments entered into by the Company or any of its Subsidiaries other than Contracts or commitments made in the Ordinary Course of Business or pursuant to this Agreement or any of the Ancillary Agreements;

(iii)       any sale, assignment, transfer or other disposition of any material assets or properties used in connection with the business of the Company or any of its Subsidiaries, other than inventory or supplies consumed or disposed of in the Ordinary Course of Business and the Excluded Assets;

(iv)        any damage, destruction or loss (whether or not covered by insurance) affecting the business, asset or property of the Company or any of its Subsidiaries;

(v)         any cancellation or waiver of any material claims or rights in respect of the business, asset or property of the Company or any of its Subsidiaries;

(vi)        any change in the authorized or issued Equity Securities of the Company or any of its Subsidiaries other than as contemplated by this Agreement;

(vii)       any declaration or payment of any dividends or other distributions in respect of any Equity Securities in the Company or any of its Subsidiaries, other than a tax distribution prior to the Closing Date as permitted by the Company Operating Agreement or as contemplated by this Agreement;

(viii)     any grant, purchase, redemption, retirement, transfer, assignment or other acquisition by any Person of any Equity Security, right, warrant or option to acquire any Equity Security, or any security convertible into equity of the Company or any of its Subsidiaries, other than as contemplated by this Agreement;

(ix)        any amendment or change in Organizational Documents of the Company or any of its Subsidiaries, except for amendments to the Organizational Documents of any non-wholly-owned Subsidiary of the Company as set forth Section 3.06(ix) of the Company Disclosure Schedule;

(x)         any material change in the Company’s or any of its Subsidiaries’ method of accounting or manner of keeping books, accounts or records, or accounting practices, except as may be required by reason of a concurrent change in GAAP or otherwise expressly required by this Agreement;

(xi)        any (A) hiring or termination of any employee, consultant, director or manager of the Company or any Subsidiary thereof, except in the Ordinary Course of Business with respect to non-management employees, (B) payment, announcement or promise or grant, whether orally or in writing, any increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company of any of its Subsidiaries, other than increases to base pay made in the Ordinary Course of Business with respect to non-management employees or as required pursuant to applicable Law or the terms of any Plan as in effect on the date hereof, (C) acceleration of the vesting or payment of any compensation or benefits under any Plan, except as required pursuant to the terms of any Plan as in effect on the date hereof, or (D) entry into, adoption, termination or material amendment of any Plan;

(xii)       any Judgment entered into against, or bankruptcy filing with respect to, the Company or any of its Subsidiaries;

(xiii)     any entry into any collective bargaining agreement or other Contract with any labor organization, union or association;

(xiv)      any incurrence or assumption of any Liabilities (including Indebtedness) or guarantee any such Liabilities, other than in the Ordinary Course of Business or as otherwise reflected on the Interim Balance Sheet;

(xv)       any (w) acceleration or delay in any material respect of the creation or utilization of prepaid expenses in advance or beyond the due date for such utilization or the date such utilization would have been made in the Ordinary Course of Business, (x) acceleration or delay in any material respect of the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business; (y) delay or acceleration in any material respect payment of any accounts payable, gift cards payable or accrued expenses beyond or in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business; or (z) acceleration or delay in any material respect in the purchase of equipment or other assets or properties beyond or in advance of the due date for such purchase or the date such purchase would have been made in the Ordinary Course of Business, in any such case, except as otherwise reflected in the Interim Balance Sheet;

(xvi)      any making or incurrence of any capital expenditures that, in the aggregate, were in excess of $250,000, other than capital expenditures (A) made in connection with new store openings set forth on Section 3.06(xvi) of the Company Disclosure Schedule, (B) made in connection with the Company Property under development set forth on Section 3.08(a) of the Company Disclosure Schedule, (C) made in connection with new restaurant openings for The Henry in Coronado, California and Flower Child in McLean, Virginia, or (D) included in the Capital Expenditures Budget;

(xvii)     any opening, relocation or closing of any office or other facility, or making any application for such an opening, relocation or closing, other than in the Ordinary Course of Business;

(xviii)   any (x) payment, discharge or satisfaction of any Liabilities, other than in the Ordinary Course of Business, or (y) failure to pay or satisfy when due any material Liability; or

(xix)      authorized any of, or committed or agreed to take, whether in writing or otherwise, to do any of, the foregoing actions.

Section 3.07       Assets.  Except as set forth on Section 3.07 of the Company Disclosure Schedule, the Company and its Subsidiaries own and hold good title to all of their respective assets and properties, excluding assets and properties sold or disposed of in the Ordinary Course of Business since the Audited Balance Sheet Date, in each case free and clear of all Liens other than Permitted Liens.  The Company has provided Purchaser with a list of material assets (fixed) of the Company and its Subsidiaries prior to the date of this Agreement for Purchaser’s review.  All of the material assets of the Company and its Subsidiaries are physically identifiable and in the possession or control of the Company or its Subsidiaries (as applicable) and have been maintained consistent with industry practices in the Ordinary Course of Business, and are in reasonably good operating conditions and repair (subject to ordinary wear and tear), other than for replacements, repairs and maintenance that may be covered by the Capital Expenditures Budget.  All leased equipment and other leased personal property of the Company is in all material respects in the condition required of such property by the terms of the lease applicable thereto.  The assets and properties of the Company and its Subsidiaries are, and the condition of such assets and properties is, sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted.  Notwithstanding anything to the contrary set forth in this Section 3.07, the Company makes no representation or warranty under this Section 3.07 with respect to any Excluded Asset.

Section 3.08       Real Property.

(a)         Neither the Company nor any of its Subsidiaries owns a fee simple interest in any real property.  Section 3.08(a) of the Company Disclosure Schedule sets forth a correct and complete list of all real property that the Company or any of its Subsidiaries occupies as a tenant, lessee or licensee or may occupy as a tenant, lessee or licensee prior to the Closing Date (collectively, the “Company Property”).  Except as described in the leases set forth on Section 3.08(a) of the Company Disclosure Schedule (the “Leases”) and otherwise set forth in Section 3.08(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any rights, easement and privileges appertaining or relating to the Company Property.  The Company Property constitutes all real property leased or used by the Company and the RP Subsidiaries in the Ordinary Course of Business.  The Company or the RP Subsidiary identified as the tenant on Section 3.08(a) of the Company Disclosure Schedule has a valid leasehold interest in such Company Property pursuant to the Leases, free and clear of all Liens except Permitted Liens.  The Company has made available to Purchaser a true, correct and complete copy of each of the Leases.

(b)         With respect to each Lease, except as set forth on Section 3.08(b) of the Company Disclosure Schedule: (i) such Lease is a valid and binding obligation of the Company or the RP Subsidiary that is a party thereto (the “Company Lease Party”), and, to the Knowledge of the Company, each other party thereto, and each such Lease is in full force and effect; (ii) the Company Lease Party is not, and, to the Knowledge of the Company, all other parties thereto are not, in material breach or material default in any respect under the terms thereof and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or material default or permit termination, modification or acceleration thereunder; and (iii) the Company Lease Party has not assigned, transferred, conveyed, mortgaged, or deeded in trust any interest in the leasehold or sub-leasehold of any Lease; (iv) no landlord under a Lease has given notice of any material repairs, upgrades, or remodeling that the Company Lease Party must perform as tenant; (v) there are no material disputes, oral agreements or forbearance programs in effect as to any Lease.

(c)         No Person other than the Company or the RP Subsidiary named as tenant under the applicable Lease is in possession of any portion of the Company Property, and, other than the Leases, there are no leases, tenancies, licenses, subleases, assignments and/or other rental or occupancy agreements encumbering the Company’s or such RP Subsidiary’s interest in the Company Property or any portion thereof.  The Company Property is sufficient for the conduct of the business of the Company and the RP Subsidiaries as currently conducted.

(d)         None of Sellers or the Company or any RP Subsidiary has received any written notice from any Governmental Entity of any condemnation, expropriation or other proceeding in eminent domain pending or threatened against any Company Property or any material portion thereof or material interest therein, and, to the Knowledge of the Company, no such pending or threatened proceedings exist.  There are no pending or, to the Knowledge of the Company, threatened actions, proceedings or claims related to any Company Property.  To the Knowledge of the Company, there are no present material violations of any legal requirements (including building, zoning or safety laws) related to any Company Property, and none of the Company nor any RP Subsidiary has received written notice of any such actual or claimed violation.

(e)         None of the RP Subsidiaries’ leasehold interests in the Company Property is subject to or encumbered by any purchase option, right of first-refusal or other contractual right or obligation of the Company to sell, assign or dispose of such Company Property.

(f)         All structures, improvements, buildings and fixtures located on the Company Property and all systems and equipment related thereto (including HVAC, MEP and irrigation) that the Company or any RP Subsidiary is required to maintain under any Lease are structurally sound and in good condition and repair, and all other structures, improvements, buildings and fixtures located on the Company Property and all systems and equipment related thereto (including HVAC, MEP and irrigation) are, to the Knowledge of the Company, structurally sound and in good operating condition and repair, in each case, in all material respects, subject to ordinary wear and tear, and without material defect or deficiency, other than for replacements, repairs and maintenance covered by the Capital Expenditures Budget (as set forth on Section 3.08(f) of the Company Disclosure Schedule).  To the extent that any one or more of the Leases requires the Company or an RP Subsidiary to perform maintenance obligations with respect to any of the Company Property, the Company and the RP Subsidiaries are in material compliance with such obligations.

(g)         Each of the RP Subsidiaries has received all approvals and authorizations from Governmental Entities (including certificates of occupancy or other such certificates permitting lawful occupancy and use of the Company Property) required in connection with the Company’s or such Subsidiaries’ use of the Company Property at which it is a tenant, except for Company Property under development in the Ordinary Course of Business (as identified on Section 3.08(a) of the Company Disclosure Schedule) or potential future locations (as identified on Section 3.08(a) of the Company Disclosure Schedule).

(h)         None of the Company nor any of its Subsidiaries owns, leases or operates any real property other than the Company Property.  Neither the Company nor any of its Subsidiaries has owned any real property.

(i)          Other than as set forth in Section 3.04 of the Company Disclosure Schedule, none of the rights of the Company or the applicable RP Subsidiary under any of the Leases will be subject to termination or modification as a result of the transactions contemplated by this Agreement.

Section 3.09       Intellectual Property.

(a)         All Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries is referred to herein as “Company Intellectual Property”.  With respect to Company Intellectual Property that is registered or subject to an application for registration (such Company Intellectual Property, “Registered Company Intellectual Property”), Section 3.09(a) of the Company Disclosure Schedule correctly and completely identifies such Registered Company Intellectual Property, including all registered Marks, Domain Names, registered Copyrights, and Patents and all applications therefor, and sets forth a list of all jurisdictions in which such Company Intellectual Property is registered or in which registrations have been applied for and all registration and application numbers (as well as the applicable registrar for domain names), as well as the legal and beneficial owner thereof, the issuance, application and expiration date for such Registered Company Intellectual Property, and all actions that must be taken by the Company within 90 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Registered Company Intellectual Property.  The Registered Company Intellectual Property is subsisting and in good standing and, to the Knowledge of the Company, is not subject to any pending or threatened opposition, cancellation, interference or similar proceeding.  The Company and its Subsidiaries have taken all steps reasonably necessary to prosecute and maintain registrations of all Registered Company Intellectual Property, including by payment of all filing, registration, examination, renewal, maintenance and other fees and annuities and the timely filing of all necessary renewals, statements and certifications to avoid lapse, expiration or abandonment, and the Company and its Subsidiaries are not aware of any facts, information, or circumstances that would render any of the Registered Company Intellectual Property invalid or unenforceable.

(b)         Section 3.09(b) of the Company Disclosure Schedule correctly and completely identifies all material unregistered Marks owned by the Company and its Subsidiaries and used in connection with Company Products or Services.

(c)         The Company and its Subsidiaries are the sole and exclusive owner of, and the Company and its Subsidiaries have valid and marketable title to, the Registered Company Intellectual Property and all other Company Intellectual Property, free and clear of any and all Liens (other than Permitted Liens).  No Registered Company Intellectual Property has expired or been cancelled or abandoned or, to the Knowledge of the Company, is subject to any pending or threatened opposition, cancellation, interference or similar proceeding.  The Company and its Subsidiaries have not received any written communication from any Person asserting any ownership interest in, or exclusive rights to, any Company Intellectual Property.  Except as set forth on Section 3.09(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, all Company Intellectual Property necessary for or used or held for use in connection with the operation of the Company’s and its Subsidiaries’ business as currently conducted and as currently proposed to be conducted.  The Company has a license to use Marks used in connection with the Company’s and its Subsidiaries’ Zinburger restaurants and facilities located in Arizona, including the “Zinburger” name and trademarks, in accordance with the Zinburger Area Development Agreement.  Except as set forth on Section 3.09(c) of the Company Disclosure Schedule, the Company and its Subsidiaries are not bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other Person for the use of such Intellectual Property in the conduct of the business of the Company or any of its Subsidiaries, except non-exclusive inbound license agreements relating to commercially available off the shelf Software licensed to the Company and its Subsidiaries in object code form.

(d)         The conduct of the business of the Company and each of its Subsidiaries has not and does not, and the Company Intellectual Property and the development or provision of the Company Products or Services, has not and does not (i) violate, dilute, infringe or misappropriate any Intellectual Property rights, privacy rights or publicity rights of any other Person in the United States or (ii) constitute a passing off or unfair competition or trade practices under the Laws of any jurisdiction to which the Company or its business is subject.  No claims are pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company and its Subsidiaries of any Intellectual Property.  Except as set forth on Section 3.09(d) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received any written invitation to license, cease and desist letter, or notice from any Person claiming that the Company, its Subsidiaries, the Company Intellectual Property, the

provision of Company Products or Services to other persons or the operation of business of the Company or any of its Subsidiaries (1) violates, dilutes, infringes or misappropriates the Intellectual Property rights, privacy rights, or publicity rights of any other Person or (2) constitutes a passing off or unfair competition or trade practices under the Laws of any jurisdiction to which the Company or any of its Subsidiaries or their business is subject.  To the Knowledge of the Company, no third party is infringing, violating, diluting or misappropriating any Company Intellectual Property.  No holding, decision, or judgment (except for those office actions issued in the ordinary course of prosecution) has been rendered in any action before any Governmental Entity denying the validity of, the Company’s or any of its Subsidiaries’ right to own or use, any Company Intellectual Property.  The Company and its Subsidiaries are not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner (a) the use, transfer or licensing by the Company or any of its Subsidiaries of the Company Intellectual Property, or (b) the use, manufacture, transfer, sale, importation or licensing of any Company Products or Services.  The consummation of the transactions contemplated by this Agreement and any agreements related thereto will not result in the loss of the ownership, or any license of or other right to, any material Intellectual Property used in the business of the Company or any of its Subsidiaries, or result in a material breach, alteration, modification, cancellation, termination, non-renewal, suspension of, or acceleration of any payments of the terms and conditions related thereto.

(e)         The Company and its Subsidiaries have reasonably maintained, policed and protected all material Company Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance.  Since July 1, 2010, all former and current salaried management and key personnel of the Company, including all current employees, consultants and independent contractors who have contributed to or participated in the conception or development of material Company Intellectual Property for the Company or any of its Subsidiaries (collectively, “Key Personnel”) have executed and delivered to the Company and its Subsidiaries customary non-disclosure or confidentiality agreements restricting such Person’s right to disclose proprietary information of the Company.  All former and current Key Personnel since July 1, 2010 have executed instruments of assignment in favor of the Company or its applicable Subsidiary as assignee in which they have expressly assigned to the Company or its applicable Subsidiary all of their rights in and to any material Intellectual Property developed for the Company or its applicable Subsidiary.  To the Knowledge of the Company, no former or current Key Personnel have any claim against the Company or any of its Subsidiaries in connection with such Person’s involvement in the conception or development of any Company Intellectual Property and no such claim has been asserted or threatened.  None of the current officers and employees of the Company or any of its Subsidiaries has any Patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in the furtherance of the business of the Company and its Subsidiaries, which Patents or applications have not been assigned to the Company or its applicable Subsidiary with such assignment duly recorded in the United States Patent and Trademark Office.  At no time during the conception of or reduction to practice of any Company Intellectual Property was any Key Personnel operating under any grants from any Governmental Entity or educational institution, performing research sponsored by any Governmental Entity or educational institution, utilizing the facilities of any Governmental Entity or educational institution or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third Person.

(f)         Each of the Company and its Subsidiaries is registered to use its name as the name of a corporation in any jurisdiction in which it currently does business.  The Company and its Subsidiaries have not received any written notice of conflict in the last three years with respect to the rights of others regarding the use of their name.

Section 3.10       Information Technology; Security and Privacy.

(a)         The Company has taken commercially reasonable efforts to protect the information technology and computer systems, including Software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company and its Subsidiaries (collectively, “Company IT Systems”) from Contaminants.  The Company IT Systems have been maintained substantially in accordance with standards set by the manufacturers thereof or otherwise in accordance with industry standards.  The Company IT Systems meet the Company’s requirements for performing the information technology operations currently being performed by the Company and its Subsidiaries.  None of the Software included in the Company Intellectual Property or Company IT Systems constitutes, contains or is considered “spyware” or “trackware” (as these terms are commonly understood in the software industry), records a user’s actions without the user’s knowledge or employs a user’s Internet connection without the user’s knowledge to gather or transmit information on the user or the user’s behavior, other than as described in the Company’s and its Subsidiaries’ current online privacy policies.  The Company and its Subsidiaries take and have taken all reasonable steps, and implement and have implemented all reasonable procedures, intended to prevent the introduction of Contaminants into the Company IT Systems.  The Company and its Subsidiaries have disaster recovery plans, procedures and facilities for the business of the Company and its Subsidiaries to help ensure the continued operation of the same to the extent reasonable, and take and have taken all reasonable steps to safeguard the Company IT Systems.  In the past three years, there have been no unauthorized intrusions or breaches of the security of the Company IT Systems.  The Company and its Subsidiaries have not developed material proprietary Software for the Company and its Subsidiaries that have been licensed or distributed to third Persons.

(b)         (i) The Company and its Subsidiaries are in material compliance with applicable Privacy Laws to which Company and its Subsidiaries are subject; (ii) the Company and its Subsidiaries are in material compliance with all contractual obligations and all published policies of the Company and its Subsidiaries relating to privacy or Personal Data; (iii) the Company and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Data, and the Company and its Subsidiaries are in material compliance with all such policies, procedures and security measures, and to the Knowledge of the Company there have been no material breaches or violations thereof; (iv) in the past three years, there has been no unauthorized access, use, loss, corruption, or theft of any Personal Data processed by the Company and its Subsidiaries, and, to the Knowledge of the Company, in the past three years, there has been no unauthorized access to or theft of any Personal Data processed on behalf of the Company and its Subsidiaries; (v) each online site and service owned by the Company and its Subsidiaries have posted terms of use and a privacy policy that materially complies with all applicable Privacy Laws to which the Company and its Subsidiaries are subject and substantially reflects the Company’s and its Subsidiaries’ practices concerning the processing of Personal Data by such Company-owned site or service; (vi) the Company and its Subsidiaries (and, to the Knowledge of the Company, all Persons processing Personal Data on behalf of the Company and its Subsidiaries) have not received any written notice or claim alleging a violation of any Privacy Law, contractual or fiduciary obligations relating to privacy or Personal Data or any policy of the Company and its Subsidiaries relating to privacy or Personal Data; (vii) in the past three years, no disclosure of any Personal Data breach or network security breach has been or to the Knowledge of the Company should have been made by the Company and its Subsidiaries under any applicable Privacy Law to any Governmental Entity, (viii) to the Knowledge of the Company the Company and its Subsidiaries have all necessary authority to receive, access, collect, use, transfer, store, handle and disclose the Personal Data in their possession or under their control in connection with the operation of the Company’s and its Subsidiaries’ business, and (ix) the Company and its Subsidiaries have not transferred Personal Data to countries outside of the European Economic Area unless in accordance with the applicable Privacy Laws.

(c)         To the extent that the Company or any of its Subsidiaries receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CVV data, or other related data (“Cardholder Data”), the Company represents and warrants it has implemented reasonable information security procedures, processes and systems and is substantially in compliance with all applicable information security Laws, and requirements related to the collection, storage, processing and transmission of Cardholder Data established by the payment card industry.

Section 3.11       Contracts.

(a)         Section 3.11(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list of each of the Contracts with the Material Suppliers (including verbal agreements which shall be identified as such in Section 3.11(a)(i) of the Company Disclosure Schedule) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties are bound (and any amendments, supplements and modifications thereto) (collectively, the “Material Supplier Contracts”).  Except as set forth on Section 3.11(a)(ii) or Section 3.11(b)(xix) of the Company Disclosure Schedule, there is no Material Supplier Contract, or to the Knowledge of the Company, any other Contract (including any binding purchase order) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties are bound, that has an aggregate future liability by the Company or any of its Subsidiaries to any Person in excess of $375,000 per year and that is not terminable by the Company or any of its Subsidiaries by notice of not more than 30 days for a cost (including any premium, penalty, inventory purchase obligation or any other financial obligation) of not more than $375,000.

(b)         Section 3.11(b) of the Company Disclosure Schedule sets forth, by category, a correct and complete list of each of the following Contracts (including verbal agreements which shall be identified as such in Section 3.11(b) of the Company Disclosure Schedule) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties are bound (and any amendments, supplements and modifications thereto):

(i)          collective bargaining agreement or other Contract with any labor organization, union or association;

(ii)         Contract including any covenant not to compete or any other restriction that limits the freedom of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area or location (excluding any radius based restrictions in any Leases), compete with any person, solicit or hire any person or that otherwise has the effect of restricting in any material respect the Company, any of its Subsidiaries or their respective Representatives (acting on behalf of the Company or any of its Subsidiaries) from the development, manufacture, marketing or distribution of the products and services of the Company or any of its Subsidiaries, including non-competition non-solicitation and standstill obligations, exclusivity rights and “most favored nation” provisions;

(iii)       Contract that involves a license to (or a requirement to license to) or from a third person, or giving (or a requirement to give) or receiving a covenant not to sue or immunity to or from any third person, as to any Intellectual Property, including any Company Intellectual Property, or otherwise relating to the licensing, acquisition, development, disposition, appropriation, exploitation or the nondisclosure of any Intellectual Property, other than non-exclusive inbound license agreements relating to commercially available off the shelf Software licensed to the Company in object code form;

(iv)        Contract between the Company or its Subsidiaries, on the one hand, and (A) any Seller or any Related Person of any Seller (other than the Company or any of its Subsidiaries) or (B) any officer, director, manager, or employee of the Company or any of its Subsidiaries, any Seller or any Related Person of any Seller, on the other hand;

(v)         lease (including the Leases), sublease or similar Contract with any Person under which the Company or any of its Subsidiaries (A) is a lessee, sublessee, licensee, occupant or user of any property or premise or (B) is a lessor, sublessor or licensor of, or makes available for use to any Person, (1) any Company Property or (2) any portion of any premises otherwise occupied or used by the Company or any of its Subsidiaries in the current conduct of its business;

(vi)        lease, sublease or similar Contract with any Person under which (A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or any of its Subsidiaries in the operations of its business, in any such case under (A) or (B), that is not terminable by the Company or any of its Subsidiaries by notice of not more than 60 days for a cost (including any premium or penalty) of more than $250,000;

(vii)       Contract under which the Company or any of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company or any of its Subsidiaries) or any other note, bond or debenture (other than in favor of the Company or any of its Subsidiaries) to the extent outstanding as of the date of this Agreement;

(viii)     Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any Person including the Company or any of its Subsidiaries has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including the Company or any of its Subsidiaries (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business, in each case, to the extent outstanding as of the date of this Agreement);

(ix)        Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries), other than advances to employees for travel and other business expenses in the Ordinary Course of Business;

(x)         Contract relating to the mortgaging or pledging of, or otherwise granting a Lien upon any Company Property or any other asset or securities of the Company or any of its Subsidiaries other than a Permitted Lien;

(xi)        (A) any indemnification agreement (i.e., an agreement with the primary purpose of providing indemnification to one or more counterparties); or (B) any other Contract (x) providing for indemnification by the Company or any of its Subsidiaries of one or more counterparties and (y) entered into outside the Ordinary Course of Business;

(xii)       a power of attorney granted by the Company or any of its Subsidiaries with respect to the operation of the business of the Company or any of its Subsidiaries;

(xiii)     a confidentiality or nondisclosure Contract between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, which Contract was not made in the Ordinary Course of Business;

(xiv)      a Contract (including a binding sales order or other Contract) involving the obligation of the Company or any of its Subsidiaries to deliver products or services for payment of more than $250,000 or extending for a term more than 365 days from the Closing Date (unless terminable without payment or penalty upon no more than 60 days’ notice);

(xv)       a Contract for the sale of any material asset of the Company or any of its Subsidiaries or the grant of any preferential rights to purchase any such material asset, other than the sale of inventory by the Company or any of its Subsidiaries in the Ordinary Course of Business;

(xvi)      a currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xvii)     a Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person;

(xviii)   a Contract granting to any Person any options, rights of first refusal, first offer or co-sale or similar preferential rights to purchase any material assets, properties or securities of the Company or any of its Subsidiaries;

(xix)      a Contract requiring the Company or any of its Subsidiaries to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor;

(xx)       a Contract involving the settlement of any Proceeding or threatened Proceeding (A) that (i) involves payments by the Company or any of its Subsidiaries after the Closing Date or (ii) imposes monitoring or reporting obligations on the Company or any of its Subsidiaries to any other Person after the Closing Date or (B) with respect to which conditions precedent to the settlement thereof have not been satisfied as of the Closing Date;

(xxi)      a Contract or other arrangement relating to any business acquisition or disposition by the Company or any of its Subsidiaries (whether by merger, asset sale, equity sale, option exercise or otherwise);

(xxii)     a Contract by which the Company or any of its Subsidiaries has potential liability in respect of any purchase price adjustment, earn-out or contingent consideration price;

(xxiii)   a Contract with any Governmental Entity;

(xxiv)    a Contract with employees, agents, consultants or advisors not cancellable at will without cost or other liability by reason of such termination; or

(xxv)     a direct Contract with a general contractor or a design professional for Company Property under development in the Ordinary Course of Business and identified on Section 3.08(a) of the Company Disclosure Schedule.

(c)         All Contracts set forth or required to be set forth in Section 3.11(a) and Section 3.11(b) of the Company Disclosure Schedule (the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms, except as limited by applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.  The Company has performed all material obligations required to be performed by it under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder.  In the past three years, the Company has not received written notice of any violation of, or failure to comply with, any term or requirement of any Company Contract.  The Company has not received any written notice of the intention of any party to terminate or cancel any Company Contract.  Accurate and complete copies of all Company Contracts, together with all amendments, supplements and modifications thereto, have been made available to Purchaser, except as set forth on Section 3.11(c) of the Company Disclosure Schedule.  There are no ongoing renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any Company Contracts with any Person, and no such Person has made written demand to the Company for such renegotiation.

Section 3.12       Permits.  Other than any health permits, occupancy permits, tax licenses, sidewalk café permits and valet permits, Section 3.12 of the Company Disclosure Schedule sets forth a correct and complete list of all certificates, licenses, permits, registrations, filings, authorizations, clearances, exemptions, consents, waivers and approvals (“Permits”) which are required in connection with the operation of the business of the Company and its Subsidiaries.  All material Permits held or required to be held by the Company or any of its Subsidiaries are currently and validly held by the Company or its applicable Subsidiary, and the Company or its applicable Subsidiary is in material compliance, and in the last three years has complied, in all material respects therewith.  In the last three years, the Company and its Subsidiaries has not received written notice of any Proceeding relating to (a) any violation of, or failure to comply with, any term or requirement of any such material Permit or (b) any revocation, withdrawal, suspension, cancellation, termination, nonrenewal or detrimental modification of any such Permit.  All applications required to have been filed for the renewal of each such Permit prior to the Closing Date have been duly filed on a timely basis with the appropriate Governmental Entity, and all other Filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Entity.  The Company and its Subsidiaries possesses all material Permits required for the Company and its Subsidiaries (i) to own or hold under lease their assets (including the Company Property) in the manner in which they currently own or hold under lease such assets, and (ii) to conduct their business lawfully as such business is currently conducted, except where the failure to hold such Permits would not have a Company Material Adverse Effect.  No Permits used in the Company’s or its Subsidiaries’ business are held in the name of any Seller, any of their Related Persons or any of their Representatives.

Section 3.13       Insurance.  Section 3.13 of the Company Disclosure Schedule sets forth a correct and complete description of all insurance policies maintained by the Company and its Subsidiaries as of the Closing Date with respect to the Company and its Subsidiaries, their respective assets and properties, or their respective directors, managers, officers or employees (in each case describing the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder), except that Section 3.13 of the Company Disclosure Schedule, and the statements in this Section 3.13, shall not include or apply to insurance policies with respect to any Plans.  Accurate and complete copies of all such insurance policies and binders and all related applications, together with all modifications and amendments thereto, have been made available to Purchaser before the date hereof.  Such policies provide coverage as is required by applicable Laws and by any and all Contracts to which the Company or any of its Subsidiaries is a party.  All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination, material reduction of coverage or material increase in premiums has been received with respect to any such policy that has not been replaced on substantially similar terms before the date of such cancellation.  The Company and its Subsidiaries have performed all of their obligations and there is no default by the Company or any of its Subsidiaries under any policy to which the Company or any of its Subsidiaries is a party or that provides coverage to the Company, its Subsidiaries or any of their respective directors, managers, officers or employees.  Section 3.13 of the Company Disclosure Schedule describes any self-insurance arrangement by or affecting the Company and any of its Subsidiaries, including any reserves established thereunder.

Section 3.14       Taxes.

(a)         Tax Returns and Payments.  All income Tax Returns and other material Tax Returns required to have been filed by, on behalf of, or with respect to, the Company or any of its Subsidiaries (the “Company Returns”) have been timely filed (taking into account the availability of extensions), are accurate and complete in all material respects, and disclose all material Taxes required to be paid by, or with respect to, the Company and its Subsidiaries for the periods covered thereby.  All material Taxes (whether or not shown on any Tax Return) for which the Company and its Subsidiaries may be liable have been timely paid (taking into account the availability of extensions).  The Company and its Subsidiaries have made available to Purchaser accurate and complete copies of all Tax Returns filed by, on behalf of, or with respect to, the Company or any of its Subsidiaries for all open taxable periods.  No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company and its Subsidiaries have not paid a Tax or filed a Tax Return asserting that it is or may be subject to such Tax or is required to file such a Tax Return.  Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)         Unpaid Taxes.  The unpaid Taxes of the Company and its Subsidiaries did not, as of the Audited Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Balance Sheet (rather than in any notes thereto).  Since the date of the Audited Balance Sheet, the Company and its Subsidiaries have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)         Audits; Claims.  Except as otherwise set forth on Section 3.14(c) of the Company Disclosure Schedules, within the past seven years, no Company Return has been audited by any Governmental Entity.  Except as otherwise set forth on Section 3.14(c) of the Company Disclosure Schedules, within the past seven years, the Company and its Subsidiaries have not received from any Governmental Entity any: written (i) notice indicating an intent to open an audit or other review; or (ii) notice of deficiency or proposed Tax adjustment.  No extension or waiver of the limitation period applicable to any Tax has been granted by the Company or any of its Subsidiaries or is the subject of a pending request of a Governmental Entity.  No material assessment, claim or Proceeding is pending, proposed in writing or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Tax.  There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).  No power of attorney has been granted with respect to any matter related to Taxes of the Company or any of its Subsidiaries that on the Closing Date will be in effect.

(d)         Tax Sharing Agreements; Etc.  None of the Company and its Subsidiaries is a party to, or bound by, any Tax allocation, Tax indemnity or Tax sharing agreement, and will not have any liability or obligation pursuant to, or as a result of, any such agreement entered into prior to the Closing.

(e)         Tax Holidays.  The Company and its Subsidiaries are not now, and have never been, the beneficiary of any Tax exemption, Tax holiday, Tax concession, Tax credits, grants or similar amounts, or other Tax reduction agreement or arrangement.

(f)         Foreign Tax.  The Company and its Subsidiaries have never had an office or fixed place of business in a country other than the country in which it is organized.  None of (1) the Company or any of its Subsidiaries, (2) any unit or division of the Company or any of its Subsidiaries, or (3) any operations of the Company or any of its Subsidiaries, is or has ever been subject to tax in any foreign country.

(g)         Transaction Withholding.  Except as set forth on the Closing Consideration Certificate, none of the Transactions will be subject to withholding under any Law (including under Sections 897, 1445 and 1446(f) of the Code).

(h)         Tax Withholding.  All Taxes which the Company and its Subsidiaries are, or have been, required by any Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity, and the Company and its Subsidiaries have complied in all material respects with all reporting and record retention requirements related to such Taxes.

(i)          Tax Rulings; Etc.  There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes that could affect the Company’s or any of its Subsidiaries’ liability for Taxes for any taxable period ending after the Closing Date.  The Company and its Subsidiaries have not entered into any written Contract or written arrangement with any Governmental Entity that requires it to take any action or to refrain from taking any action relating to Taxes.

(j)          Tax Classification.  Each of the Company and its Subsidiaries is classified as either a partnership or “disregarded entity” for United States federal and applicable state income tax purposes.  All of the non-wholly-owned Subsidiaries of the Company identified on Section 3.02(f) of the Company Disclosure Schedule are classified as partnerships for United Stated federal income tax purposes.

(k)         Miscellaneous.

(i)          None of the assets owned by the Company or any of its Subsidiaries are “tax-exempt use property” within the meaning of Section 168(h) of the Code.  None of the assets owned by the Company or any of its Subsidiaries are property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect immediately prior to the enactment of the Tax Reform Act of 1986.  None of the assets owned by the Company or any of its Subsidiaries are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or is subject to a “section 467 rental agreement” within the meaning of Section 467 of the Code.

(ii)         The Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes has not made any election under Section 1101(g)(4) of the Budget Act to have the amendments made by the Budget Act apply to such entity with respect to any taxable period ending on or before the Closing Date.

(iii)       The Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes has made or will make a valid election under Section 754 of the Code, and such election will be valid and in effect as of the Closing.

(iv)        The Company and its Subsidiaries have not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous state, local or foreign Law.

Section 3.15       Proceedings.  Section 3.15 of the Company Disclosure Schedule sets forth a correct and complete list of all material Proceedings pending, filed or, to the Knowledge of the Company, threatened by, against or affecting the Company or any of its Subsidiaries, any of their respective officers, directors, managers, employees or agents in their capacities as such, or any of their respective assets or businesses.  To the Knowledge of the Company, there is no basis for the assertion of any such Proceeding against or affecting the Company or any of its Subsidiaries, other than as set forth on Section 3.15 of the Company Disclosure Schedule.  The Company and its Subsidiaries are not a party to, subject to or in default under any material Judgment or any administrative order or settlement with a Governmental Entity, and there are no unsatisfied judgments against the Company, any of its Subsidiaries or the assets of the Company and its Subsidiaries.  To the Knowledge of the Company, no officer, director, manager, agent or employee of the Company is subject to any Judgment that prohibits such officer, director, manager, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.  There is not any Proceeding by the Company pending, or that the Company presently intends to initiate, against any other Person.  To the Knowledge of the Company, there is no pending or threatened investigation of or affecting the Company.

Section 3.16       Compliance with Laws; FCPA Matters; Americans with Disabilities Act; and Antiboycott Laws.

(a)         The Company and its Subsidiaries and, to the Knowledge of the Company, the Company Property, are, and during the last three years have been, in material compliance with all applicable Laws, including those relating to occupational health, safety and food quality and safety.  The Company and its Subsidiaries and, to the Knowledge of the Company, the Company Property, are, and during the last three years have been, in material compliance with all Judgments applicable to the Company, the business of the Company and its Subsidiaries or any assets owned or used by the Company or any of its Subsidiaries and with respect to all products sold by the Company or any of its Subsidiaries.  The Company and its Subsidiaries have not received any written, or to the Knowledge of the Company verbal, notice in the last three years imposing any Judgment or that alleges that the Company or any of its Subsidiaries is not in compliance with any Law or any Judgment.  Section 3.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Judgments (including terminated Judgments) applicable to the Company or any of its Subsidiaries or any assets owned or used by the Company or any of its Subsidiaries.  None of the Company, its Subsidiaries, or any of their respective current or former directors, managers, officers, employees or agents or any other Person authorized to act, or acting, on behalf of the Company or any of its Subsidiaries, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any government official, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property, or services (i) for the purpose of (A) influencing any act or decision of such government official, candidate, party, campaign or other Person, (B) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty, (C) obtaining, retaining or paying for business or special concessions for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage or (ii)  in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or other Law.  The Company and its Subsidiaries have not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its customers, brokers or distributors.

(b)         Each of the facilities of the Company and its Subsidiaries is in compliance in all material respects with the Americans with Disabilities Act of 1990, as amended, and other similar Laws applicable to such facilities.

(c)         None of the Company nor any of its Subsidiaries has, during the last three years, been cited, fined or otherwise been notified by any Governmental Entity or third party of any material (i) failure to comply with any applicable Laws or Judgments related to the preparation, holding, offering for sale and sale of food and beverages, including any applicable Laws governing food and beverage safety and handling, nutrition labeling on menus or branding or (ii) investigation or review by any Governmental Entity regarding the foregoing.

Section 3.17       Environmental Matters.

(a)         The Company and its Subsidiaries are, and during the last three years have been, in compliance in all material respects with all Environmental Laws, except where the failure to be in compliance would not have a Company Material Adverse Effect.

(b)         The Company and its Subsidiaries hold all material Permits required to be held by the Company or any of its Subsidiaries under Environmental Laws to conduct their business as currently being conducted, and the Company and its Subsidiaries are now and during the last three (three) years have always been in material compliance with such Permits required to be held by the Company or any of its Subsidiaries.

(c)         There are no Proceedings currently pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law, nor is the Company or any of its Subsidiaries aware of any information which is reasonably likely to form the basis of any such a Proceeding.

(d)         The Company and its Subsidiaries have not received any notice of actual or threatened liability or responsibility for, or any inquiry or investigation regarding, any Release or threatened Release of Hazardous Materials or any actual or alleged violation of, non-compliance with, or responsibility under, any Environmental Laws on the part of the Company or any of its Subsidiaries or with respect to the Company Property, nor is the Company or any of its Subsidiaries aware of any information which is reasonably likely to form the basis of any such notice.

(e)         The Company and its Subsidiaries have not Released any Hazardous Materials or engaged in the Handling of Hazardous Materials at the Company Property in any manner not in compliance with Environmental Laws in any material respect that would require reporting, investigation, cleanup or remediation under Environmental Laws.

(f)         To the Knowledge of the Company, there are no asbestos-containing materials or polychlorinated biphenyls on, at or under the Company Property.

(g)         The Company has made available to Purchaser true and correct copies of all environmental reports, audits and assessments in the Company’s or any of its Subsidiaries’ possession and relating to the Company Property, including any Phase I or Phase II environmental site assessments, sampling results, and all other written reports relating to human health or the environment.

Section 3.18       Plans.

(a)         Section 3.18(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Plan.  Neither the Company nor any of its Subsidiaries has any plan or commitment to adopt or enter into any additional Plans or to materially amend or terminate any existing Plan.

(b)         The Company has made available to Purchaser a true and complete copy, as applicable, of (i) each material Plan (including any amendments thereto) and descriptions of all material terms of any such Plan that is not in writing, (ii) the three most recent annual reports with accompanying schedules and attachments, filed with respect to each Plan required to make such a filing, (iii) the most recent summary plan description for each Plan for which a summary plan description is required by applicable law, (iv) the most recently received determination letter, if any, issued by the Internal Revenue Service and each currently pending application for a determination letter with respect to any Plan that is intended to qualify under Section 401(a) of the Code, (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Plan, and (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations with respect to any Plan.

(c)         Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Plan. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d)         No Plan is, and none of the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates contributes to, has within the past six years contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(e)         Neither the Company nor any Subsidiary of the Company has any obligation to provide (whether under a Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former employees, directors or managers, or consultants of the Company or any of its Subsidiaries (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, manager, or consultant, other than health continuation coverage pursuant to COBRA.

(f)         Each Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws.

(g)         No compensation has been or would reasonably be expected to be included in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company as a result of the operation of Section 409A of the Code.  There is no Contract, Plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up or reimbursement payment to any employee or consultant, including without limitation, with respect to any additional Taxes arising under Section 409A of the Code or Section 280G of the Code.

(h)         No Proceeding is pending or, to the Knowledge of the Company, threatened against, by or on behalf of any Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course).  With respect to each Plan, (i) no breaches of fiduciary duty by the Company or, to the Knowledge of the Company, any other Person, in connection with the administration or investment of the assets of such Plan have occurred, (ii) no lien has been imposed under the Code, ERISA or any other applicable Law and (iii) to the Knowledge of the Company, to the extent applicable, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code).  Neither the Company nor any of its Subsidiaries has, within the past three years, made any filing in respect of any Plan under the Employment Plans Compliance Resolutions Systems or the Department of Labor Delinquent Filer Program.

(i)          No Plan, and none of the Company, its Subsidiaries or any Plan fiduciary with respect to any Plan, in any case, is currently the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(j)          Except as set forth on Section 3.18(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider of the Company or any of its Subsidiaries to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant, director, manager or other service provider or any such group of employees, consultants, directors, managers or other service providers; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(k)         Each of the Company, its Subsidiaries and their respective ERISA Affiliates is, and during the last six years has been, in compliance in all material respects with the applicable requirements of (i) Section 4980B of the Code and any similar state Law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws thereunder and (iii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and, to the Knowledge of the Company, no circumstance exists or event has occurred, which reasonably could be expected to result in any material liability to the Company, its Subsidiaries or their respective ERISA Affiliates as a result of a material violation of, or material penalty or liability under, any of the foregoing.  No Plan is maintained through a human resources and benefits outsourced entity, professional employer organization, or similar vendor or provider.  Neither the Company nor any of its Subsidiaries has sponsored, maintained, contributed to, or has been required to sponsor, maintain or contribute to, any Plan providing benefits to any employee or former employee of the Company or its Subsidiaries (or any dependent thereof) which is, or would cause the Company or any Subsidiary thereof to be, subject to the Laws of any jurisdiction outside of the United States.

Section 3.19       Employee and Labor Matters.

(a)         Neither the Company nor any Subsidiary thereof is or has at any time been bound by any collective bargaining or similar agreement with respect to its employees.  There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary thereof, and neither the Company nor any Subsidiary thereof has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past three years.  There are no labor unions or other organizations representing, and, to the Knowledge of the Company, no union organization campaign is in progress with respect to, any employees of the Company or any Subsidiary thereof.  There are no unfair labor practice charges pending against the Company before the National Labor Relations Board or any other Governmental Entity, and there are no grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees.

(b)         Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, employment eligibility verification, immigration, visa, work status, personal rights or any other labor and employment-related matters.  Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have properly classified all of their respective service providers as either employees or independent contractors, employed or self-employed, and as exempt or non-exempt, for all purposes and has made all required filings in connection with services provided by, and compensation paid to, such service providers.  Neither the Company nor any of its Subsidiaries are a party to, or otherwise bound by, any consent decree with, or citation any Governmental Entity relating to employees or employment practices.  The Company and its Subsidiaries maintain accurate and complete Form I-9s with respect to each of its former and current employees in accordance with applicable Laws concerning immigration and employment eligibility verification obligations, except where the failure to be in compliance would not have a Company Material Adverse Effect.  Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, no Misconduct Claim is currently pending or, to the Knowledge of the Company, threatened against any service provider of the Company or any of its Subsidiaries with respect to conduct relating to the Company’s workplace and, to the Knowledge of the Company, no Company service provider has engaged in any act that would reasonably be expected to give rise to a Misconduct Claim.

(c)         The Company and each of its Subsidiaries has paid in full to all their respective employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)         During the three years prior to the Closing Date, neither the Company nor any Subsidiary thereof has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries.

(e)         No executive-level employee of the Company or any of its Subsidiaries has informed the Company or any of its Subsidiaries (whether orally or in writing) of any plan to terminate employment with or services for the Company, and, to the Knowledge of the Company or any of its Subsidiaries, no such Person or Persons has any present plans to terminate employment with or services for the Company or any of its Subsidiaries.

(f)         The Company has not used the services of any temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code).

(g)         The Company and each of its Subsidiaries are in material compliance with and has not materially violated the terms and provisions of the Immigration Reform and Control Act of 1986, as

amended, and all related regulations promulgated thereunder (“Immigration Laws”).  Neither the Company nor any of its Subsidiaries has been warned, fined, or otherwise penalized by reason of its failure to comply with the Immigration Laws, nor is any such proceeding pending or, to the Knowledge of the Company, threatened.

Section 3.20       Transactions with Affiliates.

(a)         Except as set forth on Schedule 3.20 of the Company Disclosure Schedule, no Related Person of the Company, its Subsidiaries or their respective directors or officers (x) is a party to any transaction with the Company or its Subsidiaries, including any Contract (i) providing for the furnishing of goods or services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to any such Person or such Person’s Affiliates; or (y) has had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries, other than the Transactions (and the sale of food or related services at the restaurants of the Company or its Subsidiaries in the Ordinary Course of Business).  Except as set forth on Schedule 3.20 of the Company Disclosure Schedule, immediately after the Closing, except as expressly set forth in this Agreement or the Ancillary Agreements, no Seller or any current or former Related Persons of any Seller will have any interest in any property or assets (real or personal, tangible or intangible) or Contract of the Company or used in or pertaining to its business.

(b)         There are no account balances as of the Audited Balance Sheet Date, between any Seller or any of its current or former Related Persons, on the one hand, and the Company and its Subsidiaries, on the other hand.  Since the Audited Balance Sheet Date, there has not been any incurrence or accrual of any Liability (as a result of allocations or otherwise) by the Company or any of its Subsidiaries to any Seller or any of their current or former Related Persons or other transaction between the Company and any Seller or any of their current or former Related Persons.

(c)         All of the Contracts identified on Section 5.10 of the Company Disclosure Schedule are on arm’s length terms.

Section 3.21       Suppliers.  Section 3.21 of the Company Disclosure Schedule sets forth a correct and complete list of the 25 largest suppliers or vendors of the Company and its Subsidiaries, as determined by the dollar amounts paid to all suppliers or vendors by the Company and its Subsidiaries in the most recent completed fiscal year, excluding suppliers or vendors of construction and design-related services, credit card processing services on restaurant sales or payroll service (each a “Material Supplier”), including the dollar amount of purchases for such fiscal year.  None of the Material Suppliers have threatened in writing to terminate, or otherwise make any material adverse reductions to, their respective business relationships with the Company or any of its Subsidiaries.

Section 3.22       Accounts Receivable.  The accounts receivable set forth on the Audited Balance Sheet, and all accounts receivable arising since the Interim Balance Sheet Date, represent bona fide claims of the Company and its Subsidiaries against debtors for goods provided or services performed or other charges, and all goods provided and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts and other customer requirements in all material respects.  Such accounts receivable are current and collectible net of the respective reserves shown on the Interim Balance Sheet (which reserves, to the Knowledge of the Company, are adequate and consistent with past practices).

Section 3.23       Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors.  Section 3.23 of the Company Disclosure Schedule sets forth (a) a correct and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those Persons authorized to sign thereon, (b) a correct and complete list of all powers of attorney granted by the Company and those Persons authorized to act thereunder, and (c)  an accurate and complete list of all officers, directors or managers of the Company.

Section 3.24       No Brokers.  None of the Company, its Subsidiaries or their respective Representatives has retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee, financial advisors’ fee or similar commission or fee in connection with any of the Transactions for which Purchaser could become liable or obligated.

Section 3.25       No Other Agreements to Sell the Assets or Membership Interests of the Company.  Except as set forth on Section 3.25 of the Company Disclosure Schedules, none of the Company or Sellers has any commitment or legal obligation, absolute or contingent, to any other Person other than Purchaser to sell, assign, transfer or effect a sale of all or a substantial portion of the assets of the Company or its Subsidiaries (other than sales of inventory in the Ordinary Course of Business), to sell or effect a sale of any Equity Securities of the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company or any of its Subsidiaries, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

Section 3.26       Knowledge.  The individuals set forth in the definition of
“Knowledge of the Company,” in the Ordinary Course of Business, given the organization, reporting procedures, and other controls in place at the Company and its Subsidiaries, are the individuals who would have the knowledge of the matters warranted and represented whenever so limited by the phrase to the “Knowledge of the Company”.

Section 3.27       NO ADDITIONAL REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE CONDITION, VALUE OR QUALITY OF THE UNITS, THE COMPANY, ITS SUBSIDIARIES OR THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES).  WITHOUT LIMITING ANY OF THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY.  NOTWITHSTANDING ANYTHING IN THIS SECTION 3.27 TO THE CONTRARY, SECTION 3.27 DOES NOT LIMIT PURCHASER’S REMEDIES IN THE CASE OF FRAUD.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to each Seller, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

Section 4.01       Organization, Standing and Power.  Purchaser is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of California and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.  Guarantor is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.

Section 4.02       Authority; Execution and Delivery; Enforceability.  Purchaser and Guarantor have full power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which they are, or are specified to be, a party and to consummate the Transactions.  The execution, delivery and performance by Purchaser and Guarantor hereof and the Ancillary Agreements to which they are, or are specified to be, a party and the consummation by Purchaser of the Transactions have been duly authorized by all necessary corporate action.  Purchaser and Guarantor have duly executed and delivered this Agreement and at or before the Closing will have duly executed and delivered each Ancillary Agreement to which they are, or are specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which they are, or are specified to be, a party will as of the Closing constitute (assuming due authorization, execution and delivery by the other parties thereto), their legal, valid and binding obligation, enforceable against them in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.03       No Conflicts; Consents.  The execution and delivery by Purchaser and Guarantor hereof do not, the execution and delivery by Purchaser and Guarantor of each Ancillary Agreement to which they are, or are specified to be, a party will not, and the consummation of the Transactions and compliance by Purchaser and Guarantor with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require any consent or approval under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Purchaser, Guarantor or any of their respective Subsidiaries under, any provision of (a) the certificate of incorporation or by-laws (or comparable documents) of Purchaser, Guarantor or any of their respective Subsidiaries, (b) any Contract to which Purchaser, Guarantor or any of their respective Subsidiaries is a party or by which any of their respective properties or assets is bound or (c) any Judgment or Law applicable to Purchaser, Guarantor or any of their respective Subsidiaries or their respective properties or assets.  No Consent of or Filing with any Governmental Entity or other Person is required to be obtained or made by or with respect to Purchaser, Guarantor or any of their respective Subsidiaries in connection with the execution, delivery and performance hereof or any Ancillary Agreement or the consummation of the Transactions or the ownership by Purchaser of the Company following the Closing, except for the pre-merger notification requirements of the HSR Act.

Section 4.04       Legal Proceedings; Judgments.  There are no Proceedings or Judgments pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser, that (x) could reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which Purchaser is a party or (y) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the Transactions.

Section 4.05       Securities Act.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchaser’s acquisition of the Membership Interests.  Purchaser confirms that it can bear the economic risk of its investment in the Membership Interests.  Purchaser is acquiring the Membership Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Membership Interests.  Purchaser agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to an exemption from such registration available under the Securities Act.

Section 4.06       Availability of Funds.  The Guarantor has, and the Purchaser will have as of the Closing and the other times any obligations of Purchaser under this Agreement come due, sufficient cash and available lines of credit to enable it to consummate the Transactions and satisfy its obligations hereunder and under the Ancillary Agreements.  Purchaser’s obligation to consummate the Transactions is not contingent on the consummation of the Purchaser Financing.

Section 4.07       No Brokers.  Neither Purchaser nor any of Purchaser’s Representatives has retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee, financial advisors’ fee or similar commission or fee in connection with any of the Transactions for which Sellers or the Company could become liable or obligated.

ARTICLE V

Certain Covenants and Agreements

Section 5.01       Conduct of Business by the Company and Sellers.

(a)         Except for matters set forth in Section 5.01(a) of the Company Disclosure Schedule or otherwise expressly permitted or required hereby or as required by applicable Law, from the date hereof to the Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its businesses in the Ordinary Course of Business (including with respect to, advertising, promotions, capital expenditures and inventory levels) and shall use commercially reasonable efforts to keep intact its business, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom it deals.  Without limiting the foregoing, the Company shall, and shall cause each of its Subsidiaries to, not take any action that would, or that would reasonably be expected to, result in any of the conditions to the purchase and sale of the Membership Interests set forth in Article VI not being satisfied.  In addition (and without limiting the generality of the foregoing), except as set forth in Section 5.01(a) of the Company Disclosure Schedule or otherwise contemplated, permitted or required by the terms of this Agreement (excluding the first sentence of this Section 5.01(a)) or as required by applicable Law, from the date hereof to the Closing, the Company shall not, and shall cause each of its Subsidiaries not to, do any of the following without the prior written consent of Purchaser:

(i)          incur any Indebtedness, other than trade debt incurred in the Ordinary Course of Business or Purchaser Indebtedness, prepay any Indebtedness before its due date or create or suffer any Lien to be incurred by the Company or any of its Subsidiaries, other than Permitted Liens;

(ii)         enter into any Contract or commitments other than Contracts or commitments made in the Ordinary Course of Business or pursuant to this Agreement or any of the Ancillary Agreements;

(iii)       sell, assign, transfer or otherwise dispose of any assets or properties used in connection with the business of the Company or any of its Subsidiaries, other than inventory or supplies consumed or disposed of in the Ordinary Course of Business;

(iv)        allow to be suffered any damage, destruction or loss (whether or not covered by insurance) affecting the business, asset or property of the Company or any of its Subsidiaries that individually or in the aggregate exceeded $250,000 in value;

(v)         cancel or waive any material claims or rights in respect of the business, asset or property of the Company or any of its Subsidiaries;

(vi)        change the authorized or issued Equity Securities of the Company or any of its Subsidiaries other than as contemplated by this Agreement;

(vii)       declare or pay any dividends or other distributions in respect of any Equity Securities in the Company or any of its Subsidiaries, other than a tax distribution prior to the Closing Date as permitted by the Company Operating Agreement or as contemplated by this Agreement;

(viii)     grant, purchase, redeem, retire, transfer, assign or otherwise permit any Person to acquire any Equity Securities of the Company or any of its Subsidiaries, other than as contemplated by this Agreement;

(ix)        except as set forth in Section 5.01(a)(ix) of the Company Disclosure Schedule, amend or change any Organizational Documents of the Company or any of its Subsidiaries;

(x)         materially change the Company’s or any of its Subsidiaries’ method of accounting or manner of keeping books, accounts or records, or accounting practices, except as may be required by reason of a concurrent change in GAAP or as expressly required by this Agreement;

(xi)        (A) hire or terminate any Key Employee, (B) pay, announce, promise or grant, whether orally or in writing, any increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company or any of its Subsidiaries (except in the Ordinary Course of Business or as required by any applicable Law or the terms of any Plan as in effect on the date hereof), (C) accelerate the vesting or payment of any compensation or benefits under any Plan, except as required pursuant to the terms of such Plan as in effect on the date hereof or by any applicable Law, (D) enter into, adopt, terminate or materially amend any Plan, or (E) grant any equity or equity-linked awards or other bonus, commission or incentive compensation to any employee, consultant, director or manager;

(xii)       enter into any collective bargaining agreement or other Contract with any labor organization, union or association;

(xiii)     incur or assume any Liabilities (including Indebtedness) or guarantee any such Liabilities, other than (A) in the Ordinary Course of Business (including any lease guarantee associated with potential new restaurant locations set forth on Section 3.08(a) of the Company Disclosure Schedule), (B) as otherwise reflected on the Interim Balance Sheet or (C) as permitted in Section 5.01(a)(i);

(xiv)      (A) accelerate or delay in any material respect the creation or utilization of prepaid expenses in advance or beyond the due date for such utilization or the date such utilization would have been made in the Ordinary Course of Business, (B) accelerate or delay in any material respect the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business; (C) delay or accelerate in any material respect payment of any accounts payable, gift cards payable or accrued expenses beyond or in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business, in either case, except as otherwise reflected on the Interim Balance Sheet; or (D) accelerate or delay in any material respect the purchase of equipment or other assets or properties beyond or in advance of the due date for such purchase or the date such purchase would have been made in the Ordinary Course of Business;

(xv)       make or incur any capital expenditures that, in the aggregate, are in excess of $250,000, other than capital expenditures (A) made in connection with the Company Property under development set forth on Section 3.08(a)(2) of the Company Disclosure Schedule; (B) made in connection with new restaurant openings for The Henry in Coronado, California and Flower Child in McLean, Virginia; or (C) included in the Capital Expenditures Budget;

(xvi)      open, relocate or close any office or other facility, or make any application for such an opening, relocation or closing, other than in connection with the commencement or expiration of a Lease pursuant to its terms or new restaurant openings for The Henry in Coronado, California and Flower Child in McLean, Virginia;

(xvii)     (x) pay, discharge or satisfy any material Liability, other than in the Ordinary Course of Business, or (y) fail to pay or satisfy when due any material Liability;

(xviii)   enter into any Contract that would have been required to be set forth in Section 3.11(a) of the Company Disclosure Schedule if it were in effect on the date hereof, or materially modify, or amend, terminate or grant any Consent or waiver under any Company Contract or any Contract that would have been a Company Contract if it were in effect on the date hereof, other than any Contract renewal in the Ordinary Course of Business, or the entry into Leases for the potential new restaurant locations identified on Section 3.08(a) of the Company Disclosure Schedule;

(xix)      pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Sellers or any of their current or former Related Persons, other than as expressly contemplated by this Agreement or in the Ordinary Course of Business;

(xx)       make any material change in internal accounting controls or disclosure controls and procedures or revalue any Company assets, including writing off notes or accounts receivable;

(xxi)      prepare or file any material Tax Return, make any tax election, or adopt any accounting method, enter into a Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, amend a Company Return, settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, request any ruling or similar guidance with respect to Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, in each case if the taking of such action would reasonably be expected to adversely impact the Purchaser or any of its Affiliates;

(xxii)     acquire by merging or consolidating with, or by purchasing any Equity Securities or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material;

(xxiii)   other than pursuant to the North Italia Purchase Agreement, sell, lease, transfer, abandon, permit to lapse, dedicate to the public, license or otherwise dispose of any material portion of the Company’s or its Subsidiaries’ assets, including any Intellectual Property of the Company or any of its Subsidiaries, except inventory sold in the Ordinary Course of Business;

(xxiv)    fail to maintain or protect the confidentiality of any data or other information related to the Company’s and its Subsidiaries’ business other than in a commercially reasonable manner and consistent with past practices;

(xxv)     enter into any lease, sublease or occupancy or use agreement of real property (including relating to the Company Property) or otherwise alienate, encumber, transfer, option, assign, sell, transfer or convey its interest in the Company Property or any portion thereof or enter into any agreement or understanding to do so, other than any Contract renewal in the Ordinary Course of Business, or the entry into Leases for the potential new restaurant locations identified on Section 3.08(a) of the Company Disclosure Schedule;

(xxvi)    modify, amend, terminate or permit the lapse of any license, lease or sublease of, or reciprocal easement agreement, operating agreement or other material Contract relating to, real property (including the Company Property) to the extent the Company is party to or bound by any such license, lease, sublease, reciprocal easement agreement, operating agreement or other material Contract; or

(xxvii)   commit or agree to do any of the foregoing actions.

(b)         From the date hereof until the Closing, except as set forth in Section 5.01(b) of the Company Disclosure Schedule or otherwise expressly permitted or required hereby (excluding the first sentence of Section 5.01(a)) or required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to:

(i)          maintain its assets in the Ordinary Course of Business in substantially the same condition as of the date of this Agreement, reasonable wear and tear excepted;

(ii)         upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such better condition as may be required by Law;

(iii)       maintain its level and quality of inventory and supplies, and raw materials in the Ordinary Course of Business and in a manner consistent with its practices in place as of the Audited Balance Sheet Date;

(iv)        furnish any other information reasonably requested by Purchaser in order to comply with the requirements of the Securities Act and the Exchange Act;

(v)         make purchases of goods and services required for the normal operation of the business of the Company and its Subsidiaries and the construction of restaurants for then scheduled opening date, make replacements and repairs and otherwise perform maintenance in accordance with the Capital Expenditures Budget;

(vi)        pay for accounts payables, gift cards payable, accrued expenses and other Liabilities in the Ordinary Course of Business;

(vii)       collect notes and accounts receivable in the Ordinary Course of Business; and

(viii)     following each Financial Month that ends during the period between the date hereof and the Closing, deliver to Purchaser an unaudited balance sheet, summary of capital expenditures and statements of operations, members’ capital and cash flows for such Financial Month, within one Business Day after each becomes available.

(c)         From the date hereof to the Closing, none of Sellers shall, without the prior written consent of Purchaser, sell, assign, transfer or alienate, encumber or otherwise dispose of any Equity Interests of the Company or, except pursuant to the exercise of drag-along rights as set forth in Section 5.11, any of its Subsidiaries.

Section 5.02       Inspection and Access to Information.

(a)         The Company will, and will cause its Subsidiaries to, (i) provide Purchaser and its Representatives, upon reasonable prior notice, reasonable access, during normal business hours, to the personnel, properties, books and records of the Company and its Subsidiaries, and (ii) furnish to the Purchaser and its Representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request.

(b)         All information provided or obtained in connection with the transactions contemplated by this Agreement or the Ancillary Agreements will be held by the Purchaser in accordance with the Confidentiality Letter Agreement, dated June 6, 2019, between Guarantor and the Company (the “Confidentiality Agreement”).  In the event of a conflict or inconsistency between the terms hereof and the Confidentiality Agreement, the terms hereof will govern.

Section 5.03       No Solicitation of Transactions.

(a)         The Company and each Seller shall not, and shall cause its respective Subsidiaries and Representatives not to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any actual or potential transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company or its Subsidiaries or any Equity Securities of the Company or its Subsidiaries other than the transactions contemplated by this Agreement or the Ancillary Agreements, or the sale of inventory in the Ordinary Course of Business (an “Acquisition Transaction”),

(ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing; provided,  however, that the Company may continue to market Zinburger for sale so long as the Company and its Subsidiaries do not enter into any Contracts or consummate any transactions related thereto without the prior written consent of Purchaser.

(b)         The Company and each Seller shall, and shall cause its respective Subsidiaries and their respective Representatives to, (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction, (ii) promptly notify Purchaser of any inquiry or contact with any Person with respect an Acquisition Transaction that is made subsequent to the date of this Agreement, and provide the details of such inquiry or contact (including the identity of the third party or third parties making the inquiry or contact and copies of any proposals and the specific terms and conditions discussed or proposed) and (iii) keep Purchaser fully informed with respect to the status of the foregoing.

Section 5.04       Reasonable Efforts.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, as promptly as commercially practicable, the Transactions, including using commercially reasonable efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and to make all necessary registrations and filings (including filings with Governmental Entities, which shall include filing the premerger notifications and related documentation required under the HSR Act no later than ten Business Days following the date hereof) and to take all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity.  Each of Purchaser and the Company shall pay 50% of the HSR Act filing fees.  Notwithstanding the foregoing, Purchaser shall not have any obligation to (and the Company and its Affiliates shall not without Purchaser’s prior written request) (x) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Purchaser, the Company or any of their Subsidiaries or Affiliates or (y) otherwise take or commit to take any actions that would limit the freedom of Purchaser, the Company or any of their Subsidiaries or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b)         Before the Closing, the Company shall use all commercially reasonable efforts to obtain, and to cooperate in obtaining, all Consents from third parties necessary or appropriate to permit the consummation of the Transactions; provided,  however, that the Parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than customary filing fees payable to Governmental Entities and nominal filing or application fees payable to other third parties) and no Party shall agree to any conditions or restrictions imposed by any third party that, individually or in the aggregate, would materially impair (or could reasonably be expected to materially impair) the ability of such Party to consummate the Transactions or would reasonably be expected to have a material adverse effect on the economic benefits to Purchaser arising therefrom.

(c)         Prior to the Closing, subject to Laws relating to the sharing of information, each of Purchaser, the Company and Sellers’ Representative shall have the right to review in advance, and to the extent practicable each will consult the others on, any Filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions.  Each of the Parties shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission.  Furthermore, the Parties shall (i) keep each other fully informed of all communications received from, or made to, and any inquiries or requests for additional information or documents from, the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity in connection with the transactions contemplated hereby, (ii) not make any submission to a Governmental Entity related to the transactions contemplated hereby without first having provided the other party and its counsel a reasonable opportunity to provide comments on such submission, and having considered such comments in good faith and (iii) promptly and completely provide any information or documents requested by any Governmental Entity in connection with transactions contemplated hereby.

Section 5.05       Confidentiality.

(a)         On the Closing Date, Guarantor and the Company hereby agree that the Confidentiality Agreement shall terminate.  From and after the Closing Date, the terms of Section 5.05(b) shall apply.

(b)         Each Seller acknowledges that he, she or it has knowledge of certain Confidential Information and that such Confidential Information is confidential and proprietary to the Company and its business and may constitute valuable Trade Secrets of the Company and its business, which affect, among other things, the successful conduct, furtherance and protection of the Company and its business and related goodwill.  Each Seller acknowledges that the unauthorized use or disclosure of such Confidential Information has the potential to be highly prejudicial to the interests of Purchaser, the Company and their respective Affiliates or their respective customers, suppliers, vendors, advertisers, clients and patrons, an invasion of privacy, or an improper disclosure of Trade Secrets.  Each Seller agrees that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to Purchaser and its Affiliates, and constitutes a substantial part of the value to Purchaser and its Affiliates of the Company and its business.  Each Seller further acknowledges that Purchaser and its Affiliates and, following the Closing, the Company, could be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Purchaser and its Affiliates and, following the Closing, the Company.  Accordingly, each Seller covenants and agrees that it shall not, directly or indirectly, and shall cause any Representatives and any other persons acting on such Seller’s behalf (each Seller and such Representatives and other persons with respect to such Seller being collectively referred to as the “Restricted Persons”) not to, without the prior written consent of Purchaser, disclose, use, exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for the benefit of any such Restricted Person or of any third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectable except that Seller and, prior to the Closing, the Company may disclose, use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) (i) that such item is or becomes generally known on a non-confidential basis to persons in the industry, through no wrongful act of any Restricted Person, in which Purchaser or the Company is engaged and is part of the public domain or (ii) required by applicable Law or administrative process; provided, that, prior to any disclosure under this clause (ii), to the extent reasonably practicable, such Seller or the Company notifies Purchaser of such disclosure so that Purchaser may obtain (at its cost) an appropriate protective order or other protection from such disclosure.  Notwithstanding anything to the contrary set forth herein, Confidential Information does not include Residuals retained in the memories of any Seller, which each such Seller may retain and use; provided,  however, that the foregoing does not permit (A) the intentional memorization of Confidential Information for the purpose of evading obligations contained in this Agreement or (B) the infringement (intentional or otherwise) of the Company Intellectual Property.

Section 5.06       Expenses; Transfer Taxes.

(a)         Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the Transactions shall be paid by the Party incurring such expense.

(b)         Any real property transfer, transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar Taxes, and any conveyance fees or recording charges (including any penalties and interest and any reasonable costs related to the preparation and filing of any Tax Returns related to any such Taxes) (such amounts, the “Transfer Taxes”), imposed with respect to the transactions contemplated by this Agreement shall be borne by Sellers as a Seller Transaction Expense and (to the extent not included in the determination of Closing Seller Transaction Expenses) shall be paid by Group A Sellers (in accordance with their Group A Pro Rata Shares).  In addition, Purchaser shall prepare, complete and file all Tax Returns required to be filed by the Company relating to such Transfer Taxes, which Tax Returns shall be subject to the approval of Sellers’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 5.07       Employee Matters.

(a)         Effective as of the Closing Date and thereafter, for the purpose of determining eligibility and vesting under Purchaser’s and it Affiliates’ plans and programs providing employee benefits to each employee of the Company or its Subsidiaries who continues in employment with Purchaser and its Affiliates (including the Company) immediately following the closing (the “Continuing Employees”) after the Closing Date, Purchaser and its Affiliates shall give credit, or shall cause the Company to give credit, to Continuing Employees for service with the Company, its Subsidiaries and any ERISA Affiliate prior to the Closing Date, to the same extent as such Continuing Employee was (or would have been) entitled for such service prior to the Closing Date, for purposes of eligibility and vesting under any program, policy or arrangement of Purchaser applicable to such Continuing Employees following the Closing Date (each a “Purchaser Plan”), except to the extent prohibited or impeded by Law or where such credit would result in a duplication of benefits or may be prohibited by the terms of any such program, policy or arrangement.  In addition, Purchaser and its Affiliates shall or shall cause the Company to use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations, eligibility waiting periods or actively at work requirements under any health or similar plan of the Company, Purchaser or an Affiliate of Purchaser to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Company Plan in which such Continuing Employee participated immediately before the Closing, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Company, Purchaser or an Affiliate of Purchaser, as if such amounts had been paid in accordance with such plan.

(b)         Notwithstanding anything herein to the contrary, Purchaser and the Company acknowledge and agree that all provisions contained in this Section 5.07 are included for the sole benefit of Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) subject to the terms of any applicable individual agreement between such individual and the Company or any of its Subsidiaries, shall prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any director, manager, officer, employee or independent contractor of the Company (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such employee, consultant, director or manager at any time following the Closing; (ii) shall be treated as an amendment or other modification of any Plan, (iii) shall limit the right of Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iv) shall confer upon any other Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

(c)         Not less than five Business Days prior to the Closing Date, the Company shall deliver a certificate duly executed by the Chief Executive Officer of the Company (“Closing Bonus Schedule”), which Closing Bonus Schedule shall set forth (i) the aggregate amount of discretionary bonuses to be paid by the Company or its Subsidiaries to current or former employees of the Company or its Subsidiaries (the “Closing Bonuses”), (ii) the employer portion of any employment Taxes that are incurred by the Company, its Subsidiaries or its Affiliates in connection with the payment of such Closing Bonuses (the “Closing Bonus Taxes”), and (iii) the name of, and the amount of Closing Bonus to be received by, each such recipient of a Closing Bonus; provided,  however, that the aggregate amount of such Closing Bonuses and Closing Bonus Taxes shall not exceed $5,000,000.  The Parties acknowledge that the Purchase Price shall not include an amount equal to the sum of (x) the Closing Bonuses plus (y) the Closing Bonus Taxes.  Promptly after the Closing, Purchaser shall cause the Company to pay the Closing Bonuses to the Persons specified in the Closing Bonus Schedule, and Purchaser shall pay the Closing Bonus Taxes to the applicable taxing authorities.

Section 5.08       Publicity.  None of the Parties shall make any public announcement concerning the Transactions or otherwise reveal publicly the terms of this Agreement or any of the Ancillary Agreements without the prior written consents of Sellers’ Representative and Purchaser in each instance, except as required by Law (including, if applicable, under applicable securities laws) or stock exchange requirements  (in which case the disclosing Party shall advise the other Parties and the other Parties shall, if practicable, have the right to review such press release or announcement prior to its publication).

Section 5.09       Further Assurances.  From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to evidence and confirm the Transactions, including, in the case of Sellers, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

Section 5.10       Treatment of Certain Affiliate Agreements.  Except as set forth on Section 5.10 of the Company Disclosure Schedule, effective as of the Closing, the Company and its Subsidiaries shall cause all Contracts, transactions or arrangements between any of their Related Persons, on the one hand, and the Company or any of its Subsidiaries, on the other hand, to be terminated without any party having any continuing obligations thereunder and, other than pursuant to this Agreement or any of the Ancillary Agreements or pursuant to any such Related Person’s continued status as an employee of the Company, there shall be no intercompany obligations between any such Related Persons, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

Section 5.11       Drag-Along of Minority Investors.  Except with respect to the Non-Dragged Subsidiaries, on or prior to the third Business Day immediately after the date hereof, the Company shall, or shall cause its Subsidiaries to, trigger the exercise of drag-along rights under the Organizational Documents of the Company’s non-wholly owned Subsidiaries pursuant to drag-along notices substantially in the form attached hereto as Exhibit E (the “Drag-Along Notices”), which shall include the applicable bona fide offer amounts as mutually agreed by the Company and Purchaser in writing (the “Bona Fide Offer Amounts”).  Purchaser hereby confirms that in connection with the Transactions, Purchaser agrees to purchase all of the outstanding Equity Securities of all of the Company’s non-wholly owned Subsidiaries, other than the Non-Dragged Subsidiaries, as necessary to directly or indirectly acquire all of the Equity Securities held by the holders thereof.  The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain the executed written consent of all holders of Equity Securities in its Subsidiaries (other than the Company or another of its Subsidiaries) (such holders, the “Minority Subsidiary Investors”) in the form of Exhibit F (the “Minority Subsidiary Investor Assignments”) prior to the Closing Date.  The Company shall keep Purchaser reasonably apprised regarding the status of its solicitation of Minority Subsidiary Investor Assignments and, within two Business Days of receipt thereof, shall deliver copies of any signed Minority Subsidiary Investor Assignments received from the Minority Subsidiary Investors to Purchaser with the date of execution and name of assignee in blank.  The Company shall promptly notify Purchaser if any Minority Subsidiary Investor refuses to execute a Minority Subsidiary Investors Assignment, or otherwise objects to or contests the Drag-Along Notices or the Transactions.  In the event that a Minority Subsidiary Investor does not execute a Minority Subsidiary Investor Assignment prior to the Closing, in consultation with the Purchaser, the Company shall, or shall cause its applicable Subsidiaries to, execute such Minority Subsidiary Investor Assignment on behalf of such Minority Subsidiary Investor pursuant to any proxy or power-of-attorney under the Organizational Documents.  To the extent that the Equity Securities held by Minority Subsidiary Investors with respect to a particular Subsidiary are acquired though Minority Subsidiary Investor Assignments to the relevant Subsidiary, such transaction shall be deemed to have taken place immediately following Closing, and the Purchase Price shall not include the purchase price for the Equity Securities held by the Minority Subsidiary Investors.  To the extent that the Equity Securities held by Minority Subsidiary Investors with respect to a particular Subsidiary are acquired though Minority Subsidiary Investor Assignments to Purchaser, such transaction shall be deemed to have taken place immediately prior to Closing, and the Purchase Price shall not include the purchase price for all Equity Securities of the relevant Subsidiary (held by the Company or its Subsidiaries as well as by the Minority Subsidiary Investors).  In the event that Purchaser directly acquires the Equity Interests of any non-wholly owned Subsidiary pursuant to the exercise of drag-along rights, Purchaser shall contribute all Equity Interests in such Subsidiary to the Company or a wholly-owned Subsidiary of the Company immediately after the Closing.

Section 5.12       Excluded Assets; Excluded Liabilities.  The Company shall, or shall cause its Subsidiaries to, transfer all of the properties and assets set forth on Section 5.12 of the Company Disclosure Schedule (“Excluded Assets”), and any Liabilities associated therewith (“Excluded Liabilities”) to a Person other than the Company or any of its Subsidiaries prior to the Closing Date, such that, following such transfer, neither the Company nor its Affiliates shall have any continuing Liability with respect to such property or assets or such transfer.  The Company shall provide Purchaser a copy of all definitive documents concerning such transfer promptly after execution of such documents.

Section 5.13       Governance Matters.  From the Closing Date until the earlier of (a) such time as Fox ceases to be an employee of Guarantor and (b) the end of the Measurement Period, the Company shall be required to comply with the governance provisions set forth in Exhibit G and the Amended and Restated Limited Liability Company Agreement of the Company as of the Closing (the “A&R LLC Agreement”) shall include (or incorporate by reference) such provisions (the “Exhibit G Provisions”), and in the event of any conflict between the A&R LLC Agreement and the Exhibit G Provisions, the Exhibit G Provisions shall control; provided,  however, that the Company’s obligations with respect to Section 2.06 (Bonus Pool)

of the Exhibit G Provisions and the applicable Amended and Restated LLC Agreement provision(s) shall not terminate if Fox ceases to be an employee of Guarantor.  From and after such time as the Company is no longer required to comply with such provisions as provided in the immediately preceding sentence, Purchaser may amend the A&R LLC Agreement to remove such provisions (and to make any other modifications) in its sole discretion.

Section 5.14       Spin Out.  On or prior to the Closing, the Company shall transfer the Equity Securities in Flying Fox LLC, FRC Pizza Truck LLC, FRE LLC, SB Nashville LLC and North Investors LLC to an Affiliate that is not a Subsidiary of the Company such that, following such transfer, neither the Company nor its Subsidiaries shall have any continuing Liability with respect to such entities.

Section 5.15       GAAP Financial Statements.  After the date of this Agreement, the Company and Sellers acknowledge that the Company will be required to prepare financial statements in accordance with GAAP to comply with Guarantor’s obligations under the Exchange Act, and, if applicable, the Securities Act, and, in each case, the rules and regulations promulgated thereunder, including audited balance sheets of the Company, its Subsidiaries and its Excluded Subsidiaries as of January 1, 2019 and the related audited statements of operations’, members’ capital and cash flows for the year then ended and the unaudited balance sheet of the Company, its Subsidiaries and Excluded Subsidiaries as of October 1, 2019 and the related unaudited statements of operations, members’ capital and cash flows for the nine months then ended and the comparable prior year period (collectively, the “GAAP Financial Statements”).  The GAAP Financial Statements shall be prepared in compliance with Topic 2 of the Financial Reporting Manual Published by the U.S. Securities and Exchange Commission’s Division of Corporate Finance (“FRM”) and include the auditor’s consent to the use of its reports in compliance with Topic 480 of the FRM.  The Company shall cooperate with, and provide reasonable assistance to, Purchaser in connection with the preparation of such financial statements, including by changing the Company’s accounting methods, practices, principles, policies and procedures to comply with GAAP.

Section 5.16       Non-Dragged Subsidiaries.  At or prior to the Closing, the Company shall, or shall cause one of its Subsidiaries to (a) redeem the Equity Securities of Wildflower Holdings, LLC and FC Investors LLC (the “Redemption Subsidiaries”) owned or held by any Minority Subsidiary Investor (“Subsidiary Redemptions”), and shall pay any consideration due for such redemption with a portion of the Minority Reorganization Payment and (b) dissolve FRC Cityscape II LLC and FRC Modern Steak Scottsdale LLC.  The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain the executed written assignments of all Minority Subsidiary Investors in its Redemption Subsidiaries, in a form reasonably acceptable to Purchaser (the “Redeemed Investor Assignments”) prior to the Closing Date.

Section 5.17       Lien Release.  At or prior to the Closing, the Company shall, or shall cause one of its Subsidiaries to, obtain, and deliver to Purchaser, proof of Lien releases with respect to the Liens set forth on Section 3.14(c)(2) of the Company Disclosure Schedule.

ARTICLE VI

Conditions Precedent

Section 6.01       Conditions to Each Party’s Obligations.  The obligations of the Parties to consummate the Transactions is subject to the satisfaction (or waiver by Purchaser and Sellers’ Representative, to the extent permitted by applicable Law) on or before the Closing Date of the following conditions:

(a)         No Injunctions or Restraints.  No Law, Judgment or other legal restraint preventing the consummation of the Transactions shall be in effect, nor shall any Proceeding (whether instituted by any Governmental Entity or any other Person) seeking the foregoing be pending.

(b)         HSR Act.  The expiration or termination of the waiting period applicable to the consummation of the Transactions under the HSR Act shall have occurred.

Section 6.02       Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Transactions is subject to the satisfaction (or waiver, in whole or in part, by Purchaser) on or before the Closing Date of the following conditions:

(a)         Representations and Warranties.  Each of the Fundamental Representations of Sellers and the Company set forth in Article II and Article III shall be true and correct, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such Fundamental Representation expressly relates to another date (in which case as of such other date).  Each representation and warranty of Sellers and the Company set forth in Article II and Article III (other than any Fundamental Representations of Sellers and the Company) that is qualified as to materiality or Company Material Adverse Effect shall be true and correct, and each such representation and warranty not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representation and warranty expressly relates to another date (in which case as of such other date).

(b)         Performance of Obligations of Sellers and the Company.  Each Seller and the Company, as applicable, shall have performed or complied in all material respects with each obligation and covenant required by this Agreement and the Ancillary Agreements to be performed or complied with by such Seller or the Company, as applicable, on or before the Closing Date.

(c)         Absence of Company Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d)         Minority Subsidiary Investors.  Purchaser shall have received duly executed and delivered (i) Minority Subsidiary Investor Assignments from all Minority Subsidiary Investors in the non-wholly owned Subsidiaries of the Company (other than the Non-Dragged Subsidiaries) and (ii) Redeemed Investor Assignments from all Minority Subsidiary Investors in the Redemption Subsidiaries to effect the Subsidiary Redemptions, other than, in the case of the immediately foregoing clauses (i) and (ii), Minority Subsidiary Investors holding Equity Securities in such non-wholly owned-Subsidiaries or Redemption Subsidiaries valued according to their Bona Fide Offer Amounts at no more than 3% of the Bona Fide Offer Amounts in the aggregate (measured based on all Equity Securities not assigned or redeemed under such clauses (i) and (ii)).

(e)         Agreements and Documents.  Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)          a “good standing” certificate for the Company issued as of a date not more than 10 days before the Closing Date by the Secretary of State of the State of Arizona;

(ii)         an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Policy”) for the Company’s directors and officers in a form acceptable to Purchaser, which shall provide such directors and officers with coverage for six years following the Closing of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company;

(iii)       a certificate duly executed by each Seller certifying that each of the conditions specified in subsections (a) and (b) of this Section 6.02 (to the extent related to such Seller) has been satisfied;

(iv)        a certificate duly executed by an officer of the Company certifying that (A) each of the conditions specified in subsections (a) and (b) of this Section 6.02 (to the extent related to the Company) and (B) subsection (c) of this Section 6.02, has been satisfied;

(v)         payoff letters executed, as necessary, to evidence the full payment of any Funded Indebtedness, authorization to terminate any Liens associated therewith (the “Payoff Letters”), which Payoff Letters shall be in form and substance reasonably acceptable to Purchaser and shall have been provided by the Company to Purchaser at least five Business Days prior to the Closing;

(vi)        statements, invoices or other documentation reasonably acceptable to Purchaser setting forth the amounts of all Seller Transaction Expenses required to be paid at Closing (which shall include the identity of each recipient, dollar amounts and wire instructions and any other information necessary for Purchaser and/or the Company to effect the final payment in full thereof at Closing);

(vii)       dated as of the Closing Date, a duly completed and executed affidavit from each Seller, prepared in accordance with Treasury Regulations Section 1.1445-2(b) and Section 1446(f) of the Code, reasonably acceptable to Purchaser and certifying such Seller’s non‑foreign status;

(viii)     a certificate of the secretary of the Company in form and substance reasonably satisfactory to Purchaser, certifying as to the terms and effectiveness of the Company Certificate of Formation and the Company Operating Agreement and the resolutions of the manager of the Company approving this Agreement and the transactions contemplated hereby;

(ix)        an Assignment Agreement, duly executed by each Seller;

(x)         the Invention Assignment Agreement, duly executed by Fox;

(xi)        the Closing Consideration Certificate in accordance with Section 1.05; and

(xii)       the Closing Bonus Schedule in accordance with Section 5.07(c).

Section 6.03       Conditions to Obligations of Sellers and the Company.  The obligation of Sellers and the Company to consummate the Transactions is subject to the satisfaction (or waiver, in whole or in part, by Sellers’ Representative) on or before the Closing Date of the following conditions:

(a)         Representations and Warranties.  Each Fundamental Representation of Purchaser shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such Fundamental Representation expressly relates to another date (in which case as of such other date).  Each representation and warranty of Purchaser set forth in Article IV (other than any Fundamental Representations of Purchaser) that is qualified as to materiality shall be true and correct, and each such representation and warranty not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representation and warranty expressly relates to another date (in which case as of such other date).

(b)         Performance of Obligations of Purchaser.  Purchaser shall have performed or complied with in all material respects each obligation and covenant required by this Agreement and the Ancillary Agreements to be performed or complied with by Purchaser on or before the Closing Date.

(c)         Agreements and Documents.  Purchaser shall have delivered or caused to be delivered to Sellers and the Company or on Sellers’ or the Company’s behalf, as applicable:

(i)          the amounts set forth in, and in accordance with, clauses (i) through (v) of Section 1.03(c);

(ii)         the Assignment Agreements, duly executed by Purchaser; and

(iii)       a certificate duly executed by an officer of Purchaser certifying that each of the conditions specified in subsections (a) and (b) of this Section 6.03 has been satisfied.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01       Termination.

(a)         Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the Transactions abandoned at any time before the Closing:

(i)          by mutual written consent of Sellers’ Representative and Purchaser;

(ii)         by Sellers’ Representative or Purchaser if the Transactions shall not have been consummated by November 6, 2019 (the “Outside Date”); provided,  however, that the right to terminate this Agreement under this Section 7.01(a)(ii) shall not be available to Sellers’ Representative (on behalf of Sellers and the Company) or Purchaser, as applicable, in the event that failure to fulfill any material obligation of such Party (including Sellers and the Company, in the case of Sellers) under this Agreement has been the principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date;

(iii)       by either Purchaser or Sellers’ Representative (on behalf of Sellers and the Company), if a Governmental Entity shall have issued a non-appealable final Judgment or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Transactions; provided,  however, that the Party seeking to terminate pursuant to this Section 7.01(a)(iii) shall have complied in all material respects with its obligations under Section 5.04;

(iv)        by Purchaser, if there shall be any applicable Law or Judgment enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity, which would (i) prohibit Purchaser’s ownership or operation of any material portion of the business of the Company or (ii) compel Purchaser or the Company to dispose of or hold separate all or any material portion of the business or assets of Purchaser, the Company or any of their respective Affiliates as a result of the Transactions;

(v)         by Purchaser, if Sellers or the Company shall have breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions to the obligations of Purchaser at the Closing to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date and (ii) 10 calendar days following receipt by Sellers’ Representative of written notice of such breach or failure from Purchaser, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met; or

(vi)        Sellers’ Representative (on behalf of Sellers and the Company), if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions to the obligations of Sellers at the Closing to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date or (ii) 10 calendar days following receipt by Purchaser of written notice of such breach or failure from Sellers’ Representative, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met.

Section 7.02       Effect of Termination.  If this Agreement is terminated and the Transactions are abandoned as described in Section 7.01, then this Agreement shall become null and void and of no further force and effect, and all further obligations of the Parties under this Agreement will terminate, except (a) for Section 5.05,  Section 5.06,  Section 5.08,  Section 7.01,  Section 7.02, and, Article X, and (b) following the termination of this Agreement, nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to the termination of this Agreement.

ARTICLE VIII

Tax Matters

Section 8.01       Liability for Taxes; Indemnification.

(a)         Each Group A Seller shall be, severally (and not jointly), liable for, and shall indemnify and hold harmless each of Purchaser and its Affiliates (including, following the Closing, the Company) and each of their respective Representatives (the “Purchaser Indemnitees”) against and hold it harmless from, its Group A Pro Rata Share of any Losses suffered or incurred by such Purchaser Indemnitee that are suffered or incurred at any time by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Losses relate to any Third Party Claim) arising out of, resulting from, involving or otherwise in respect of: (i) Taxes imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; (ii) Taxes for which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (iii) Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; and (iv) any breach of any covenant in this Article VIII or any representation or warranty included in Section 3.14;  provided,  however, that such Group A Seller shall have no liability under this Section 8.01(a) for any Taxes to the extent such Taxes were specifically included in Indebtedness, as finally determined pursuant to Section 1.05.

(b)         Each Seller shall be, severally (and not jointly), liable for and shall indemnify and hold harmless from, any Losses suffered or incurred by such Purchaser Indemnitee that are suffered or incurred at any time by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Losses relate to any Third Party Claim) arising out of, resulting from, involving or otherwise in respect of Taxes of such Seller for any period.

(c)         For purposes of this Section 8.01, whenever it is necessary to determine the liability for Taxes of the Company or any of its Subsidiaries for a Straddle Period, the determination of the Taxes of the Company or such Subsidiary for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or such Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Subsidiary were closed at the close of the Closing Date; provided,  however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.  For the avoidance of doubt, any amount owed by a Group A Seller to a Purchaser Indemnitee pursuant to this Article VIII may, at the Purchaser Indemnitee’s option, be set off against the Indemnity Holdback Amount.

Section 8.02       Tax Returns.

(a)         Except for the Tax Returns described in Section 5.06(b) (relating to Transfer Taxes), with respect to Tax Returns required to be filed by, on behalf of, or with respect to, the Company and its Subsidiaries, the Company shall timely file or cause to be timely filed when due (taking into account all extensions validly obtained) all such Tax Returns that are required to be filed on, or prior to, the Closing Date, and Sellers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  The Company shall provide a copy of all such Tax Returns to Purchaser for its review at least 15 days prior to the due date thereof and shall make such revisions to any such Tax Return as are reasonably requested in writing by Purchaser.

(b)         The Parties acknowledge and agree that the transaction contemplated by this Agreement is governed by Internal Revenue Service Rev. Rul. 99-6, Situation 2, and that for Tax purposes the Company will terminate on the Closing Date pursuant to Code Section 708(b)(1).  Following the Closing, Sellers’ Representative shall prepare or cause to be prepared at its own expense (and Purchaser and Sellers’ Representative shall take such actions necessary to cause to file), when due (taking into account all extensions validly obtained) all Pass-Through Tax Returns of, or with respect to, the Company for any taxable period ending on or before the Closing Date, including the U.S. federal partnership income Tax Return of the Company for its taxable period that ends on the Closing Date.  All such Pass-Through Tax Returns shall be prepared and filed in a manner consistent with past practice, unless otherwise required by applicable Law.  Sellers’ Representative shall deliver a draft of each such Pass-Through Tax Return to Purchaser for review and comment no less than 15 days before the due date thereof, and Sellers’ Representative shall make such revisions to any such Tax Return as are reasonably requested in writing by Purchaser; provided that in the event that Purchaser and Sellers’ Representative are unable to resolve any dispute regarding any such Tax Return, then Sellers’ Representative shall file such Tax Return in accordance with its good faith belief as to the positions required by applicable Law and the terms of this Agreement.

(c)         Purchaser shall file, or cause to be filed, when due (taking into account all extensions validly obtained) all other Tax Returns not described in Section 5.06(b),  Section 8.02(a) or

Section 8.02(b) that are required to be filed by, or with respect to, the Company and its Subsidiaries that relate to a tax period (or portion thereof) ending on or before the Closing Date; provided, that Purchaser shall (i) provide any such Tax Return to Sellers’ Representative for review and comment no less than 15 days prior to the due date for timely filing of such Tax Return, or, if the due date is within 30 days of the Closing Date, as promptly as practical after the Closing Date, and (ii) make such revisions to any such Tax Return as are reasonably requested in writing by Sellers’ Representative; provided,  further, that in the event that Purchaser and Sellers’ Representative are unable to resolve any dispute regarding any such Tax Return, then Purchaser shall file such Tax Return in accordance with its good faith belief as to the positions required by applicable Law and the terms of this Agreement.  Prior to the later of (x) five Business Days before the due date for timely filing of a Tax Return to be filed by Purchaser or (y) the date that is three days after the date that such Tax Return is submitted to Sellers’ Representative for review and comment, each Group A Seller shall remit or cause to be remitted to the Company or Purchaser any Taxes due in respect of such Tax Returns for which such Group A Seller is liable pursuant to Section 8.01(a), net of any such Taxes that were specifically included in Indebtedness, as finally determined pursuant to Section 1.05. Tax Returns that the Company or any of its Subsidiaries is required to file or cause to be filed in accordance with this Section 8.02 shall be prepared and filed in a manner consistent with the most recent past practice of the Company and the terms of this Agreement, except to the extent otherwise required by Law.  Notwithstanding the foregoing, the Company shall make reasonable accommodations (including, if appropriate, the compilation of relevant materials and the preparation of affected Tax Returns) to ensure that Purchaser is able to meet its obligation to timely file any applicable Tax Return that is required to be filed by or with respect to the Company and its Subsidiaries that is due in the 45 days following the Closing Date.

(d)         Neither Purchaser nor any Affiliate thereof shall, and neither shall cause or permit the Company or any of its Subsidiaries to, (i) unless required by applicable Law, amend any Tax Returns of or with respect to the Company and its Subsidiaries filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period and would reasonably be expected to increase the liability of Sellers for Taxes under this Agreement, in each such case without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably conditioned, delayed or withheld.

Section 8.03       Allocation Schedule.

(a)         Purchaser shall prepare a schedule in accordance with Sections 751 and 1060 of the Code (and any other applicable Law), of a purchase price allocation among the assets of the Company and each of its Subsidiaries that is either a partnership or disregarded as an entity separate from the Company for U.S. federal income tax purposes, which shall include a methodology for allocating any Contingent Consideration that may become payable pursuant to Section 1.05 (the “Allocation Schedule”).  The primary, but not sole, use of the Allocation Schedule will be to serve as the basis for both Purchaser’s and Sellers’ disclosure statements which the Parties are required to file with the tax authorities by applicable income tax regulations, including, but not limited to, IRS Forms 8594 and 8308.  Purchaser shall provide a copy of the Allocation Schedule to Sellers’ Representative no later than March 16, 2020.  By the Closing Date, Purchaser and Sellers shall reasonably cooperate with each other to prepare an estimate of the amount to be reported as Class V assets on IRS Form(s) 8594, 8308 or other applicable disclosure statement. Purchaser shall provide a preliminary draft of the Allocation Schedule to Sellers’ Representative within 75 days after the Closing Date with the understanding that the amounts provided on such preliminary draft will be estimates only and subject to change.

(b)         During the 30-day period following Sellers’ Representative’s receipt of the Allocation Schedule (and all supporting schedule, work papers and other materials reasonably requested by Sellers’ Representative), Sellers’ Representative and its auditors and Representatives shall be permitted to review the working papers of the Company, Purchaser and their respective accountants relating to the Allocation Schedule, together with all other reasonably requested materials relating to the Allocation Schedule, including any materials prepared by Purchaser and/or its accountants; provided, that Sellers’ Representative and its auditors and Representatives shall have executed all release letters reasonably requested by Purchaser’s and the Company’s accountants in connection therewith.

(c)         Within 30 days of receipt of the Allocation Schedule prepared in accordance with Section 8.03(a), Sellers’ Representative shall deliver to Purchaser written notice either accepting or objecting to the Allocation Schedule, and if Sellers’ Representative shall not have timely delivered such written notice, Sellers’ Representative shall be deemed to have agreed to the Allocation Schedule, which shall become final and binding upon the Parties.  If Sellers’ Representative timely objects to the Allocation Schedule, then Purchaser and Seller shall negotiate in good faith for a period of 30 days after Purchaser’s receipt of Sellers’ Representative’s written notice of objection to resolve their differences with respect to the Allocation Schedule.  Purchaser and Sellers’ Representative shall each bear their own costs incurred in connection with such negotiations.

(d)         If Purchaser and Sellers’ Representative are unable to timely resolve their differences with respect to the Allocation Schedule, then the Parties shall prepare separate allocations.

(e)         If Sellers’ Representative accepts the Allocation Schedule, Sellers’ Representative does not deliver timely notice to Purchaser of its objection to the Allocation Schedule or Purchaser and Sellers’ Representative are able to timely resolve any differences with respect to the Allocation Schedule, then: (i) the Company, Sellers and Purchaser shall file any applicable IRS Form(s) 8594, 8308, and all other applicable federal, state and local income Tax Returns in accordance with the Allocation Schedule, and none of them shall thereafter take an income Tax Return position inconsistent with such allocation except as otherwise required by applicable Law or unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the IRS or other taxing authority, (ii) the Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to any allocation hereunder and (iii) the Allocation Schedule shall not establish any cap or other limitation on the indemnification obligations of the Parties.

Section 8.04       Tax Contests.

(a)         Sellers’ Representative shall, at the expense of Group A Sellers, control any audit, litigation, or other Proceeding in respect of a Pass-Through Tax Return that relates to a taxable period ending on or before the Closing Date; provided, that Sellers’ Representative (i) shall keep Purchaser reasonably informed regarding such Proceeding and shall consider Purchaser’s suggestions and comments in good faith; and (ii) shall not settle any such audit, litigation or Proceeding (or such portion thereof) that could have any adverse effect that is material on Purchaser, the Company or their Affiliates without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).  Purchaser shall, at its expense, control any other audit, litigation, or other Proceeding in respect of Taxes or Tax Returns of the Company and its Subsidiaries; provided, that if and solely to the extent that such audit, litigation or other Proceeding relates to Taxes for a taxable period (or portion thereof) ending on or before the Closing Date (including in regard to a Straddle Period) for which Group A Sellers would be required to indemnify the Purchaser Indemnitees pursuant to Section 8.01, Purchaser (A) shall keep Sellers’ Representative reasonably informed regarding such proceeding, including by providing copies of all notices and other written correspondence received from a Governmental Entity in connection therewith, (B) shall allow Sellers’ Representative to participate in such Proceeding, which participation rights shall include the right to review relevant material correspondence and to attend relevant material conference calls and meetings with the applicable Governmental Entity (to the extent permitted by applicable Law), (C) shall incorporate Sellers’ Representative’s reasonable suggestions and comments regarding such Proceeding, and

(D) shall not settle such audit, litigation or Proceeding (or a portion thereof, including any portion that would result in a material liability for Sellers) without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably conditioned, delayed or withheld.

(b)         Neither the Company nor any Seller shall cause the Company or any of its Subsidiaries that are treated as a partnership for U.S. federal income tax purposes to elect under Section 1101(g)(4) of Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114‑74 (the “Budget Act”) to have the amendments made by such provisions apply to any Tax Return of such entity relating to any taxable period ending on or before the Closing Date. With respect to any taxable period of the Company or any of its Subsidiaries that are treated as a partnership for U.S. federal income tax purposes to which Section 1101 of the Budget Act applies and that ends on or before the Closing Date, Sellers shall cause such entity to make an election pursuant to Section 6226 of the Code, and shall cause such entity to follow the procedures required in connection with such election, to make inapplicable to such entity the requirement in Section 6225 of the Code that such entity pay any “imputed underpayment” (within the meaning of Section 6225 of the Code).

(c)         Sellers shall be entitled to the amount of any refund or credit in lieu of a cash refund of Taxes of the Company and its Subsidiaries with respect to any Tax periods or portions thereof ending on or before the Closing Date (to the extent such Taxes were paid by the Company or its Subsidiaries prior to the Closing or by Sellers after the Closing) which refund or credit is actually recognized by Purchaser or its Affiliates (including the Company and its Subsidiaries) after the Closing, net of any cost to Purchaser and its Affiliates attributable to the obtaining and receipt of such refund or credit, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date.  Purchaser shall pay, or cause to be paid, to Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares) any amount to which Group A Sellers are entitled pursuant to the prior sentence within 15 days after the receipt or recognition of the applicable refund or credit by Purchaser or its Affiliates.  To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Entity, Sellers agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Governmental Entity, to Purchaser.

(d)         For the avoidance of doubt, to the extent there is any conflict in this Section 8.04 and Section 9.05, this Section 8.04 shall govern.

Section 8.05       Tax Reimbursements.  Each Seller shall reimburse any Purchaser Indemnitee for any Taxes for which such Seller is responsible pursuant to Section 8.01 upon written request setting forth in detail the computation of the amount owed by such Seller.  Each such reimbursement shall be made no more than 10 days after the date upon which such request was made.

Section 8.06       Assistance and Cooperation.  After the Closing Date, each of Sellers and Purchaser shall (and shall cause their respective Affiliates and Representatives to):

(a)         timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 5.06(b) (relating to Transfer Taxes);

(b)         assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 8.02, which assistance shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by relevant Governmental Entities;

(c)         cooperate as and to the extent reasonably requested by the other Party fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and its Subsidiaries, which cooperation shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by relevant Governmental Entities;

(d)         make available to the other Party as reasonably requested all information, records, and documents relating to Taxes of the Company and its Subsidiaries pertaining to a taxable period (or portion thereof) ending on or before the Closing Date; and

(e)         furnish the other Party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company and its Subsidiaries; provided, that Purchaser shall only be obligated to furnish copies of such correspondence to Sellers’ Representative to the extent such audit or information request relates to Taxes for which Sellers may be liable under the terms of this Agreement.

Section 8.07       Retention of Documents.  Sellers’ Representative and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and its Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by another party hereto in writing of such extensions for the respective Tax periods.  Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and its Subsidiaries for any taxable period beginning before the Closing Date, Sellers Representative or Purchaser (as the case may be) shall provide the other parties hereto with reasonable written notice and offer the other parties hereto the opportunity to take custody of such materials.

Section 8.08       Termination of Tax Allocation Arrangements.  Any Tax allocation, Tax indemnity or Tax sharing agreement between the Company and its Subsidiaries, on the one hand, and any one or more Sellers or Affiliates of Sellers, on the other hand, shall be terminated as to the Company and its Subsidiaries on or prior to the Closing, and after the Closing the Company and its Subsidiaries shall not have any liability thereunder.

Section 8.09       Limitation on Seller Rights.  Notwithstanding anything else in this Agreement to the contrary, nothing in this Agreement shall give any Seller any right to access or review any Tax Return or Tax information except to the extent such Tax Return or Tax information relates to the Company or any of its Subsidiaries.  For the avoidance of doubt, no Seller (including Sellers’ Representative) shall have any right to access or review any Tax Return or Tax information to the extent the same is not related to the Company or any of its Subsidiaries.

Section 8.10       Survival, Etc.  Notwithstanding anything to the contrary in this Agreement (including Section 9.01 and Section 9.03 through Section 9.06): the obligations of the Parties set forth in this Article VIII shall survive the Closing until 45 days after the expiration of all applicable statutes of limitation (taking into account extensions thereof); provided,  however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to Sellers’ Representative a written notice asserting a claim for recovery under this Article VIII based on such alleged breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved (for the avoidance of doubt, no claim made pursuant to this Article VIII shall be subject to the limitations in Section 9.04).

Section 8.11       Withholding.  Notwithstanding anything herein to the contrary, Purchaser and any of Purchaser’s Representatives (including, following the Closing, the Company) that has any withholding obligation with respect to any payment made pursuant to this Agreement or any Ancillary Agreement shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement or any Ancillary Agreement to any payee such amounts as Purchaser or any of its Representatives determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Law.  To the extent such amounts are so deducted or withheld, and provided that such amounts are remitted to the appropriate Tax authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the payee to whom such amounts would otherwise have been paid.

Section 8.12       Contingent Consideration.  For U.S. federal and applicable state and local income tax purposes, Purchaser shall report the payment of the Contingent Consideration as an adjustment to the Purchase Price paid in exchange for Membership Interests (and not as compensation for services); provided,  however, that the foregoing shall not apply if the applicable Tax authority determines that such reporting is not permitted.

Section 8.13       Seller Transaction Expenses.  For the avoidance of doubt, all Seller Transaction Expenses that are paid or incurred at Closing pursuant to Section 1.03(c)(ii) will be allocated to Sellers or the Company to the taxable period that ends on or before the Closing Date and, to the extent allowed or allowable under the Code or other applicable Law, shall be deducted on the applicable federal and state income Tax Return(s) for the period ending on the Closing Date.

ARTICLE IX

Indemnification

Section 9.01       Indemnification by Sellers.

(a)         Subject to the limitations set forth herein, from and after the Closing, each Group A Seller shall be, severally (and not jointly), liable for, and shall indemnify and hold harmless each Purchaser Indemnitee against and hold it harmless from, any Losses suffered or incurred by such Purchaser Indemnitee arising out of, resulting from, involving or otherwise in respect of:

(i)          any breach of any representation or warranty (x) contained in Article III or (y) in any certificate delivered by the Company pursuant to Section 6.02(e);

(ii)         any breach by the Company prior to Closing of any covenant or other agreement contained in this Agreement;

(iii)       any Indebtedness of the Company not paid and discharged in full on or prior to the Closing Date and not reflected in the calculation of the Adjusted Closing Cash Consideration;

(iv)        any Seller Transaction Expenses not paid and discharged in full on or prior to the Closing Date and not reflected in the calculation of the Adjusted Closing Cash Consideration; or

(v)         (A) any claim or allegation that any Minority Subsidiary Investor is entitled to any amount other than (x) the amount set forth in the applicable Minority Subsidiary Investor Assignment, (y) the Bona Fide Offer Amount set forth in the Drag-Along Notice sent to such Minority Subsidiary Investor in accordance with Section 5.11, as the case may be (and any

Proceedings related thereto) or (z) the amount set forth in the applicable Redeemed Investor Assignment; (B) any claim made by a Minority Subsidiary Investor contesting the validity of the drag-along thereof in accordance with this Agreement; or (C) any failure of Purchaser to hold, directly or indirectly, all of the issued and outstanding Equity Securities of the Subsidiaries of the Company (other than CDO Restaurant Associates LLC and Flowerchild Holding Company LLC) as of the Closing Date, including any claim or allegation by a Minority Subsidiary Investor of Wildflower Holdings, LLC, FRC Modern Steak Scottsdale LLC, FRC Cityscape II LLC and FC Investors LLC.

(b)         Subject to the limitations set forth herein, from and after the Closing, each Seller shall be, severally (and not jointly), except as otherwise expressly set forth in Section 9.01(d)(i), liable for, and shall indemnify and hold harmless each Purchaser Indemnitee against and hold it harmless from, any Losses suffered or incurred by such Purchaser Indemnitee arising out of, resulting from, involving or otherwise in respect of:

(i)          any breach of any representation or warranty (x) contained in Article II or (y) in any certificate delivered by such Seller pursuant to Section 6.02(e); or

(ii)         any breach by such Seller of any covenant or other agreement contained in this Agreement.

(c)         Without limiting the effect of any of the other limitations set forth in this Agreement and subject to Section 9.01(d), each Seller shall not have any liability:

(i)          for claims for indemnification made exclusively pursuant to Section 9.01(a)(i) or Section 9.01(b)(i) for any individual or series of related Losses which do not exceed $10,000 (which Losses shall not be counted toward the Deductible);

(ii)         for claims for indemnification made exclusively pursuant to Section 9.01(a)(i) or Section 9.01(b)(i) unless the aggregate amount of all Losses for which Sellers would, but for this clause (ii), be liable thereunder exceeds on a cumulative basis an amount equal to $1,000,000 (the “Deductible”), after which Sellers shall be liable for all such Losses in excess of the Deductible; or

(iii)       for claims for indemnification made exclusively pursuant to Section 9.01(a)(i) or Section 9.01(b)(i) in excess of the sum of the aggregate balance in the Indemnity Holdback Amount (the “Cap”).

provided,  however, that the limitations set forth in this clause (c) shall not apply to any claims of, or causes of action arising out of, involving or otherwise in respect of (x) any Fundamental Representation of Sellers or the Company (other than Section 3.18 (Plans), to which the limitations set forth in this clause (c) shall apply), or (y) fraud.  Without limiting the effect of any of the other limitations set forth in this Agreement (including those set forth above), the aggregate liability of a Seller for Losses under Article VIII and Section 9.01 shall not exceed an amount equal to the Purchase Price actually received by such Seller, provided that such limitation shall not apply to any claims of, or causes of action arising out of, involving or otherwise in respect of fraud.

(d)         The amounts available in the Indemnity Holdback Amount shall be security for the indemnity or other payment obligations set forth in Section 8.01(a),  Section 8.01(b) (solely with respect to the indemnity or other payment obligations of Group A Sellers), Section 9.01(a) and Section 9.01(b), and the amounts available in the other portion of the Deferred Payment Holdback Amount shall be security for the payment obligations set forth in Section 1.05(g).  The indemnity or other payment obligations set forth in Section 8.01(a),  Section 9.01(a) and Section 9.01(b) shall be deemed made on (i) a joint and several basis solely to the extent of (x) the Indemnity Holdback Amount and (y) fraud of the Company and (ii) on a several but not joint basis based on each such Seller’s Pro Rata Share thereof to the extent such obligations are in excess of the amounts referenced in the foregoing clause (x) (and in cases in which the foregoing clause (y) does not apply).  The indemnity or other payment obligations set forth in Section 8.01(b) of each Group A Seller may be satisfied from the Indemnity Holdback Amount in an amount up to such Group A Seller’s Group A Pro Rata Share of the Indemnity Holdback Amount, and such indemnity or other payment obligation of each Seller otherwise shall be satisfied by such Seller individually in an amount equal to such Seller’s indemnity or other payment obligations thereunder.  Notwithstanding the immediately two preceding sentences, in the case of (A) any claim for indemnification made pursuant to Section 9.01(b)(i) for a breach of a representation or warranty of any particular Seller set forth in Article II, including, without limitation, as applicable to such Seller(s) obligations under any Ancillary Agreement, or in any certificate delivered by such Seller(s) pursuant to this Agreement, (B) any claim for indemnification pursuant to Section 9.01(b)(ii) for a breach of a covenant by any particular Seller or (C) any claim for indemnification pursuant to Section 8.01(b) for Taxes of any Seller for any period (in any such case, such Seller being referred to herein as the “Responsible Seller” and such claims being referred to herein as the “Seller Specific Claims”), the applicable Purchaser Indemnitee(s) will have the right to (x) except for any claim for indemnification pursuant to Section 8.01(b) for Taxes of any Group B Seller for any period, receive the Losses from the Indemnity Holdback Amount in accordance with Section 9.05(e), in which case each applicable Responsible Seller will be obligated to promptly contribute to the Indemnity Holdback Amount the amount of Losses arising from the breach that are allocable to such Responsible Seller to replenish such portion of the Indemnity Holdback Amount or provide additional funds to the Indemnity Holdback Amount, and (y) pursue the indemnification claim directly against each Responsible Seller responsible for the breach or other claim in accordance with the terms of this Agreement (and each Responsible Seller will be required to indemnify the Purchaser Indemnitees for all Losses arising from such claim against such Responsible Seller for indemnification), in each case subject to the limitations set forth in this Article IX, including Section 9.01(c) (as applicable).

Section 9.02       Indemnification by Purchaser.

(a)         From and after the Closing, Purchaser shall be liable for and shall indemnify and hold harmless each Seller and their respective Representatives (collectively, the “Seller Indemnitees”) against and hold each of them harmless from any Loss suffered or incurred by such Seller Indemnitee arising out of, resulting from, involving or otherwise in respect of:

(i)          any breach of any representation or warranty of Purchaser contained in Article IV or in any certificate delivered by Purchaser pursuant to this Agreement; or

(ii)         any breach by Purchaser or by the Company from and after Closing of any covenant or other agreement contained herein.

(b)         Purchaser shall not have any liability or claims for indemnification made exclusively pursuant to Section 9.02(a)(i):

(i)          unless the aggregate of all Losses for which Purchaser would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to the Deductible, in which event Purchaser shall be liable for all such Losses in excess of the Deductible; or

(ii)         in excess of the Cap;

provided,  however, that the limitations set forth in this clause (b) shall not apply to any claims of, or causes of action arising out of, involving or otherwise in respect of (x) any Fundamental Representation of Purchaser, and for which liability of Purchaser (together with all other liabilities of Purchaser under this Article IX) shall not exceed an amount equal to the Purchase Price, or (y) fraud.

Section 9.03       Calculation of Losses.

(a)         The amount of any Loss for which indemnification is provided under Article VIII or this Article IX shall be net of any amounts actually recovered by the Indemnified Party under any insurance policy with respect to such Loss (net of any related deductible, expenses incurred in securing such recovery or retroactive or other premium adjustments directly attributable thereto) or any indemnity, contribution or other similar payment with respect to such Loss. The Indemnified Parties shall use its commercially reasonable efforts to seek any such insurance recoveries or indemnity, contribution or other similar payments, but seeking such recovery shall not be a condition to indemnification under this Agreement.

(b)         Purchaser and Sellers agree to report each indemnification payment made in respect of any Losses as an adjustment to the Purchase Price for U.S. federal income Tax purposes unless the Indemnified Party determines in good faith that such reporting position is incorrect.

(c)         No Purchaser Indemnitee or Seller Indemnitee, as the case may be, shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Purchaser Indemnitees or Seller Indemnitees, respectively, have already recovered Losses with respect to such matter pursuant to third party insurance policies, or any indemnity, contribution or other similar agreements, as provided in Section 9.03(a) and/or other provisions of this Agreement.

(d)         For purposes of Article VIII or this Article IX, any qualifications in the representations, warranties and covenants with respect to a Company Material Adverse Effect, materiality, material or similar terms (except to the extent such terms are used to qualify descriptions or lists of assets and liabilities and other items required to be disclosed on the Company Disclosure Schedule) shall be disregarded and will not have any effect with respect to the determination of whether or not a breach has, in fact, occurred, or the calculation of the amount of any Losses attributable to a breach of any representation, warranty or covenant set forth in this Agreement (including the Company Disclosure Schedule).

(e)            The amount of any Loss for which indemnification is provided under Article VIII or this Article IX shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss in the taxable year in which such Loss occurs by the Indemnified Party.

(f)             Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only as commercially reasonable to remedy the breach that gives rise to such Loss.

Section 9.04       Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification.  Except in the case of fraud, the representations, warranties, covenants and agreements contained herein shall survive the Closing as follows: (a) the Fundamental Representations shall survive for 45 days after the expiration of the applicable statute of limitations; (b) all other representations and warranties in Article II,  Article III and Article IV shall survive until the date that is three (3) years after the Closing Date; and (c) the covenants to be performed prior to, at or following the Closing shall survive the Closing and remain in full force and effect until performed in accordance with their terms.  Except in the case of fraud, the obligations to indemnify and hold harmless any Party (i) pursuant to Section 9.01(a)(i),  Section 9.01(b)(i) or Section 9.02(a)(i) shall terminate when the applicable representation or warranty terminates in accordance with this Section 9.04, (ii) pursuant to Section 9.01(a)(ii),  Section 9.01(b)(ii) or Section 9.02(a)(ii) shall terminate when the applicable covenant terminates in accordance with this Section 9.04, and (iii) pursuant to the other clauses of Section 9.01(a),  Section 9.01(b) and Section 9.02(a) shall terminate when satisfied or performed in accordance with their terms; provided,  however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have in good faith, before the expiration of the applicable survival period set forth in this Section 9.04, made a claim by delivering a notice of such claim in accordance with Section 9.05 to the Indemnifying Party (and, for the avoidance of doubt, such claim need not be filed in a court or other tribunal prior to the expiration of the applicable survival period).

Section 9.05       Procedures.

(a)         In order for a Purchaser Indemnitee or Seller Indemnitee (as the case may be, the “Indemnified Party”) to assert any claim for indemnification provided for under Section 8.01,  Section 9.01(a),  Section 9.01(b) or Section 9.02(a) in respect of, arising out of or involving a claim made by any Person not a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) promptly in writing of such Third Party Claim (the “Third Party Claim Notice”) (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such Third Party Claim); provided,  however, that (i) failure to give such Third Party Claim Notice shall not affect the indemnification rights and obligations provided hereunder except to the extent that the Indemnifying Party shall have forfeited rights or defenses by reason of such failure, in which case such failure shall constitute a waiver of the rights of the Indemnified Party under this Section 9.05(a) only to the extent of such forfeiture, and (ii) the Indemnified Party shall not be bound by or limited to any estimate of Losses set forth in the Third Party Claim Notice and shall not lose any right to indemnification for any failure to provide such reasonable detail.

(b)         Except for any Special Third Party Claim, if the Indemnifying Party provides written notice to the Indemnified Party within 10 Business Days after receipt of a Third Party Claim Notice in respect of a Third Party Claim, then the Indemnifying Party shall be entitled if it so elects, at its own cost and expense, to participate in the defense thereof and (unless (i) a conflict of interest exists and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim), if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.  If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 9.05(b), (A) the Indemnified Party shall have the right to consult in the defense thereof and to employ counsel, separate from the counsel employed by the Indemnifying Party, at the Indemnified Party’s cost and expense; provided,  however, that the Indemnifying Party shall be liable for the fees, costs and expenses of counsel employed by the Indemnified Party (x) for any period during which the Indemnifying Party has not assumed the defense of such Third Party Claim, or (y) if the joint representation of the Indemnifying Party and the Indemnified Party by a single law firm with respect to such Third Party Claim involves conflicts of interest and the Indemnified Party determines in good faith that joint representation would be inappropriate, (B) the Indemnified Party shall make available to the Indemnifying Party all non-privileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s Representatives and that the Indemnifying Party reasonably requests for the defense of such Third Party Claim, (C) the Indemnified Party shall otherwise reasonably cooperate as requested by the Indemnifying Party in the defense of such Third Party Claim, and (D) the Indemnifying

Party shall not enter into any agreement providing for the settlement or compromise of such Third Party Claim or consent to the entry of a judgment with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (1) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person, (2) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party and does not restrict the Indemnified Party or the conduct of any of its or its Affiliates’ businesses or operations, (3) does not involve or relate to Taxes and (4) completely, finally and unconditionally releases the Indemnified Party and its Representatives in connection with such Third Party Claim.  Any such participation or assumption shall not constitute a waiver by any Party of any attorney-client privilege in connection with such Third Party Claim.  If the consent of Indemnified Party is required pursuant to the foregoing clause (D) and the Indemnified Party fails to provide such consent within ten Business Days after the Indemnifying Party provides a written request therefor, then the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, unless the Indemnified Party’s consent has been reasonably withheld, conditioned or delayed, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If notice is given to an Indemnifying Party of a Third Party Claim in accordance with this Section 9.05(b) and the Indemnifying Party does not, within ten Business Days after such Third Party Claim Notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim in accordance with this Section 9.05, then the Indemnified Party shall control the defense of such Third Party Claim with counsel selected by the Indemnified Party (and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim, but not in duplication of any such amounts claimed by such Indemnified Party as Losses in connection therewith); provided,  however, that the Indemnified Party shall not enter into any agreement providing for the settlement or compromise of such Third Party Claim or consent to the entry of a judgment with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (1) does not lead to any liability or the creation of a financial or other obligation on the part of the Indemnified Party and (2) completely, finally and unconditionally releases the Indemnified Party and its Representatives in connection with such Third Party Claim.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim, but not in duplication of any such amounts claimed by such Indemnified Party as Losses in connection therewith) if (w) the Third Party Claim involves monetary damages in excess of the amount then available as part of the Indemnity Holdback Amount, (x) the Third Party Claim seeks an injunction or other equitable relief or relief other than monetary damages (including a Third Party Claim that would, if adversely determined, restrict such Indemnified Party or the conduct of its or its Affiliates’ business or operations or that would, if adversely determined, be reasonably likely to establish an adverse precedential effect or negative publicity for such Indemnified Party or its Affiliates), (y) the Third Party Claim relates to Taxes that pertains to any Straddle Period or any Tax Period beginning after the Closing Date, or (z) the Third Party Claim is a criminal Proceeding brought by a Governmental Entity or other Person or otherwise involves or seeks any potential criminal liability (each such Third Party Claim described in the preceding clauses (w), (x), (y) and (z) constituting a “Special Third Party Claim”).

(c)         If the Indemnifying Party chooses and is permitted hereunder to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim.  Each Party mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection.  The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d)         In the event any Indemnified Party has a claim against any Indemnifying Party under Section 9.01(a),  Section 9.01(b) or Section 9.02(a) that does not involve a Third Party Claim, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party), including the specific representation, warranty or covenant alleged to be the basis of such claim, and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim) with reasonable promptness after becoming aware of such claim but such to the limitations set forth in Section 9.04;  provided,  however, that (i) failure to give such notice shall not affect the indemnification rights and obligations provided hereunder except to the extent that the Indemnifying Party shall have forfeited rights or defenses by reason of such failure, in which case such failure shall constitute a waiver of the rights of the Indemnified Party under this Section 9.05(d) only to the extent of such forfeiture, and (ii) the Indemnified Party shall not be bound by or limited to any estimate of Losses set forth in such notice and shall not lose any right to indemnification for any failure to provide such reasonable detail.

(e)         If Purchaser desires to make a claim against the Indemnity Holdback Amount pursuant to Article VIII or this Article IX, Purchaser shall provide written notice thereof to Sellers’ Representative (a “Claim Notice”) before the three-year anniversary of the Closing Date (the “Final Release Date”), which Claim Notice shall (i) in reasonable detail state the basis for such claim, and (ii) state the amount being claimed by Purchaser against the Indemnity Holdback Amount (the “Claim Amount”).  Purchaser may set off and apply the Claim Amount against the Indemnity Holdback Amount 30 days following the date on which Purchaser provided Sellers’ Representative the Claim Notice, unless, within such 30-day period, Sellers’ Representative delivers written notice to Purchaser objecting to the Claim Notice and identifying the amount of the Claim Amount which Sellers’ Representative disputes (any such objection notice, an “Indemnity Objection”).  In the event that Purchaser receives an Indemnity Objection, then Purchaser shall set off and apply the portion of the Claim Amount, if any, which is not subject to dispute in the Indemnity Objection against the Indemnity Holdback Amount, and the portion of the Claim Amount that is subject to a dispute in the Indemnity Objection (the “Disputed Portion”) shall remain part of the Indemnity Holdback Amount (and shall not be disbursed to Sellers’ Representative pursuant to Section 1.04) until (x) Purchaser and Sellers’ Representative mutually resolve the Indemnity Objection pursuant to a written agreement, or (y) Purchaser or Sellers’ Representative receives a Final Order with respect thereto.

(f)         The funds included in the Indemnity Holdback Amount shall be distributed as set forth in this Agreement.  Notwithstanding the foregoing, if a Purchaser Indemnitee recovers Losses from the Indemnity Holdback Amount in accordance with the last sentence of Section 9.01(d) and the applicable Responsible Seller fails to replenish the Indemnity Holdback Amount in accordance with such sentence, then the amount of any payment that would otherwise be made to the Responsible Seller in accordance with this Agreement will be reduced dollar for dollar based on the amount of Losses relating thereto that were recovered by the Purchaser Indemnitee against the Indemnity Holdback Amount.  Any other indemnification pursuant to Article VIII and this Article IX shall be effected by wire transfer of immediately available funds by the applicable Indemnifying Party(ies) to an account designated by

Purchaser (with respect to any Purchaser Indemnitee) and Sellers’ Representative (with respect to any Seller Indemnitee) after the determination of the amount thereof, whether pursuant to a Final Order, settlement or agreement among the Parties.  All indemnification payments made (or deemed made) under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by applicable Law.

(g)         No Seller will have any right to reimbursement or contribution from, subrogation to or indemnification from the Company with respect to any indemnification claim of a Purchaser Indemnitee against any Seller under this Agreement or otherwise in connection with this Agreement.  Payments by a Party of amounts for which such Party is indemnified under this Agreement will not be a condition precedent to recovery.

Section 9.06       Exclusive Remedy.  Except (a) in the case of fraud (the Parties’ rights and remedies for which shall not be restricted or otherwise limited hereunder), and (b) the rights and remedies set forth in Section 1.04,  Section 1.05, and Section 10.09, the right of each Party hereto to assert indemnification claims and receive indemnification payments pursuant to Article VIII and this Article IX shall, from and after the Closing Date, be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by any other Party of any covenant, representation, warranty, or otherwise under or relating to this Agreement; provided, that for the avoidance of doubt, nothing in this Agreement (including clause (a) of this Section 9.06) shall be deemed to restrict any Indemnified Party from asserting any indemnification claims and receiving indemnification payments (without giving effect to any limits set forth in Article VIII and this Article IX) pursuant to Article VIII and this Article IX in respect of any claims for fraud.

Section 9.07       No Set Off.  Purchaser shall not have the right to set off the Contingent Consideration Amount, and Brand Sale Consideration or any Adjustment Amount owed to Group A Sellers against any amounts then subject to a pending indemnification claim by a Purchaser Indemnitee pursuant to Article VIII or this Article IX.

ARTICLE X

General Provisions

Section 10.01     Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable by Purchaser, the Company, or any Seller without the prior written consent of Purchaser (in the case of assignment by the Company, or any Seller) or Sellers’ Representative (in the case of an assignment by Purchaser).  Notwithstanding the foregoing, Purchaser may, without the consent of any other Party, assign all or any portion of its rights and obligations hereunder to any Affiliate or Affiliates of Purchaser.  No such assignment shall release Purchaser from any of its obligations hereunder without the consent of Sellers’ Representative.

Section 10.02     No Third-Party Beneficiaries.

(a)         Except as provided in Article VIII and Article IX (including with respect to any Indemnified Party, who shall be considered a third party beneficiary of this Agreement) and the last two sentences of this Section 10.02, this Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns, any legal or equitable rights hereunder.  No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or its Subsidiaries in respect of continued employment (or resumed employment) with Guarantor or its

Subsidiaries, and no provision of this Agreement shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Plan, and nothing in this Agreement will constitute an amendment of any Plan or impose any obligations on Purchaser under any Plan.  The Purchaser Financing Sources shall be express third party beneficiaries of this Section 10.02 and Section 10.06,  Section 10.09,  Section 10.10,  Section 10.11 and Section 10.12, each of such Sections shall expressly inure to the benefit of the Purchaser Financing Sources and the Purchaser Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

(b)         Notwithstanding anything to the contrary contained herein, each Seller hereby irrevocably and unconditionally agrees that none of the Purchaser Financing Sources shall have any liability or obligation to any Seller under or in connection with this Agreement, any commitment letter, engagement letter or definitive financing document (including the Purchaser Loan Agreement) or any of the transactions contemplated hereby or thereby (including with respect to the Purchaser Financing).  Each Seller hereby waives any and all rights or claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Purchaser Financing Sources that may be based upon, arise out of or relate to this Agreement, any commitment letter, engagement letter or definitive financing document (including the Purchaser Loan Agreement) or any of the transactions contemplated hereby or thereby (including the Purchaser Financing), and each Seller agrees not to commence or support a proceeding against any Purchaser Financing Source in connection with this Agreement or any commitment letter, engagement letter or definitive financing document (including the Purchaser Loan Agreement) or any of the transactions contemplated hereby or thereby (including any proceeding related to the Purchaser Financing).  Nothing in this Section 10.02 will limit the rights of Purchaser in respect of the Purchaser Financing under the Purchaser Loan Agreement.  Without limiting the foregoing, no Purchaser Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to any Seller.

Section 10.03     Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by electronic mail (upon confirmation of receipt by recipient) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received as follows:

(i)          if to Purchaser or Guarantor or, following the Closing, the Company,

The Cheesecake Factory Incorporated
26901 Malibu Hills Road

Calabasas Hills, California 91301

Attention:          General Counsel

E-mail:               smay@thecheesecakefactory.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071

Attention:          David Zaheer

Kathleen Wells

E-mail:               david.zaheer@lw.com

kathleen.wells@lw.com

(ii)         if to any Seller, Sellers’ Representative or, prior to Closing, the Company,

Fox Restaurant Concepts LLC

4455 E Camelback Rd, Ste B100

Phoenix, AZ 85018

Attention:          General Counsel

E-mail:               lkim@foxrc.net

with a copy (which shall not constitute notice) to:

Quarles & Brady LLP

Two North Central Avenue
Phoenix, AZ 85004
Attention:          Leonardo Loo

E-mail:               leonardo.loo@quarles.com

Any Party may change the address to which notices, requests, demands, claims and other communications required or permitted hereunder are to be delivered by providing the other Parties with notice thereof in the manner set forth herein.

Section 10.04     Interpretation; Exhibits and Schedules; Certain Definitions.

(a)         The headings contained herein and in any Exhibit or Schedule hereto, the table of contents hereto and the index of defined terms are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part hereof as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined herein.  When a reference is made herein to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  For all purposes of this Agreement, unless otherwise specified herein, (i) “or” shall be construed in the inclusive sense of “and/or”; (ii) words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be construed to include the other gender as the context requires; (iii) the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and Schedules) and not to any particular provision of this Agreement; (iv) the terms “including” and “include” mean “including, without limiting the generality of the foregoing”; and (v) all references herein to “$” or dollars shall refer to United States dollars.  Each representation, warranty, covenant and agreement contained herein shall have independent significance.  Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement.  Except to the extent a shorter time period is expressly set forth herein for a particular cause of action, actions hereunder may be brought at any time prior to the expiration of the longest time period permitted by applicable Law.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any document, list or other item shall be deemed to have been “made available” or “provided” to Purchaser for all purposes of this Agreement only if such document, list or other item was posted no later than two Business Days before the date hereof in the electronic datarooms established by the Company in connection with the Transactions.

(b)         For all purposes hereof:

“4-Wall EBITDA” means, with respect to the Eligible Restaurants open and operating during the Measurement Period, the aggregate earnings before interest, taxes, depreciation and amortization, management fees and general and administrative expenses of such Eligible Restaurants for the Measurement Period.  Notwithstanding the foregoing, if Sellers’ Representative uses a portion of the Deferred Payment Holdback Amount to pay bonuses to the employees of the Company or its Subsidiaries and such bonuses are deducted from 4-Wall EBITDA as a compensation expense, then the amount of such compensation expenses so deducted shall be added back to 4-Wall EBITDA (without duplication of any other amount added back to 4-Wall EBITDA).

“Accounting Firm” means an independent accounting firm of national recognition reasonably acceptable to both Purchaser and Sellers’ Representative.

“Accounting Principles” means the fair presentation and accurate presentation, in all material respects, of the balance sheet and statements of operations, members’ capital and cash flows of the Company in accordance with GAAP but with potential deviations from GAAP in the following areas: minority interest, leases, revenue classification, gift cards and asset impairment.

“Acquisition” has the meaning set forth in Section 1.01.

“Acquisition Transaction” has the meaning set forth in Section 5.03(a).

“Adjustment Amount” has the meaning set forth in Section 1.05(g).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Aggregate TTM 4-Wall Margin” means the quotient of (i) the 4-Wall EBITDA of all Eligible Restaurants for the Measurement Period (or, for purposes of Section 4.03 of Exhibit G, the final day of the applicable Financial Month), divided by (ii) the aggregate Sales of such Eligible Restaurants for the Measurement Period (or, for purposes of Section 4.03 of Exhibit G, the trailing twelve Financial Months ending with the applicable Financial Month).  Aggregate TTM 4-Wall Margin shall be adjusted for new store performances (i.e., reduced by each store’s operating results between the opening of each store and the end of its sixth full Financial Month).

 “Aggregate TTM 4-Wall Margin Floor” means 14%; provided,  however, that if the Aggregate TTM 4-Wall Margin for the Company’s fiscal year ended January 1, 2019 (as calculated based on the GAAP Financial Statements) differs from the Aggregate TTM 4-Wall Margin for such fiscal year (as calculated based on the Financial Statements) and the difference between the two is greater than 50 basis points, then “Aggregate TTM 4-Wall Margin” shall be correspondingly adjusted based on the application of the accounting methods, practices, principles, policies and procedures applied in the GAAP Financial Statements (as opposed to those applied in the Financial Statements).

“Aggregate TTM Sales” means the sum of (i) with respect to Eligible Restaurants open and operating for all of the Measurement Period, the aggregate amount of Sales of such Eligible Restaurants for the Measurement Period and (ii) with respect to Eligible Restaurants that are not open and operating for all of the Measurement Period, the AUV of such Eligible Restaurants.

“Agreement” has the meaning set forth in the Introductory Paragraph.

“Airport License Agreement” means the Supply and License Agreement for Phoenix Sky Harbor International Airport, dated as of December 21, 2011, by and between the Company and Host International, Inc., as amended, modified or supplemented from time to time.

“Allocation Schedule” has the meaning set forth in Section 8.01(a).

“Ancillary Agreements”  means the Assignment Agreement, the Minority Subsidiary Investor Assignments, the Restrictive Covenant Agreement, the Invention Assignment Agreement and the other agreements and instruments executed and delivered pursuant to this Agreement.

“Annual Plan” has the meaning set forth in Exhibit G.

“Approving Party” has the meaning set forth in Exhibit G.

“A&R LLC Agreement” has the meaning set forth in Section 5.13.

“Assignment Agreement” means the Assignment Agreement to be executed and delivered by Purchaser and each of Sellers at the Closing in the form attached hereto as Exhibit D.

“Audited Balance Sheet” has the meaning set forth in Section 3.05(a).

“Audited Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“AUV” means, for each Eligible Restaurant that is open and operating for some (but not all of) the Measurement Period: (i) if such Eligible Restaurant is open and operating for more than three Financial Months during the Measurement Period, the annualized Sales of such Eligible Restaurant based on the average Sales per week of such Eligible Restaurant for the Financial Months it was open and operating during the Measurement Period, or (ii) if such Eligible Restaurant is open and operating for no more than three Financial Months during the Measurement Period, either (A) the average amount of annual Sales per Eligible Restaurant for all Eligible Restaurants of the same brand that are open for the full Measurement Period, or (B) if none of the Eligible Restaurants for such brand are open for the full Measurement Period, the average amount of annual Sales per Eligible Restaurant for all Eligible Restaurants that are open for the full Measurement Period.

“Board Member” has the meaning set forth in Exhibit G.

“Bona Fide Offer Amounts” has the meaning set forth in Section 5.11.

“Brand Sale” means the closing of a transaction or series of related transactions involving the sale of any brand or brands of the Company or any of its Subsidiaries to a third party (including, for the avoidance of doubt, any brand or brands not in existence as of the Closing), excluding the North Italia or

Flower Child brands, including pursuant to (i) any merger, consolidation or business combination; (ii) any sale, transfer or disposition of all or substantially all of the assets related to such brand; or (iii) any other transaction, including the sale of new Equity Securities or a transfer of Equity Securities, of the Company or such Subsidiary, the result of which is that any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquires or holds greater than 50% of the total voting power in the Company or such Subsidiary.  Notwithstanding the foregoing, a “Brand Sale” shall not include (A) a Guarantor Change of Control or (B) any license or franchise agreement or arrangement entered into in the Ordinary Course of Business.

“Brand Sale Agreement” has the meaning set forth in Section 1.07(a).

“Brand Sale Consideration” has the meaning set forth in Section 1.07(c).

“Brand Sale Consideration Calculations” has the meaning set forth in Section 1.07(b).

“Brand Sale Consideration Objection Notice”  has the meaning set forth in Section 1.07(b).

“Brand Sale Consideration Statement” has the meaning set forth in Section 1.07(a).

“Brand Sale Net Proceeds” means, with respect to any Brand Sale, the sale purchase price proceeds for such Brand Sale actually received by Purchaser or its Affiliates at, or after, the closing under a Brand Sale Agreement, net of transaction costs for such Brand Sale, but without regard to holdbacks or escrows.  “Brand Sale Net Proceeds” shall include deferred or contingent consideration (other than holdbacks and escrows) only to the extent actually received by Purchaser or its Affiliates.

“Budget Act” has the meaning set forth in Section 8.04(b).

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law to close in the State of Texas.

“Cake Board Members” has the meaning set forth in Exhibit G.

“Cap” has the meaning set forth in Section 9.01(c)(iii).

“Capital Expenditures Budget” means the budget for replacement, repairs and maintenance set forth on Section 3.08(f) of the Company Disclosure Schedule.

“Cardholder Data” has the meaning set forth in Section 3.10(c).

“Chairman” has the meaning set forth in Exhibit G.

“Claim Amount” has the meaning set forth in Section 9.05(e).

“Claim Notice” has the meaning set forth in Section 9.05(e).

“Closing” has the meaning set forth in Section 1.02.

“Closing Bonus Schedule” has the meaning set forth in Section 5.07(c).

“Closing Bonus Taxes” has the meaning set forth in Section 5.07(c).

“Closing Bonuses” has the meaning set forth in Section 5.07(c).

“Closing Calculations” has the meaning set forth in Section 1.05(c).

“Closing Cash Consideration” has the meaning set forth in Section 1.05(a)(i).

“Closing Consideration Certificate” has the meaning set forth in Section 1.05(a).

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Indebtedness” has the meaning set forth in Section 1.05(b).

“Closing Seller Transaction Expenses” has the meaning set forth in Section 1.05(b).

“Code” means the Internal Revenue Code of 1986, as amended and all regulations or other governmental pronouncements thereunder.  All references to the Code, regulations or other governmental pronouncements shall be deemed to include references to any applicable successor statute, regulations or pronouncements.

“Committee Member” has the meaning set forth in Exhibit G.

“Company” has the meaning set forth in the Introductory Paragraph.

“Company Articles of Organization” means the Articles of Organization of the Company, as filed with the Arizona Corporation Commission pursuant to the Arizona Limited Liability Company Act, as amended from time to time (or any corresponding provision of succeeding Law).

“Company Contracts” has the meaning set forth in Section 3.11(c).

“Company Operating Agreement” means the Amended and Restated Operating Agreement of the Company, effective as of January 1, 2012.

“Company Disclosure Schedule” means the disclosure schedule delivered by Sellers and the Company to Purchaser as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article II and Article III hereof and certain other information called for by this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 3.09(a).

“Company IT Systems” has the meaning set forth in Section 3.10(a).

“Company Lease Party” has the meaning set forth in Section 3.08(b).

“Company Line of Credit” means that certain revolving line of credit by Zions Bancorporation, N.A., d.b.a. National Bank of Arizona available to the Company in an aggregate amount not to exceed $7,000,000.

“Company Material Adverse Effect” means any change, effect, development or circumstance that, individually or when taken together with all other changes, effects, or circumstances that have occurred prior to the date of determination of the occurrence of such change, effect, development or circumstance: (i) is or will, with the passage of time, be reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries

(taken as a whole); provided,  however, that this clause (i) shall not include changes, effects, developments or circumstances to the extent they result from (A) changes in general political, financial market or economic conditions or in the industry in which the Company or any of its Subsidiaries operates generally, (B) natural or man-made disaster or acts of God, sabotage, acts of terrorism or war (whether or not declared) or other outbreak of hostilities or the escalation thereof, (C) changes in Law after the date of this Agreement, (D) changes in GAAP after the date of this Agreement, (E) changes in financial, banking or securities markets in general, including any disruption thereof and, after the date of this Agreement, any decline in the price of any security or any market index or any change in prevailing interest rates, (F) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser or (G) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), but any changes, effects, developments or circumstances resulting from the matters referred to in the foregoing clauses (A) through (E) shall be excluded only to the extent that any change, effect, development or circumstances referred to in such clause would not reasonably be expected to have a materially disproportionate impact on the Company and its Subsidiaries (taken as a whole), as compared to its competitors operating in the same industry; or (ii) would reasonably be expected to prevent or materially impair the consummation of the Transactions.

“Company Products or Services” means all products and services (including restaurant services), including products and services underdevelopment and related documentation developed, manufactured, produced, provided, distributed, marketed, imported for resale, sold, leased, franchised or licensed out by or on behalf of the Company and its Subsidiaries since inception or which the Company and its Subsidiaries intend to develop, manufacture, produce, provide, distribute, market, import for resell, sell, lease, franchise or license out in the future.

“Company Property” has the meaning set forth in Section 3.08(a).

“Company Returns” has the meaning set forth in Section 3.14(a).

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, of or relating to the Company or any of its Subsidiaries, including: (i) internal business information of the Company or any of its Subsidiaries (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company, any of its Subsidiaries or any of their respective customers, distributors, brokers, suppliers and their respective confidential information; (iii) any confidential or proprietary information of any third party that the Company or any of its Subsidiaries has a duty to maintain confidentiality of, or use only for certain limited purposes; (iv) industry research compiled by, or on behalf of the Company or any of its Subsidiaries, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company or any of its Subsidiaries; (v) compilations of data and analyses, processes, recipes, methods, track and performance records, data and data bases relating thereto; and (vi) information related to the Company Intellectual Property.

“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Consent” has the meaning set forth in Section 2.03.

“Contaminant” means (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions, or (ii) any disabling codes or instructions and any

“back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such information technology systems, computers, proprietary information or Company Business Intellectual Property (or any parts thereof) or data or other Software of users.

“Contingent Consideration” has the meaning set forth in Exhibit C.

“Contingent Consideration Amount” has the meaning set forth in Exhibit C.

“Contingent Consideration Calculations” has the meaning set forth in Section 1.06(b)(i).

“Contingent Consideration Objection Notice”  has the meaning set forth in Section 1.06(b)(i).

 “Contingent Consideration Statement” has the meaning set forth in Section 1.06(a).

“Continuing Employees” has the meaning set forth in Section 5.07(a).

“Contract” has the meaning set forth in Section 2.03.

“Convertible Securities” of any Person means any options, warrants, rights, convertible or exchangeable securities, “phantom” unit rights, unit appreciation rights, unit-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any such Person or any of its Subsidiaries is a party or by which such Person or any of its assets is bound (i) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional limited liability company interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any limited liability company interests of or other equity interest in, such Person or into any Voting Debt of such Person, (ii) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of limited liability company interests or other equity interests in such Person.

“D&O Policy” has the meaning set forth in Section 6.02(e)(ii).

“Deductible” has the meaning set forth in Section 9.01(c)(i).

“Deferred Payment Holdback Amount” means an amount equal to $45,000,000, less any amounts set off against the Indemnity Holdback Amount under Section 1.05(g).

“Designating Party” has the meaning set forth in Exhibit G.

“Disputed Brand Sale Consideration Items” has the meaning set forth in Section 1.07(b)(ii).

“Disputed Contingent Consideration Items” has the meaning set forth in Section 1.06(b)(ii).

“Disputed Items” has the meaning set forth in Section 1.05(d).

“Disputed Portion” has the meaning set forth in Section 9.05(e).

“Dormant Subsidiaries” means CDO Restaurant Associates LLC, FRC Modern Steak Scottsdale LLC, FRC Cityscape II LLC, Blanco Guys LLC, FRC 7TH ST III LLC, FRC Blanco LLC, FRC 44TH ST II LLC, FC Wade Park LLC, FC 3RD Street LLC, Project Orange LLC, FRC Balance Lite LLC, FRC BarFly LLC, FRC HR LLC, FRC Boutique – Flatiron LLC, FRC Boutique – Gainey LLC and FRC 7TH ST II LLC.

“Drag-Along Notice” has the meaning set forth in Section 5.11.

“Eligible Restaurants” means the restaurants owned and operated by the Company and its Subsidiaries that are open and operating during the Measurement Period, except for restaurants (i) owned or operated by North Restaurants LLC, Flowerchild Holding Company LLC or their respective Subsidiaries, (ii) otherwise operating under the “North Italia” or “Flower Child” brands, (iii) operating under a brand that is the subject of a Brand Sale for which Purchaser has paid, or is required to pay, Brand Sale Consideration under Section 1.07 or (iii) owned or operated pursuant to the Airport License Agreement.

“Environmental Laws” means any and all Laws relating to: (i) pollution or the protection of natural resources or the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata); (ii) human health and safety, including occupational health and safety; or (iii) any Release or Handling of Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and, with respect to the Company Property in the state of California only, the California Safe Drinking Water and Toxic Enforcement Act of 1986.

“Equity Securities” means (i) in the case of a corporation, capital stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of the Company or any Subsidiary thereof shall mean any entity (whether or not incorporated) that, together with the Company or such Subsidiary, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Indebtedness” has the meaning set forth in Section 1.05(a)(i).

“Estimated Seller Transaction Expenses” has the meaning set forth in Section 1.05(a)(i).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 5.12.

“Excluded Liabilities” has the meaning set forth in Section 5.12.

“Excluded Subsidiaries” means (i) North Investors LLC and its Subsidiaries, (ii) Flying Fox LLC, (iii) FRC Pizza Truck LLC, (iv) FRE LLC and (v) 5B Nashville LLC.

“Exhibit G Provisions” has the meaning set forth in Section 5.13.

“Family” means, with respect to an individual, (i) the individual’s spouse or domestic partner and any former spouses and domestic partners, and (ii) any other individual who is related to the individual or the individual’s spouse (or any former spouse) within the second degree.

“Filing” has the meaning set forth in Section 2.03.

“Final Order” means a final and non-appealable Judgment of a court of competent jurisdiction.

“Final Release Date” has the meaning set forth in Section 9.05(e).

“Financial Month” means the twelve financial reporting periods of the Company in any given Fiscal Year.

 “Financial Statements” has the meaning set forth in Section 3.05(a).

“Fiscal Year” means the fiscal year of Guarantor.

“Fox” means Sam Fox.

“Fox Board Members” has the meaning set forth in Exhibit G.

“FRM” has the meaning set forth in Section 5.15.

“Fundamental Representations”  means the representations and warranties set forth in Section 2.01 (Organization, Standing and Power), Section 2.02 (Authority; Execution and Delivery; Enforceability), Section 2.03 (No Conflicts; Consents), Section 2.04 (The Membership Interests), Section 2.06 (No Brokers), Section 3.01(a),  (c) and (d) (Organization, Standing and Power; Books and Records), Section 3.02(a),  (b),  (c), and (f) (Capitalization), Section 3.03 (Authority; Execution and Delivery; Enforceability), Section 3.04 (No Conflicts; Consents), Section 3.14 (Taxes), Section 3.18 (Plans), Section 3.24 (No Brokers), Section 4.01 (Organization, Standing and Power), Section 4.02 (Authority; Execution and Delivery; Enforceability), Section 4.03 (No Conflicts; Consents) and Section 4.07 (No Brokers).

“Funded Indebtedness” means, at any specified time, with respect to the Company or any of its Subsidiaries, all Indebtedness of such Person, other than (i) $3,000,000 of loans extended by Purchaser or its Subsidiaries to the Company or its Subsidiaries prior to the date hereof that will, at the election of Purchaser, be forgiven or remain outstanding after the Closing, and (ii) any amount outstanding under the Company Line of Credit, to the extent such amounts do not exceed the amount of cash in the bank accounts of the Company and its Subsidiaries as demonstrated with reasonable supporting information provided to Purchaser, in each case, as of 11:59 p.m. on the day immediately preceding the Closing Date.

“Funding Period” has the meaning set forth in Exhibit G.

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.

“GAAP Financial Statements” has the meaning set forth in Section 5.15.

“Governing Board” has the meaning set forth in Exhibit G.

“Governmental Entity” has the meaning set forth in Section 2.03.

“Group A Pro Rata Share” means, with respect to a Group A Seller, the percentage to be mutually agreed by Purchaser and the Company and set forth opposite the name of such Seller on an updated version of Exhibit A delivered prior to the Closing Date under the heading “Group A Pro Rata Share”.

“Group A Seller”  has the meaning set forth in the Introductory Paragraph.

“Group A Seller Proceeding”  has the meaning set forth in Section 8.04(a).

“Group A Sellers Closing Payment” means an amount equal to (i) subject to Section 1.03(d)¸the product of the Closing Cash Consideration and the aggregate Pro Rata Shares of the Group A Sellers, minus (ii) the Deferred Payment Holdback Amount.

“Group B Seller” and “Group B Sellers” has the meaning set forth in the Introductory Paragraph.

“Group B  Pro Rata Share” means, with respect to a Group B Seller, the percentage to be mutually agreed by Purchaser and the Company and set forth opposite the name of such Seller on an updated version of Exhibit A delivered prior to the Closing Date under the heading “Group B Pro Rata Share”.

“Group B Sellers Closing Payment” means an amount equal to, subject to Section 1.03(d)¸ the product of the Closing Cash Consideration and the aggregate Pro Rata Shares of the Group B Sellers.

“Guarantor” has the meaning set forth in the Introductory Paragraph.

“Guarantor Change of Control” means the closing of a transaction or series of transactions, with respect to (i) any merger, consolidation or business combination of Guarantor in which the stockholders of Guarantor immediately prior to such transaction own less than 50% of the total voting power of all voting securities of the surviving entity (or its ultimate parent) outstanding immediately after such transaction; (ii) any sale, transfer or disposition of all or substantially all of the assets of Guarantor and its Subsidiaries (taken as a whole) to another Person that is not an Affiliate of Guarantor; or (iii) any other transaction, including the sale by Guarantor of new Equity Securities or a transfer of Equity Securities of Guarantor, the result of which any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquire or hold greater than a 50% of the total voting power in Guarantor.

“Handling of Hazardous Materials” means the production, use, reuse, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, disposal, arranging for disposal, discharge or other handling or disposition of Hazardous Materials.

“Hazardous Materials” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is described as hazardous, acutely hazardous, or toxic, or using words of similar import or regulatory effect, or is otherwise regulated, under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, mold, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immigration Laws” has the meaning set forth in Section 3.19(g).

“Indebtedness” means, at any specified time, with respect to a Person, without duplication, any of the following (whether or not contingent and including in each case any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (i) all indebtedness for borrowed money or in respect of loans or advances, (ii) all obligations to pay the deferred purchase price of property or services, (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments (including all sums due on early termination and repayment or redemption calculated to such date of determination), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any unpaid costs and expenses, net of tenant improvement allowances not yet received and rent credit not yet used, for “The Henry” located at Coronado, California, (vi) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, (vii)  all liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (viii) to the extent it is a positive number, an amount equal to the unpaid Tax liability of the Company or any of its Subsidiaries with respect to any taxable year or period (or portion thereof) that ends on or before the Closing Date, (ix) any accounts payable or accrued expenses in excess of $15,000 individually or $50,000 in the aggregate that, as of the Closing Date, were more than sixty days past due and (x) any liability of others described in clauses (i) through (viii) above that the Person has guaranteed or that is otherwise its legal liability or secured by any Lien on its assets.  Notwithstanding the foregoing, the “Indebtedness” of the Company and its Subsidiaries shall not include any Indebtedness of any Excluded Subsidiary.

“Indemnified Party” has the meaning set forth in Section 9.05(a)

“Indemnifying Party” has the meaning set forth in Section 9.05(a).

“Indemnity Holdback Amount” means an amount equal to $13,000,000 from the Deferred Payment Holdback Amount, less any amounts set off against the Indemnity Holdback Amount under Article VIII or Article IX.

“Indemnity Objection” has the meaning set forth in Section 9.05(e).

“Intellectual Property” means Intellectual Property Rights.

“Intellectual Property Rights” means any and all intellectual property rights or other rights in or affecting intellectual or industrial property or other proprietary rights, including any and all of the following and all rights in, arising out of, or associated therewith, throughout the world:

(i) patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor (collectively, “Patents”),

(ii) trade names, logos, trade dress, trademarks and service marks, trademark, service mark, trade name, logo, and trade dress registrations, trademark, service mark, trade name, logo and trade dress applications and any and all goodwill associated with and symbolized by the foregoing items (collectively, “Marks”);

(iii) Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses (collectively, “Domain Names”);

(iv) copyrights or other rights related to works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing (collectively, “Copyrights”);

(v) other intellectual property rights and/or industrial property rights with respect to Software, including registrations of such rights and applications to register such rights;

(vi) intellectual property rights and/or industrial property rights with respect to Marks, and all registrations for Marks and applications to register Marks;

(vii) rights of publicity and personality, including all rights with respect to use of any person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials;

(viii) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, know-how, formulae, recipes, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, computer programs, and all hardware, Software and processes;

(ix) all other intangible assets, properties and rights; and

(x) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing paragraphs (i) through (ix), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“Invention Assignment Agreement” means the Invention Assignment Agreement to be executed and delivered by Purchaser and Fox at the Closing in the form attached hereto as Exhibit H.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction, assessment, arbitration award or settlement entered, issued, made or rendered by, or any consent agreement, memorandum of understanding or other Contract with, any Governmental Entity or arbitrator (in each case whether temporary, preliminary or permanent).

“Key Employees” means any employee with a role equivalent or senior to vice president of the Company or any of its Subsidiaries.

“Key Personnel” has the meaning set forth in Section 3.09(e).

“Knowledge of the Company” means the actual knowledge of Fox, Russell Owens, Leezie Kim, Brian Stoll, Amber Haddad, and Alain Ane.

“Law” means any law, statute, rule, code, regulation, restriction, ordinance, Judgment, approval, policy, Permit and license of, or issued by, any Governmental Entity, including, without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building, occupational safety and health codes and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Lease” has the meaning set forth in Section 3.08(a).

“Liability” means any direct or indirect liability, Indebtedness, responsibility, obligation, commitment, expense, fine, penalty, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” means any mortgage, lien, security interest, pledge, bailment (in the nature of a pledge or for purposes of security), deed of trust, reservation, equitable interest, charge, easement, lease, sublease, the grant of a power to confess judgment, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, condition, restriction, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership), encumbrance of any kind, or other similar arrangement or interest in real or personal property.

“Loss” means any loss, Liability, claim, damage, diminution in value, cost or expense, including Taxes and documented legal and other professional fees and expenses and other amounts paid in investigation, defense or settlement of any of the foregoing, whether involving a Third Party Claim or a claim solely between the Parties; provided,  however, that punitive damages are excluded from the definition of Loss, except for amounts actually incurred and due or payable to a third party pursuant to a Third Party Claim.

“Material Supplier” has the meaning set forth in Section 3.21.

“Material Supplier Contracts” has the meaning set forth in Section 3.11(a).

“Measurement Period” means the twelve Financial Months commencing with the Financial Month immediately after the four year anniversary of the Closing Date.

“Membership Interests” means any and all limited liability company interests in the Company, including all of the “Membership Interests” as defined in the Company Operating Agreement.

“Minority Reorganization Payment” means (i) the amount to be paid to the Minority Subsidiary Investors to effect the indirect acquisition by Purchaser of the Equity Securities held by the Minority Subsidiary Investors in the Company’s non-wholly owned Subsidiaries other than the Non‑Dragged Subsidiaries as set forth in Section 5.11,  plus (ii) if applicable, the amount to be paid to all holders of Equity Securities of the relevant Subsidiary (such holders including the Company or its applicable Subsidiary as well as the Minority Subsidiary Investors) pursuant to the exercise of drag-along rights as set forth in Section 5.11,  plus (iii) the amount to be paid to holders of Equity Securities to be redeemed at Closing pursuant to the Subsidiary Redemptions.

“Minority Subsidiary Investors” has the meaning set forth in Section 5.11.

“Minority Subsidiary Investor Assignments” has the meaning set forth in Section 5.11.

“Misconduct Claim” shall include, without limitation: (i) sexual harassment or any other unlawful act of a similar nature; (ii) other acts of a similar nature, whether or not meeting the legal definition of actionable harassment, that could reasonably be expected to bring the Company or any Subsidiary thereof into public contempt or ridicule or be materially injurious to the business or reputation of the Company, its Subsidiaries or any of their respective executives; (iii) if made to a subordinate service provider of the Company or any Subsidiary thereof: (A) sexual advances, (B) lewd or sexually explicit comments, or (C) the sending of sexually explicit images or messages (excluding sexually explicit images or messages that are part of programing of legitimate works for the Company or such Subsidiary); (iv) if made to a person who has not invited such conduct and, at the time, could reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: (A) sexual advances or (B) sexually explicit comments; or (v) retaliatory act for refusing or opposing any of the above.

“Nashville Restaurant Project” means the new restaurant concept whose first location is currently in development at 5th and Broadway in Nashville, Tennessee.

“Non-Dragged Subsidiaries” means, collectively, North Investors LLC, CDO Restaurant Associates LLC, FRC Modern Steak Scottsdale LLC, FRC Cityscape II LLC, Wildflower Holdings, LLC, FC Investors LLC, Host Fox PHX F&B LLC and Flowerchild Holding Company LLC.

“North Italia Escrow Agreement” means the Escrow Agreement, dated of the date hereof, by and among Wells Fargo Corporate Trust Services, the Company, North Investors LLC and TCF California Holding Company, as amended, modified or supplemented from time to time.

“North Italia Operating Agreement” means the Operating Agreement of North Restaurants LLC, dated as of November 14, 2016, by and among the Company, Villa Entertainment Group, LLC, North Investors LLC and TCF California Holding Company, as amended, modified or supplemented from time to time.

“North Italia Option Exercise Agreement” means the Amendment & Option Exercise Agreement, dated as of the date hereof, by and among, North Investors LLC, Villa Entertainment Group, LLC, TCF California Holding Company, Guarantor, Fox, the Company, North Restaurants, LLC, FRC Management, LLC and each of the Persons listed on Exhibit A thereof, as amended, modified or supplemented from time to time.

“North Italia Purchase Agreement” means the Purchase Agreement (North Italia), dated as of November 14, 2016, by and among TCF California Holding Company, Fox, the Company, FRC Management LLC, Villa Entertainment Group, LLC, North Investors LLC, North Restaurants LLC, and each of the Persons listed on Exhibit A thereof, as amended, modified or supplemented from time to time.

“Notice of Disagreement” has the meaning set forth in Section 1.05(c).

“Officer” means each Person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Exhibit G.

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is in compliance with applicable Laws and (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person; and (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) or the holders of Equity Securities of such Person.

“Operating Earnings” means, for any period, the earnings before interest, taxes, depreciation and amortization and general and administrative expenses of the Company and its Subsidiaries (determined on a consolidated basis).

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case, as amended to date.  For example, the “Organizational Documents” of a corporation are its articles of incorporation and by-laws, the “Organizational Documents” of a limited liability company are its articles of organization or certificate of formation and its operating agreement or limited liability company agreement and the “Organizational Documents” of a partnership are its certificate of limited partnership and its partnership agreement.

“Outside Date” has the meaning set forth in Section 7.01(a)(ii).

“Party” (collectively, the “Parties”) has the meaning set forth in the Introductory Paragraph.

“Pass-Through Tax Return” means any income Tax Return filed by, or with respect to, the Company to the extent that (i) the Company is treated as a partnership for purposes of such Tax Return and (ii) the results of the operations reflected on such Tax Return are also reflected on the income Tax Return of the Company’s members or the direct or indirect owners (if any) of the Company’s members.

“Payoff Letters” has the meaning set forth in Section 6.02(e)(v).

“Permits” has the meaning set forth in Section 3.12.

“Permitted Lien” means (i) such Liens as are set forth in Section 3.07 of the Company Disclosure Schedule (all of which, other than leases, subleases and similar Contracts, shall be discharged before or at the Closing), (ii) mechanics’, carriers’, workmen’s, landlords’, repairmen’s or other similar statutory Liens arising or incurred in the Ordinary Course of Business not yet due and payable or that are being contested in good faith and which are not, individually or in the aggregate, material to the business, operations and financial condition of the assets so encumbered of the Company, (iii) Liens for Taxes that are not due and payable, (iv) zoning, building and other similar restrictions regulating the use and occupancy of such Company Property which are not violated by the current use and operation of the Company

Property, (v) Liens in favor of landlords under the Leases that secure the payment of rent and other tenant obligations thereunder, (vi) Liens securing any Purchaser Indebtedness; and (vii) Liens encumbering any Excluded Asset (and no other assets of the Company or its Subsidiaries).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Data” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law or any policy of the Company relating to privacy or personal data, any data or information relating to an identified or identifiable individual natural Person, including any data or information, in any form or media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or used to identify an individual natural Person (e.g., name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, contact preferences, medical, health or insurance information, gender, date of birth, educational or employment information, and marital or other status, behavioral information, vehicle identification number, IP address, cookie identifier, or any other number, data or identifier that would identify an individual natural Person, or such Person’s vehicle, browser, device or activities online).

“Phoenix Boutique Hotel Project” means a boutique hotel company, the first hotel of which Fox is currently developing at the intersection of 44th Street and Camelback in Phoenix, Arizona.

“Plan” means each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States), (ii) employment, consulting, advisor or other service agreement or arrangement, (iii) noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (iv) profits interest unit and each other compensatory unit option, restricted unit, performance unit, unit appreciation, deferred unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (v) savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and each other employee benefit plan, program or arrangement maintained, sponsored or contributed to by the Company or any of Subsidiary thereof or under which the Company or any Subsidiary thereof has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof.

“Privacy Laws” means all applicable Laws, all binding guidance thereunder issued by a Governmental Entity (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Data, including the Federal Trade Commission Act, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act), the CAN-SPAM Act, Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standard (PCI DSS), the General Data Protection Regulation (GDPR), the EU-U.S. Privacy Shield, the Swiss-U.S. Privacy Shield, the California Consumer Privacy Act of 2018 (as applicable), state data breach notification Laws, state data security Laws, state social security number protection Laws, and any Law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing and any and all applicable Laws relating to breach notification in connection with Personal Data.

“Proceeding” means any suit, action (including bankruptcy actions, whether voluntary or involuntary), claim, proceeding, assessment, arbitration, audit, hearing, charge, complaint, demand, dispute, grievance, litigation or investigation (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Pro Rata Share” means, with respect to a Seller, the percentage to be mutually agreed by Purchaser and the Company and set forth opposite the name of such Seller on an updated version of  Exhibit A delivered prior to the Closing Date under the heading “Pro Rata Share”.

“Purchase Price” has the meaning set forth in Section 1.01.

“Purchaser” has the meaning set forth in the Introductory Paragraph.

“Purchaser Financing” means one or more loans or extensions of credit made under the Purchaser Loan Agreement in order to finance in part the payment of the Purchase Price.

“Purchaser Financing Sources” means the agents, arrangers, lenders, issuing banks and other persons that have committed to provide or arrange or otherwise entered into the Purchaser Loan Agreement or otherwise agreed to provide any portion of the Purchaser Financing, together with their respective Affiliates and their and such Affiliates’ respective direct or indirect, former, current or future general and limited partners, officers, directors, employees, controlling persons, agents, representatives, advisors and counsel and their respective successors and assigns.

“Purchaser Indebtedness” means any Indebtedness owed by the Company or any of its Subsidiaries to Purchaser, Guarantor or their respective Affiliates, including Indebtedness of Flowerchild Holding Company LLC or North Restaurants LLC owing to Purchaser, Guarantor or their respective Affiliates pursuant to the Operating Agreement for Flowerchild Holding Company LLC and North Restaurants LLC, respectively.

“Purchaser Indemnitees” has the meaning set forth in Section 8.01.

“Purchaser Loan Agreement” means that certain Third Amended and Restated Loan Agreement, dated as of July 30, 2019, among Purchaser, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated or supplemented from time to time.

“Purchaser Obligations” has the meaning set forth in Section 10.17(a).

“Redeemed Investor Assignments” has the meaning set forth in Section 5.16.

“Redemption Subsidiaries” has the meaning set forth in Section 5.16.

“Registered Company Intellectual Property” has the meaning set forth in Section 3.09(a).

“Related Person” means (i) with respect to any Person that is not an individual, (A) any Affiliate of such Person, (B) any Person that serves as a director, manager, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity), (C) any Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity), (D) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity securities or other equity interests representing at least 10% of the outstanding equity interests (a “Material Interest”) in such Person and (E) any Person in which such Person or an Affiliate of such Person holds a Material Interest and (ii) with respect to any Person that is an individual (A) each other member of such individual’s Family, (B) any Affiliate of such Person, (C) any Person in which such Person or members of such Person’s Family hold (individually or in the aggregate) a Material Interest and (D) any Person with respect to which such Person or one or more members of such Person’s Family serves as a director, manager, officer, partner, executor, or trustee (or in any other similar capacity).

“Release” means any active or passive spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Released Claims” has the meaning set forth in Section 10.14(a).

“Releasee” (collectively, the “Releasees”) has the meaning set forth in Section 10.14(a).

“Representative” means, with respect to any Person, any director, manager, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Residuals” means information in non-tangible form retained in the unaided memory of Sellers who have had access to or worked with Company Confidential Information without conscious attempt by such individual to memorize such information, including ideas, concepts, specifications, processes, formulae, recipes, customers, suppliers, vendors, know-how or techniques contained therein.

“Responsible Seller” has the meaning set forth in Section 9.01(d).

“Restricted Persons” has the meaning set forth in Section 5.05(b).

“Restrictive Covenant Agreement” means those certain Non-Competition, Non-Solicitation and Confidentiality Agreements, dated as of the date hereof, between Guarantor, on the one hand, and each of Fox, Russell Owens, Brian Stoll, Leezie Kim, Alaine Ane, Regan Jasper, and Clint Woods, on the other hand, as each may be amended, modified or supplemented in accordance with its terms.

“RP Subsidiary” means any Subsidiary of the Company identified as a tenant under a Lease on Section 3.08(a) of the Company Disclosure Schedule.

“Sale of the Company” means, other than the Transactions, (i) any sale, lease, transfer, exclusive license or other disposition in a single transaction or series of related transactions of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, (ii) any merger or consolidation in which the Company is a constituent party or a Subsidiary of the Company is a constituent party and the Company issues Equity Securities pursuant to such merger or consolidation; or (iii) any transaction or series of related transactions in which in excess of 50% of the Company’s then-outstanding Equity Securities or any of the Company’s Subsidiaries’ then-

outstanding Equity Securities (if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries) are transferred to a third party.

“Sales” means the gross sales revenue less promotions and discounts, including promotional gift cards distributed without consideration.  The term “gross sales” does not include (i) the amount of any sales Taxes, gross receipt Taxes and other similar Taxes collected from customers with respect to the selling price of goods, merchandise and services and remitted to Governmental Entities, (ii) tips and gratuities payable to, or collected and retained directly by, employees, or collected on behalf of employees and then paid to such employees (i.e., credit card tips and banquet service charges) and (iii) sales of gift certificates, gift or debit cards or electronic certificates.

“Securities Act” has the meaning set forth in Section 4.05.

“Seller” or “Sellers” has the meaning set forth in the Introductory Paragraph.

“Seller Indemnitees” has the meaning set forth in Section 9.02(a).

“Seller Specific Claims” has the meaning set forth in Section 9.01(d).

“Seller Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions or in connection with or in anticipation of any alternative transactions considered by the Company and its Subsidiaries to the extent such costs, fees and expenses are payable or reimbursable by the Company or its Subsidiaries, in each case irrespective of whether any such costs, fees and expenses have been billed prior to the Closing Date or will become payable or be billed on or after the Closing Date, including (i) all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, (iii) 50% of the fees and expenses associated with the D&O Policy, (iv) Sellers’ liability for Transfer Taxes as described in Section 5.06(b), (v) 50% of the HSR Act filing fees, (vi) the Sellers’ Representative Expense Fund, (vii) any transaction bonuses, retention payments, or change of control payments payable by the Company or any of its Subsidiaries, any of its Subsidiaries or any Seller to a service provider of the Company or any Subsidiary thereof as a result of the consummation of the Closing, and (viii) the employer portion of any employment Taxes that are incurred by the Company, its Subsidiaries or its Affiliates in connection with the payment of any amounts described in (vii).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sellers’ Representative Expense Fund” has the meaning set forth in Section 10.18(d).

“Software” means all: (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and other compilations and collections of data or information; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Third Party Claim” has the meaning set forth in Section 9.05(b).

“Statement” has the meaning set forth in Section 1.05(b).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subject Materials” has the meaning set forth in Section 9.05(c).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or managers or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person; provided, that with respect to the Company for purposes of this Agreement (excluding Section 5.03,  Section 5.07 and Section 5.10), the Excluded Subsidiaries shall not constitute Subsidiaries of the Company.

“Subsidiary Redemptions” has the meaning set forth in Section 5.16

“Tax” (and, with correlative meaning, “Taxes”) includes (i) any federal, state, local, foreign, supra-governmental or supranational net income, gross income, gross receipts, windfall profit, severance, real or personal property, production, sales, use, license, excise, franchise, employment, payroll, employee contribution, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, estimated, documentary, transfer, stamp, or environmental tax, fee or emissions credits (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of entities that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax allocation, Tax indemnity or Tax sharing agreement), as a result of being a transferee or successor, or otherwise.

“Tax Return” means any return (including any information return, claim for refund, Tax credit, incentive or benefit, or amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax (including any attached schedule) or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.

“Termination Amount” has the meaning set forth in Section 1.06(e).

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Third Party Claim Notice”  has the meaning set forth in Section 9.05(a).

“Trade Secrets” means trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and confidential information, including all source code, documentation, know how, processes, technology, recipes, formulae, customer lists or data, business and marketing plans, inventions (whether or not patentable) and marketing information.

“Transactions” has the meaning set forth in Section 1.01.

“Transfer Taxes” has the meaning set forth in Section 5.06(b).

“Voting Debt” of any Person, means any bonds, debentures, notes or other Indebtedness of such Person or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Securities of such Person or holders of equity interests in such Person may vote.

“Zinburger Area Development Agreement” means that certain Area Development Agreement, dated as of March 1, 2016, by and between FRC Restaurant Concepts LLC and Bovine Ventures, LLC, as made available to Purchaser.

Section 10.05     Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  The exchange of copies hereof, including signature pages hereto, by facsimile, e‑mail or other means of electronic transmission shall constitute effective execution and delivery hereof as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures transmitted by facsimile, e-mail or other means of electronic transmission shall be deemed to be original signatures for all purposes.

Section 10.06     Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed by Purchaser, the Company and Sellers’ Representative (on behalf of each of Sellers).  By an instrument in writing, Purchaser, Sellers’ Representative (on behalf of any Seller), or the Company may waive compliance by the others with any term or provision hereof that such other Parties were or are obligated to comply with or perform.  No delay or omission by any Party hereto to exercise any right or power under this Agreement or pursuant to Law shall impair such right or power or be construed as a waiver thereof.  A waiver by any Party of any representation, warranty, covenant or condition shall not be construed to be a waiver of any succeeding breach or of any other representation, warranty, covenant or condition.  Notwithstanding the foregoing, the provisions of Section 10.02,  Section 10.06,  Section 10.09,  Section 10.10,  Section 10.11 and Section 10.12 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of Section 10.02,  Section 10.06,  Section 10.09,  Section 10.10,  Section 10.11 and Section 10.12) may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse to the Purchaser Financing Sources without the prior written consent of each Purchaser Financing Source.

Section 10.07     Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement of the parties hereto with respect to the Transactions and supersede all prior agreements among the parties with respect to the Transactions.

Section 10.08     Severability.  If any provision hereof (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 10.09     Enforcement.  The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to seek to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Without limiting the generality of the foregoing and notwithstanding Section 9.06, (a) Sellers and the Company shall be entitled to seek specific performance against Purchaser to enforce and to prevent any breach by Purchaser of its covenants under this Agreement, and (b) Purchaser shall be entitled to seek specific performance against Sellers and the Company to enforce and to prevent any breach by Sellers or the Company of their respective covenants under this Agreement.  Any requirements for the securing or posting of any bond in connection with such remedy are waived.  Each of the Parties hereby irrevocably waives, and agrees not to assert or attempt to assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any Proceeding, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy.  Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, each Seller and the parties hereto hereby explicitly agree that nothing in this Agreement shall require the Purchaser or any of its Affiliates and none of Sellers shall be entitled to seek specific performance, injunctive relief or other equitable remedies to cause Purchaser or any of its Affiliates to enforce their respective rights under the Purchaser Loan Agreement or cause the Purchaser Financing to be funded.

Section 10.10     Consent to Jurisdiction.  Except as otherwise provided in Section 1.05 and Section 1.06, each Party irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, or, if any such court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware), for the purposes of any suit, action or other Proceeding arising out of this Agreement, any Ancillary Agreement, any certificate delivered pursuant hereto or thereto or any Transaction.  Except as otherwise provided in Section 1.05 and Section 1.06, each Party agrees to commence any such action, suit or Proceeding in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, or, if any such court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware).  Notwithstanding the foregoing, any Party hereto may commence an action, suit or Proceeding with any Governmental Entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the first sentence of this Section 10.10.  Each Party further agrees that service of any process, summons, notice or document in the manner described in Section 10.03 (other than by electronic mail) shall be effective service of process for any action, suit or Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.10.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, any Ancillary Agreement or the Transactions in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, or, if any such court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.11     GOVERNING LAW.  THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT) SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW

PRINCIPLES OF SUCH STATE; PROVIDED, THAT, NOTWITHSTANDING THE FOREGOING, ANY DISPUTES INVOLVING THE PURCHASER FINANCING SOURCES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING REGARD TO CONFLICTS OR CHOICE OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 10.12     WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE PURCHASER FINANCING OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY PURCHASER FINANCING SOURCE.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13     Attorneys’ Fees.  If any Proceeding relating to this Agreement or any of the Transactions or the enforcement thereof is brought against any Party, the prevailing Party, if any, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

Section 10.14     Release.

(a)         Effective as of the Closing, each Seller, on behalf of such Seller and each of such Seller’s current or former Related Persons, hereby releases and forever discharges Purchaser, the Company, each other Seller and each of their respective individual, joint or mutual, past, present and future Representatives, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, causes of action and Judgments that any Seller or any of their respective current or former Related Persons now have, have ever had or may hereafter have against the respective Releasees, and from any and all obligations, Contracts, debts, liabilities and obligations that any Releasee now has, has ever had or may hereafter have in favor of any Seller or any of their respective current or former Related Persons, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing Date, including any rights or remedies pursuant to the Company Operating Agreement and any rights to indemnification or reimbursement from the Company or any of its Subsidiaries, whether pursuant to the Company Certificate of Formation, Company Operating Agreement, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date (in each case, other than (i) any obligation of the Company to be performed following the Closing and (A) arising under this Agreement or any Ancillary Agreement or (B) that has been identified as continuing in effect subsequent to the Closing in Section 5.10(a) of the Company Disclosure Schedule, (ii) any obligations of Purchaser and Guarantor arising under this Agreement or any Ancillary Agreement, or (iii) any obligations of any Seller arising under this Agreement or any Ancillary Agreement) (collectively, the “Released Claims”).  Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any Released Claim.  For the avoidance of doubt, no release of any Seller by any other Seller under this Section 10.14 shall impact the rights or remedies of any Purchaser Indemnitee.

(b)         In the event that any provision of this Section 10.14 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 10.14 will remain in full force and effect.  Any provision of this Section 10.14 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.15     Company Disclosure Schedule.  Any disclosure set forth in any section of the Company Disclosure Schedule shall be deemed set forth for purposes of any other section of the Company Disclosure Schedule to which such disclosure is relevant to the extent that it is readily apparent on its face that such disclosure is relevant to such other section of the Company Disclosure Schedule.  The Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Sellers, except as and to the extent expressly provided in this Agreement.  Inclusion of information in the Company Disclosure Schedule shall not be construed as an admission that such information is material to Sellers, the Company or their respective assets, liabilities, financial condition, results, business and/or operations.  The fact that any item of information is contained in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement.  Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement.  Capitalized terms used but not defined in the Company Disclosure Schedule shall have the same meanings given them in this Agreement.

Section 10.16     Representation by Counsel.  Each party hereby represents and agrees that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

Section 10.17     Guarantee.

(a)         As material inducement to the Company and Sellers to enter into this Agreement, the Ancillary Agreements and the Transactions, Guarantor hereby irrevocably and unconditionally guarantees to the Company and each Seller the full and timely payment, performance and satisfaction of each covenant, agreement, obligation and liability of Purchaser arising under this Agreement and each of the Ancillary Agreements (collectively, the “Purchaser Obligations”).  To the fullest extent permitted by applicable Law, Guarantor hereby expressly waives any and all rights and defenses arising by reason of any Law that would otherwise require any election of remedies by the Company or any Seller.  Without limiting the generality of the foregoing, Guarantor hereby expressly waives: (i) notice of the acceptance by the Company or an Seller of this guarantee; (ii) notice of the non-performance of all or any of the Purchaser Obligations; (iii) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, either in respect of Purchaser’s obligations under this Section 10.17(a) or any or all of the Purchaser Obligations; (iv) any defense arising by reason of any claim or defense based upon an election of remedies, including the failure or delay in exercising remedies against Purchaser, by the Company or any Seller which in any manner affects any of its rights to proceed against Guarantor; (v) any defense arising by reason of any modification, termination or release of any of the Purchaser Obligations pursuant to applicable Law; and (vi) any defense arising from the bankruptcy or insolvency of Purchaser.  Guarantor agrees that its liability hereunder shall be primary and direct, not merely of collection and not merely that of a surety, and that neither the Company nor any Seller shall be required to pursue any right or remedy it may have against Guarantor under this Agreement, any of the Ancillary Agreements or otherwise or to first commence any proceeding or obtain any judgment against Purchaser in order to enforce this Section 10.17(a).  In the event that any payment to the Company or any Seller in respect of the Purchaser Obligations is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to the Purchaser Obligations as if such payment had not been made.  This Section 10.17(a) represents a continuing guarantee and shall be binding upon Guarantor until the Purchaser Obligations have been satisfied and (if applicable) indefeasibly paid in full.

(b)         Notwithstanding anything to the contrary contained in Section 10.17(a), the Company and Sellers hereby agree that (i) to the extent Purchaser is relieved of all or any portion of the Purchaser Obligations by full satisfaction thereof on the terms and subject to the conditions set forth in this Agreement or pursuant to any other written agreement with the Company and Sellers, Guarantor shall be similarly relieved of its corresponding obligations under Section 10.17(a), and (ii) Guarantor shall have all defenses to the payment of its obligations under Section 10.17(a) that would otherwise be available to Purchaser under the terms of this Agreement with respect to the Purchaser Obligations.

Section 10.18     Sellers’ Representative.

(a)         Each Seller hereby appoints SWF Posse LLC as Sellers’ Representative of such Seller to act as the agent and on behalf of such Seller for all purposes under this Agreement, including for the purposes of:  (i)  delivery of wire instructions of such Seller to Purchaser in connection with the payments hereunder or under any Ancillary Agreement to Sellers; (ii) review of the Statement, the Contingent Consideration Statement, and the Brand Sale Consideration Statement; (iii) delivering any funds hereunder or under any Ancillary Agreement; (iv) determining whether the conditions to closing in Article VI have been satisfied and supervising the Closing, including waiving any such condition if Sellers’ Representative, in its sole discretion, determines that such waiver is appropriate; (v) taking any action that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the termination hereof in accordance with Article VII; (vi) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the amendment hereof in accordance with Section 10.06; (vii) accepting notices on behalf of such Seller in accordance with Section 10.03; (viii) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Company or such Seller in accordance with Section 5.06; (ix) executing and delivering, in Sellers’ Representative’s capacity as the representative of such Seller, any and all notices, documents or certificates to be executed by Sellers’ Representative, on behalf of such Seller, in connection with this Agreement, the Ancillary Agreements and the Transactions; (x) granting any consent or approval on behalf of such Seller under this Agreement, including any amendment, waiver or modification under this Agreement; (xi) allocating Seller Transaction Expenses in accordance with Section 1.03(d); (xii) (A) disputing or refraining from disputing, on behalf of such Seller, any claim made by Purchaser under this Agreement or any Ancillary Agreement, (B) negotiating and compromising, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any Ancillary Agreement, and (C) executing, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (xiii) engaging attorneys, accountants, agents or consultants on behalf of such Seller in connection with this Agreement Ancillary Agreement, and paying any fees related thereto; and (xiv) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement or any Ancillary Agreement to be performed by such Seller or by Sellers’ Representative on behalf of such Seller.  As the representative of Sellers, Sellers’ Representative shall act as the agent for all Sellers and shall have authority to bind each Seller in accordance with this Agreement, and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon 10 days’ prior written notice to Purchaser.

(b)         Each Seller hereby appoints Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the Transactions, granting unto said attorney-in-fact and agent full power and authority to make, execute or sign, acknowledge, deliver, record, file and/or publish any and all documents, agreements, instruments and certificates contemplated by this Agreement, the Ancillary Agreements and the Transactions and to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Membership Interests and the other Transactions as fully to all intents and purposes as such Seller might or could do in person.  This special power of attorney is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death or legal incapacity of such Seller.  The undersigned hereby empowers Sellers’ Representative acting pursuant hereto to determine in its sole discretion the time when, purpose for and manner in which any power herein conferred upon it shall be exercised, and the conditions, provisions and covenants of any instruments or documents that may be executed by it pursuant hereto.

(c)         Neither Sellers’ Representative nor any agent employed by it shall incur any liability to any Seller relating to the performance of its duties under this Agreement for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of Sellers (or any of them), except in the case of Sellers’ Representative’s gross negligence, actual fraud or willful misconduct.  Sellers’ Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by Sellers’ Representative hereunder in good faith and in accordance with the advice of such counsel.

(d)         Each Seller hereby irrevocably agrees, severally and not jointly, to indemnify, defend and hold Sellers’ Representative harmless from, and to bear such Seller’s Pro Rata Share of, any Loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by Sellers’ Representative without gross negligence or fraud on the part of Sellers’ Representative, in connection with the performance of its duties, or arising out of, or in connection with, any action or decision taken or made on behalf of any Seller by Sellers’ Representative within the scope of Sellers’ Representative’s duties under this Section 10.18, and to be bound by all actions taken by Sellers’ Representative in its capacity as such within the scope of Sellers’ Representative’s duties under this Section 10.18;  provided,  however, that only the Group A Sellers shall bear their respective Group A Pro Rata Share of any Accounting Firm fees or expenses incurred by Sellers’ Representative pursuant to Section 1.06(b)(iii) or Section 1.07(b)(iii).  In no event will Sellers’ Representative be required to advance its own funds on behalf of Sellers or otherwise.  Sellers acknowledge and agree that the foregoing indemnities will survive the resignation or disqualification of Sellers’ Representative or the termination of this Agreement.  Upon the Closing, Purchaser will wire $250,000 (the “Sellers’ Representative Expense Fund”) to Sellers’ Representative, which will be used for the purposes of paying directly, or reimbursing Sellers’ Representative for, any third party expenses pursuant to this Agreement and any agreements ancillary hereto.  Sellers will not receive any interest or earnings on the Sellers’ Representative Expense Fund and irrevocably transfer and assign to Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings.  Sellers’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or fraud.  Sellers’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  Contemporaneous with or as soon as practicable following the completion of Sellers’ Representative’s duties, Sellers’ Representative will deliver the balance of the Expense Fund to Sellers in accordance with this Agreement.  Sellers’ Representative may resign from its capacity as Sellers’ Representative at any time by no less than 10 days’ prior written notice delivered to Purchaser.  Upon the disqualification or resignation of Sellers’ Representative, a successor Sellers’ Representative shall be promptly appointed (and in no event later than 15 days) by Sellers who, together, constitute a majority of the aggregate Pro Rata Shares of Sellers who shall succeed Sellers’ Representative as “Sellers’ Representative” hereunder.

(e)         Each Seller hereby acknowledges and agrees that it shall have no right to enforce any provision of this Agreement or bring a claim hereunder directly, and all such rights of enforcement or claims may be brought solely by Sellers’ Representative (on behalf of any Seller).

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[Signature Pages to Follow]

IN WITNESS WHEREOF, Sellers, the Company, Guarantor, Purchaser and Sellers’ Representative have duly executed this Agreement as of the date first written above.

PURCHASER:

The Cheesecake Factory Restaurants, Inc.

By:	/s/ David Overton
Name:	David Overton
Title:	President and Chief Executive Officer

COMPANY:

Fox Restaurant Concepts LLC

By: FRC Management LLC Its: Manager

By:	/s/ Samuel Fox
Name:	Samuel Fox
Title:	Manager

[Signature Page to Membership Interest Purchase Agreement]

GROUP A SELLERS:

/s/ Leezie Kim
Name: Leezie Kim

[Signature Page to Membership Interest Purchase Agreement]

GROUP A SELLERS:

/s/ Clint Woods
Name: Clint Woods

[Signature Page to Membership Interest Purchase Agreement]

GROUP A SELLERS:

/s/ Samuel Fox
Name: Samuel Fox

[Signature Page to Membership Interest Purchase Agreement]

GROUP A SELLERS:

/s/ Emily Fox
Name: Emily Fox

[Signature Page to Membership Interest Purchase Agreement]

GROUP A SELLERS:

Russell Owens Revocable Trust

By:	/s/ Russell Owens
Name:	Russell Owens
Title:	Trustee

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

/s/ Robert Affholder
Name: Robert Affholder

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

Burton & Nancy Kinerk Revocable Trust

By:	/s/ Burton Kinerk
Name:	Burton Kinerk
Title:	Trustee

By:	/s/ Nancy Kinerk
Name:	Nancy Kinerk
Title:	Trustee

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

/s/ Ronald Stoll
Name: Ronald Stoll

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

/s/ Brian Stoll
Name: Brian Stoll

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

Robert Staley Trust DTD March 14, 1980

By:	/s/ Robert Staley
Name:	Robert Staley
Title:	Trustee

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

/s/ Peter Evans
Name: Peter Evans

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

/s/ Michael Franks
Name: Michael Franks

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

/s/ Pamela Affholder
Name: Pamela Affholder

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

/s/ Dan Clay
Name: Dan Clay

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

/s/ Alain Ane
Name: Alain Ane

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

/s/ Christopher Christian
Name: Christopher Christian

[Signature Page to Membership Interest Purchase Agreement]

GROUP B SELLERS:

/s/ Regan Jasper
Name: Regan Jasper

[Signature Page to Membership Interest Purchase Agreement]

Solely for the limited purposes set forth herein, GUARANTOR:

The Cheesecake Factory Incorporated

By:	/s/ David Overton
Name:	David Overton
Title:	Chief Executive Officer

Solely in its capacity as SELLERS’ REPRESENTATIVE:

SWF Posse LLC

By:	/s/ Samuel Fox
Name:	Samuel Fox
Title:	Manager

[Signature Page to Membership Interest Purchase Agreement]